                                                      REGISTRATION NO. 333-23519

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          VESTCOM INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW JERSEY                             7389                             22-3477425
    (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                            1100 VALLEY BROOK AVENUE
                          LYNDHURST, NEW JERSEY 07071
                                 (201) 935-7666
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  JOEL CARTUN

                                   PRESIDENT
                          VESTCOM INTERNATIONAL, INC.
             1100 VALLEY BROOK AVENUE, LYNDHURST, NEW JERSEY 07071
                                 (201) 935-7666
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                ALAN WOVSANIKER, ESQ.                                DAVID W. POLLAK, ESQ.
                LAURA R. KUNTZ, ESQ.                                HOWARD L. SHECTER, ESQ.
  LOWENSTEIN, SANDLER, KOHL, FISHER & BOYLAN, P.A.                MORGAN, LEWIS & BOCKIUS LLP
                65 LIVINGSTON AVENUE                                    101 PARK AVENUE
             ROSELAND, NEW JERSEY 07068                          NEW YORK, NEW YORK 10178-0060
                   (201) 992-8700                                       (212) 309-6000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------
                                                                                   PROPOSED
                                                                  PROPOSED         MAXIMUM
TITLE OF EACH CLASS                                               MAXIMUM         AGGREGATE
OF SECURITIES TO BE                            AMOUNT TO BE    OFFERING PRICE      OFFERING        AMOUNT OF
REGISTERED                                    REGISTERED(1)     PER UNIT(2)        PRICE(2)     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, no par value.................. 4,427,500 shares      $13.00        $57,557,500       $17,442(3)
================================================================================================================


(1) Includes 577,500 shares issuable upon exercise of the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933.

(3) Previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                    SUBJECT TO COMPLETION, DATED MAY 8, 1997

                                3,850,000 SHARES
                          VESTCOM INTERNATIONAL, INC.
                                  COMMON STOCK
                            ------------------------
       All of the shares of the Company's Common Stock (the "Common Stock")
offered hereby (the "Shares") are being sold by Vestcom International, Inc. (the "Company").

     Prior to the Offering, there has been no public market for the Company's Common Stock. It is anticipated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     The Company has applied for listing of the Common Stock on the Nasdaq National Market under the symbol "VESC."

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=================================================================================================
                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                         PUBLIC             DISCOUNT(1)          COMPANY(2)
-------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
Total(3)..........................           $                   $                    $
=================================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2) Before deducting expenses of the Offering payable by the Company estimated at $2.0 million.

(3) The Underwriters have been granted an option, exercisable within 30 days from the date hereof, to purchase up to 577,500 additional shares of Common Stock at the Price to Public per share, less the Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."
                            ------------------------

     The Shares are offered severally by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates representing the Shares will be made
against payment on or about             , 1997 at the office of Oppenheimer &
Co., Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281.

                            ------------------------
OPPENHEIMER & CO., INC.                       PRUDENTIAL SECURITIES INCORPORATED
                The date of this Prospectus is           , 1997.

                       [COMPANY GRAPHICS TO BE INSERTED]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     Concurrently with the consummation of the offering made hereby (the "Offering"), Vestcom plans to acquire, in separate transactions (collectively, the "Acquisitions"), in exchange for consideration including shares of its Common Stock, seven companies which provide computer output and document management services (collectively, the "Founding Companies"). Unless otherwise indicated by the context, references herein to "Vestcom" mean Vestcom International, Inc. and to the "Company" mean Vestcom and the Founding Companies. Vestcom currently has no business operations other than activities relating to the Acquisitions. Unless otherwise indicated, all references to the business of the Company refer to the businesses of the Founding Companies as they are currently being conducted on an independent basis.



     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and pro forma financial information, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all financial information, share and per share data in this Prospectus (i) give effect to the Acquisitions, (ii) assume no exercise of the Underwriters' over-allotment option, (iii) assume no exercise of stock options to purchase shares of the Company's Common Stock which have been or will be granted prior to or immediately after the Offering under the Company's stock option plan and (iv) assume that the initial public offering price is $12.00 per share, the mid-point of the range set forth on the cover of this Prospectus. In addition, all earnings per share and pro forma book value per share calculations contained in this Prospectus assume that fifty percent (50%) of all shares of Common Stock which may be issued pursuant to certain earn-out provisions contained in the acquisition agreements pertaining to four Founding Companies will have been issued, consistent with management's current estimate of the percentage of the earn-outs that are reasonably likely to be achieved. See "Certain
Transactions -- Organization of the Company -- Acquisitions" and "-- Canadian Acquisition."


                                  THE COMPANY

     Vestcom was incorporated in September 1996 to create an international provider of computer output and document management services. The Company plans to achieve this goal by acquiring companies that provide similar and complementary services in the highly fragmented computer output and document management services industry. Upon the consummation of the Offering, Vestcom will concurrently acquire seven computer output and document management services companies servicing various markets in the Northeast, Midwest and Southeast regions of the U.S. and in the Province of Quebec, Canada. The Company intends to operate on a decentralized basis with each acquired company's local management continuing to exercise responsibility for customer relationships and day-to-day operating decisions. Each acquired company will be supported by marketing and product development programs, financial controls and operating systems provided by Vestcom.

     The seven Founding Companies provide a number of value-added services including (i) the production and distribution of time-sensitive computer-generated documents on paper, compact disc, microfiche, microfilm and labels, (ii) demand publishing, (iii) mailing services, (iv) marketing materials fulfillment and (v) forms management. Applications of Vestcom's services include printing and mailing of computer-generated brokerage statements, invoices, cellular telephone bills, management reports and supermarket point-of-purchase shelf labels. These services are primarily offered to large corporations on a repetitive (e.g., daily, weekly, monthly, quarterly) basis and typically result in a recurring source of revenue.

     The Company believes that the computer output and document management market that the Company services was over $20 billion in 1996. Industry sources have estimated that the North American market for outsourcing of the production and distribution of computer-generated documents was $5 billion in 1996 and will grow to approximately $14 billion by the year 2000. Vestcom further believes that over 5,000 companies currently are in the computer output and document management services industry with fewer than 100 companies having revenues in excess of $10 million. By consolidating several regional companies, the Company believes it will be positioned to gain a greater market share through the provision of cost-effective, technologically advanced computer output services in the U.S. and portions of Canada (and eventually on a broader international scale).

     The Company's strategy of becoming a leading international provider of computer output and document management services includes the following:

     - Provide a broad range of high quality computer output and document management services at competitive costs from multiple locations

     - Capitalize on cross-selling opportunities to expand the range of services provided to existing customers as well as to broaden the Company's customer base

     - Provide complete outsourcing solutions for customers by assuming most of the document output and distribution responsibilities previously performed by the customers' in-house operations

     - Operate with a decentralized management philosophy to provide personalized customer service and a motivating environment for employees

     - Achieve cost savings through consolidation and economies of scale by: (i) consolidating a number of administrative functions; (ii) combining the purchasing of such items as materials and supplies, equipment maintenance and employee benefits; (iii) reducing or eliminating redundant functions and facilities; and (iv) sharing production through a communications network to maximize equipment utilization and to speed delivery

     Vestcom intends to grow through the acquisition of companies with similar or complementary businesses in new geographic markets, by making tuck-in acquisitions within its existing markets, by cross-selling its various services among the clients of the Founding Companies and of other acquired companies and by acquiring the in-house computer output centers of targeted corporations. The Company believes that it will be an attractive acquiror of other computer output and document management services companies due to its strategy of retaining the management of acquired companies and offering members of such management the opportunity to become stockholders of Vestcom.

     The Company believes that the consolidation of computer output and document management services businesses will provide it with a significant competitive advantage over existing smaller competitors and will permit it to take advantage of the significant increase in outsourcing of computer output and document management services. As the Company increases its presence in certain geographic markets, it expects to be able to capitalize on its existing client relationships, technical expertise, additional operating efficiencies, enhanced marketing initiatives and national account programs.

                                  THE OFFERING

Common Stock offered by the Company..........  3,850,000 shares
Common Stock to be outstanding after the
  Offering(1)................................  7,997,303 shares
Use of proceeds..............................  To pay the cash portion of the purchase price for the Founding Companies, to repay certain
                                               indebtedness of Vestcom and of the Founding
                                               Companies, to pay certain fees in connection
                                               with the Acquisitions and for general
                                               corporate purposes, which are expected to
                                               include future acquisitions.
Proposed Nasdaq National Market Symbol.......  VESC

---------------
(1) The number of shares to be outstanding on completion of the Offering excludes (x) up to an aggregate of 903,971 additional shares which may be issued in connection with the Acquisitions of four Founding Companies pursuant to certain earn-out provisions if specified revenue and earnings thresholds are achieved, (y) 577,500 shares issuable upon exercise of the Underwriters' over-allotment option and (z) 700,000 shares of Common Stock reserved for issuance under the Company's 1997 Equity Compensation Program (the "Stock Option Plan"). See "Certain Transactions -- Organization of the Company -- Acquisitions" and "-- Canadian Acquisition" and
    "Management -- Stock Option Plan."

                                    RISK FACTORS

     An investment in the Shares being offered by this Prospectus involves a high degree of risk. See "Risk Factors."

                        SUMMARY PRO FORMA FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Vestcom will acquire the Founding Companies concurrently with and as a condition to the consummation of the Offering. The following summary unaudited pro forma financial data present certain data for the Company, as adjusted for
(i) the effects of the Acquisitions on an historical basis, (ii) the effects of certain pro forma adjustments to the historical financial statements and (iii) the consummation of the Offering. See "Selected Financial Data" and the Unaudited Pro Forma Financial Statements and the notes thereto included elsewhere in this Prospectus.


                                                                                 PRO FORMA(1)
                                                                               -----------------
                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1996
                                                                               -----------------
STATEMENTS OF OPERATIONS DATA (UNAUDITED):
  Revenues...................................................................      $  65,287
  Gross profit...............................................................         21,865
  Selling, general and administrative expenses(2)............................        (15,029)
  Goodwill amortization(3)...................................................         (1,112)
                                                                                    --------
  Income from operations.....................................................          5,724
  Other, net.................................................................            190
                                                                                    --------
  Income before provision for income taxes...................................          5,914
  Provision for income taxes.................................................          2,810
                                                                                    --------
  Net income.................................................................      $   3,104
                                                                                    ========
  Net income per share.......................................................      $     .37
                                                                                    ========
  Shares used in computing pro forma net income per share(4).................      8,449,657
                                                                                    ========



                                                                          DECEMBER 31, 1996
                                                                   --------------------------------
                                                                                       PRO FORMA
                                                                   PRO FORMA(1)     FOR OFFERING(5)
                                                                   ------------     ---------------
BALANCE SHEET DATA (UNAUDITED):
  Working capital................................................    $(20,177)(6)       $16,294
  Total assets...................................................      65,974            74,875
  Total debt, including current portion..........................      13,601                --
  Stockholders' equity...........................................      14,506            55,751


---------------
(1) The pro forma statements of operations data and the pro forma balance sheet data assume that the Acquisitions were consummated on January 1, 1996 and December 31, 1996, respectively, and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. The pro forma financial information treats Comvestrix Corp., one of the Founding Companies, as the accounting acquiror for financial statement purposes, and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(2) The pro forma statements include the effect of certain reductions in compensation to the former owners of the Founding Companies to which they have agreed commencing on the consummation of the Offering. See Note 5 to the Unaudited Pro Forma Financial Statements.

(3) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 30-year period and computed on the basis described in
    Note 5 to the Unaudited Pro Forma Financial Statements.


(4) Consists of (i) 1,295,192 shares issued to the initial investors in Vestcom,
    (ii) 2,852,111 shares to be issued as consideration in the Acquisitions,
    (iii) the 3,850,000 shares offered hereby, (iv) an aggregate of 451,986 additional shares, representing 50% of the maximum number of shares which may be issued in connection with the Acquisitions of four Founding Companies pursuant to certain earn-out provisions and (v) 368 shares assumed for accounting purposes only to have been issued to compensate for the issuance of shares for consideration lower than the assumed initial public offering price. See Note 5 to the Unaudited Pro Forma Financial Statements.


(5) Reflects the consummation of the Offering and the Company's application of the estimated net proceeds therefrom, including the repayment of certain indebtedness. See "Use of Proceeds."

(6) Includes $18.4 million payable to the stockholders of the Founding Companies in connection with the Acquisitions.

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA
                                 (IN THOUSANDS)

     The following table presents summary data for each of the Founding Companies (see "The Company" for the complete names of each Founding Company) for the three most recent fiscal years.


                                                                      YEAR ENDED DECEMBER
                                                                         31,(1)(2)(3)
                                                                -------------------------------
                                                                 1994        1995        1996
                                                                -------     -------     -------
COMVESTRIX
  Revenues....................................................  $16,606     $19,298     $21,447
  Income from operations......................................      280       1,635       1,834
DMS
  Revenues....................................................  $ 8,504     $ 9,423     $13,360
  Income from operations......................................      425       1,080         687
IMAGE
  Revenues....................................................  $ 8,628     $ 8,062     $ 9,034
  Income (loss) from operations...............................      186         (52)        339
EIS
  Revenues....................................................  $ 4,454     $ 5,259     $ 7,624
  Income (loss) from operations...............................      102         178        (489)
COS INFORMATION
  Revenues....................................................  $ 3,365     $ 3,914     $ 4,987
  Income (loss) from operations...............................      (11)        168         441
COMPUTER OUTPUT
  Revenues....................................................  $ 2,192     $ 3,542     $ 4,855
  Income from operations......................................       51         117         528
MYSTIC
  Revenues....................................................  $ 3,040     $ 3,393     $ 4,065
  Income from operations......................................      221         315         310


---------------
(1) Does not reflect the effects of pro forma adjustments, including certain reductions in compensation to the former owners of the Founding Companies to which they have agreed commencing on the consummation of the Offering.


(2) The following Summary Individual Founding Company Financial Data are unaudited: all data for Mystic; 1994 data for EIS and COS Information; and 1995 data for EIS.


(3) Data for COS Information are presented for the twelve months ended July 31, 1994, 1995 and 1996.

                                  RISK FACTORS

     An investment in the Shares being offered by this Prospectus involves a high degree of risk. In addition, this Prospectus contains forward-looking statements which involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Industry Overview," "Business -- Services," "Business -- Business Strategy,"
"Business -- Acquisition Strategy," "Business -- Sales and Marketing" and "Business -- Customers," as well as in this Prospectus generally. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the Shares.

ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATION

     Vestcom has conducted no operations to date other than in connection with the Offering and the Acquisitions of the Founding Companies. See "The Company" and "Certain Transactions." The Founding Companies have operated, and will continue to operate prior to the consummation of the Acquisitions, as separate, independent businesses. Consequently, the historical and pro forma financial information herein may not be indicative of the Company's financial condition and future operating results. Until the Company establishes centralized accounting and other administrative systems, it will rely on the separate systems of the Founding Companies. The success of the Company will depend, in part, on the extent to which the Company is able to centralize these functions, eliminate the unnecessary duplication of other functions and otherwise integrate the Founding Companies and such additional businesses as the Company may acquire into a cohesive, efficient enterprise. No assurance can be given that the Company's senior management group, which has been recently formed and is not yet complete, will be able to manage effectively the combined entity or implement the Company's acquisition or operating strategy. See "Reliance on Key Personnel."

     A number of the Founding Companies offer different services, utilize different capabilities and technologies and target different geographic markets. While the Company believes that there are substantial potential opportunities as a consequence of integrating these businesses, these differences increase the difficulties involved in successfully completing such integration. Further, there can be no assurance that the Company's strategy to become a leading provider of computer output and document management services will be successful, or that the Company's target customer segments will accept the Company as a provider of such services. In addition, there can be no assurance that the operating results of the Company will match or exceed the combined individual operating results achieved by the Founding Companies prior to their acquisition.

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

     The Company intends to expand its operations through the acquisition of additional businesses which provide computer output and document management services. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial difficulties. Further, acquisitions may involve a number of special risks, including adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel, risks associated with unanticipated events and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, if competition for acquisition candidates develops or increases, the cost of acquiring businesses could increase materially. Unfavorable developments at a single acquired company could have a material adverse impact on the reputation and business of the Company as a whole. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenues and earnings. The inability of the Company to implement and manage its acquisition strategy successfully may have an adverse effect on the business or future prospects of the Company. See "Business -- Acquisition Strategy."

NEED FOR ADDITIONAL FINANCING

     The Company currently intends to use its Common Stock for a portion of the consideration to be paid in future acquisitions. The extent to which the Company will be able or willing to use its Common Stock for this purpose will depend on its market value from time to time and the willingness of potential acquisition candidates to accept Common Stock as part of the consideration for the sale of their businesses. If the Company is unable to use its Common Stock to make future acquisitions, the Company may be required to use more of its cash resources, if available, to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through additional debt or equity financing. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, it will be available on terms the Company deems acceptable. As a result, the Company might be unable successfully to implement or manage its acquisition strategy, which may have an adverse effect on the business or future prospects of the Company. See "Business -- Acquisition Strategy."


     Approximately $18.4 million of the net proceeds of the Offering will be used by the Company to pay the cash portion of the acquisition prices for the Founding Companies. Management currently estimates that an additional $1.4 million of the net proceeds will be used to pay deferred purchase prices which may be earned over the next one to two years if the applicable revenue and earnings thresholds of certain of the Founding Companies are achieved, although this amount can vary from zero to a maximum of $2.8 million in cash, plus additional shares of Vestcom's Common Stock. See "Certain
Transactions -- Organization of the Company -- Acquisitions." The Company will also use $13.6 million to repay existing debt of the Founding Companies and Vestcom. The Company will also need additional funds to implement its acquisition and internal growth strategies. The Company has received a commitment letter from a bank for a $30 million credit facility (which includes a $5 million line to be used solely for equipment financing), subject to the consummation of the Offering and the satisfaction of various other conditions. The Company intends to use this credit facility for working capital and other general corporate purposes, which may include future acquisitions. There can be no assurance, however, that this or any other line of credit will be obtained or will be sufficient for the Company's needs or that, if any other line is offered, it will be on terms that are acceptable to the Company. See "Use of Proceeds" and "Business -- Acquisition Strategy."


PROCEEDS OF OFFERING PAYABLE TO THE FOUNDING COMPANIES AND INITIAL INVESTORS


     Vestcom will use the net proceeds of the Offering and cash available from the Founding Companies to meet its cash requirements relating to the consummation of the Acquisitions. In connection with the consummation of the Acquisitions, Vestcom will pay, subject to possible adjustments, approximately $18.4 million in cash to the stockholders of the Founding Companies for the stock of the Founding Companies. Up to a maximum of an additional $2.8 million of the net proceeds may be used to pay deferred purchase prices. Certain of the stockholders of the Founding Companies will become directors of the Company and/or executive officers of subsidiaries of the Company. The Company will also use $13.6 million to repay existing debt of the Founding Companies (including amounts owed to certain stockholders of the Founding Companies and amounts owed to financial institutions that are personally guaranteed by certain stockholders of the Founding Companies) and Vestcom. No assurance can be given that the net proceeds of the Offering will be sufficient to meet the Company's requirements for working capital expenditures and for potential acquisitions after repaying such debt and paying the cash portion of the purchase price for the Acquisitions. See "Use of Proceeds" and "Certain Transactions."


COMPETITION

     The services provided by the Company are highly competitive. A significant source of competition is the in-house capability of the Company's target customer base. There can be no assurance that these businesses will outsource more of their computer output and document management needs or that such businesses will not bring in-house services that they currently outsource. In addition, with respect to those services that are outsourced, the Company competes with a variety of competitors, many of which have substantially greater financial resources than the Company. A number of the Company's current suppliers of equipment and services are also a source of competition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Competition."

     The Company also competes for acquisition candidates in the computer output and document management services industry. The Company's ability to grow through acquisitions could be adversely affected by such competition.

RELIANCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of its executive officers and technical staff and on the senior management of the Founding Companies. Vestcom intends to add to its management team after the Offering. Furthermore, the Company will likely be dependent on the senior management of companies that may be acquired in the future. If any of these individuals elect not to continue in their roles with the Company, or if the Company is unable to attract and retain senior management and other skilled employees, including computer programmers and other technical personnel, the Company's business could be adversely affected. The Company maintains key executive life insurance for Joel Cartun, its President and Chief Executive Officer, in the amount of $1 million. See "Management" and "Business -- Business Strategy."

DEPENDENCE ON TECHNOLOGY

     The success of the Company will be highly dependent on its ability to acquire and utilize competitive computer output and document production technologies that are not readily available on a cost-effective basis to the Company's existing and potential customers, thereby creating the need to outsource. The Company's services could be rendered noncompetitive or obsolete by technological advances made by the Company's current or potential competitors. In addition, the Company could make a significant investment in equipment or technology which quickly becomes obsolete. There can be no assurance that the Company will be able to obtain the rights to use any such technologies, that it will be able to implement effectively such technologies on a cost-effective basis or that such technologies will not render noncompetitive or obsolete the Company's role as a provider of computer output and document management services. See "Business -- Services."

DEVELOPMENT OF NEW SERVICES


     The Company believes that its future success depends on its ability to enhance its current services and develop new services that address the increasingly sophisticated needs of its customers. The introduction of services incorporating new technologies and the emergence of new technical standards could render some or all of the Company's services unmarketable. The failure of the Company to develop and introduce enhancements and new services in a timely and cost-effective manner in response to changing technologies or customer requirements could have a material adverse effect on the Company's business, financial condition or results of operations. See
"Business -- Services -- Development of New Services."


POTENTIAL LIABILITY FOR BREACH OF CONFIDENTIALITY


     A substantial portion of the Company's business involves the handling of documents containing confidential and other sensitive information. There can be no assurance that unauthorized disclosure will not result in liability to the Company. It is possible that such liabilities could have a material adverse effect on the Company's reputation and results of operations. See
"Business -- Services -- Confidentiality of Customer Information."


CONTROL BY CERTAIN STOCKHOLDERS

     Following the completion of the Offering, the former stockholders of the Founding Companies and the directors and other executive officers of the Company, and entities affiliated with them, will beneficially own approximately 51.9% of the then outstanding shares of Common Stock (48.4% if the Underwriters' over-allotment option is exercised in full), which percentage may increase if additional shares of Common Stock are issued to the stockholders of four of the Founding Companies in connection with the Acquisitions pursuant to certain earn-out provisions. Accordingly, the stockholders of the Founding Companies are likely to continue to exercise substantial control over the Company's affairs. These stockholders acting together would be able to elect a sufficient number of directors to control the Company's Board of Directors and would likely be able to approve or disapprove any matter submitted to a vote of stockholders. See "Principal Stockholders."

RISK OF BUSINESS INTERRUPTIONS AND DEPENDENCE ON SINGLE FACILITIES FOR CERTAIN SERVICES; INSURANCE

     The Company believes that its future results of operations will be dependent in large part upon its ability to provide prompt and efficient services to its customers. Certain of the Company's operations are performed at a single location and are dependent on continuous computer, electrical and telephone service. As a result, any disruption of the Company's day-to-day operations could have a material adverse effect upon the Company. There can be no assurance that a fire, flood, earthquake, power loss, phone service loss or other event affecting one or more of the Company's facilities would not disable these services. Any significant damage to any such facility or other failure that causes significant interruptions in the Company's operations may not be covered by insurance. Any uninsured or underinsured loss could have a material adverse effect on the Company's business, financial condition or results of operations.

EFFECT OF POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; PRIOR LOSSES

     The Company may experience significant quarter to quarter fluctuations in its results of operations. Quarterly results of operations may fluctuate as a result of a variety of factors, including, but not limited to, the size and timing of customer jobs, changes in customer budgets, variations in the cost of paper and other materials, the opening of new facilities, the size and timing of acquisitions, the integration of acquired businesses into the Company's operations, the number and timing of new hires, the demand for the Company's services, the timing of the introduction of new services and service enhancements by the Company or its competitors, the market acceptance of new services, competitive conditions in the industry and general economic conditions.

     As a result, the Company believes that period to period comparisons of results of operations are not necessarily meaningful and not necessarily indicative of the results that the Company may achieve in any subsequent quarter or a full year. Such fluctuations may result in volatility in the price of the Common Stock, and it is possible that in future quarters the Company's results of operations could be below the expectations of public market analysts and investors. Such an event could have a material adverse effect on the market price of the Common Stock.

     One of the Founding Companies recorded a net loss for 1996. No assurance can be given that this company will become profitable in the future.

FLUCTUATIONS IN THE PRICE OF SUPPLIES; ALTERNATIVE TECHNOLOGIES

     Prices for paper, film, compact discs, postage and other materials used by the Company may increase from time to time in the future. Any significant increases in the prices of these materials that cannot be passed on to customers could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, increases in the prices of supplies and other materials might cause some of the Company's customers to utilize alternative technologies in their respective businesses that do not involve the use of paper or the mail, such as the Internet. There can be no assurance that one or more non-paper-based technologies (whether now existing or developed in the future) may not in the future reduce or supplant the mailing of documents as a preferred medium for the Company's customers, which could in turn adversely affect the Company's business.

ABSENCE OF PUBLIC MARKET AND DETERMINATION OF OFFERING PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price for the Common Stock offered hereby will be determined by negotiations among the Company and the Underwriters and may bear no relationship to the price at which the Common Stock will trade after completion of the Offering. See "Underwriting" for factors to be considered in determining such offering price. In addition, the stock market has, from time to time, experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are publicly traded. Market fluctuations may adversely affect the market price of the Common Stock. The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, and there can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.

IMMEDIATE AND SUBSTANTIAL DILUTION


     Investors purchasing shares of Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value of their shares of approximately $9.40 from the assumed initial public offering price of $12.00 per share (the mid-point of the range set forth on the cover page of this Prospectus). See "Dilution." In the event the Company issues additional shares of Common Stock in the future, including shares which may be issued in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock of the Company.


POTENTIAL EFFECTS OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     Upon the consummation of the Acquisitions and the Offering, 7,997,303 shares of Common Stock will be outstanding. The 3,850,000 shares of Common Stock being sold in the Offering will be freely tradeable unless acquired by affiliates of the Company. The remaining shares outstanding may be sold publicly only following their effective registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption (such as provided by Rule 144 following a holding period for previously unregistered shares) from the registration requirements of the Securities Act. The holders of 503,846 of those remaining shares have certain rights to have their shares registered in the future under the Securities Act (see "Shares Eligible for Future Sale") beginning one year following the consummation of the Offering.

     Upon the consummation of the Offering, the Company will have outstanding under its Stock Option Plan options to purchase up to an aggregate of 305,000 shares of Common Stock at the initial public offering price. None of the outstanding options will be exercisable until one year after the Offering. The Company intends to register the shares issuable upon exercise of options granted under the Stock Option Plan, and, upon such registration, such shares will be eligible for resale in the public market. See "Management -- Stock Option Plan."

     The Company, all of the stockholders of the Founding Companies, the existing stockholders of the Company and the officers and directors of the Company have agreed for a period of 180 days from the consummation of the Offering (the "Lockup Period") not to offer, sell or otherwise dispose of any shares of Common Stock (or any securities convertible into or exercisable or exchangeable for Common Stock) or grant any options or warrants to purchase any shares of Common Stock without the prior written consent of Oppenheimer & Co., Inc., on behalf of the Underwriters, except that the Company may grant options pursuant to the Stock Option Plan and may issue Common Stock in connection with acquisitions and pursuant to the Company's Stock Option Plan. See "Shares Eligible For Future Sale."

     The Company currently intends to register an additional 2,000,000 shares of Common Stock under the Securities Act as soon as possible after completion of the Offering for use by the Company as a portion of the consideration to be paid in future acquisitions. These shares will generally be freely tradeable after their issuance, unless the sale thereof is contractually restricted or the shares are acquired by affiliates of the Company.

     Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock.

EFFECT OF CERTAIN CHARTER PROVISIONS

     The Board of Directors of the Company is empowered to issue common stock and preferred stock without stockholder action. The existence of this "blank-check" common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise and may adversely affect the prevailing market price of the Common Stock. The Company currently has no plans to issue any such securities, other than certain shares of preferred stock which will be issued in connection with the Acquisitions of certain of the Founding Companies. See "Certain Transactions -- Organization of the
Company -- Acquisitions" and "-- Canadian Acquisition" and "Description of Capital Stock." In addition, the New Jersey Shareholders Protection Act prohibits certain persons from engaging in business combinations with the Company. See "Description of Capital Stock."

NO FUTURE DIVIDENDS

     The Company does not anticipate paying any cash dividends on shares of the Common Stock in the foreseeable future and intends to retain future earnings, if any, for use in its business. See "Dividend Policy" and "Description of Capital Stock -- Common Stock."

                                  THE COMPANY

     Vestcom was incorporated in September 1996 under the laws of the State of New Jersey to create a leading provider of computer output and document management services. The Company has entered into agreements to acquire the Founding Companies concurrently with the consummation of the Offering. For a description of the transactions pursuant to which these businesses will be acquired, see "Certain Transactions." The Founding Companies currently provide the services listed below to customers in a variety of industries, including financial, telecommunications, pharmaceutical, health care, publishing and retail and manufacturing firms. For a description of these services, see "Business -- Services."

     COMVESTRIX CORP. ("COMVESTRIX"), founded in 1969, is headquartered in Lyndhurst, New Jersey. Its primary businesses are (i) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (ii) computer center document outsourcing services, (iii) mailing services and (iv) forms management. Comvestrix had revenues of $21.4 million for the year ended December 31, 1996.

     DIRECT MAIL SERVICES ("DMS," consisting of Morris County Direct Mail Services, Inc., founded in 1965, Quality Control Printing, Inc., founded in 1987, and First Class Presort, Inc., founded in 1990) is headquartered in Dover, New Jersey. Its primary businesses are (i) marketing materials fulfillment, (ii) mailing services and (iii) forms management. DMS had revenues of $13.4 million for the year ended December 31, 1996.

     IMAGE PRINTING SYSTEMS, INC. ("IMAGE"), founded in 1980, is headquartered in Milwaukee, Wisconsin. Its primary businesses are (i) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (ii) marketing materials fulfillment, (iii) demand publishing, (iv) mailing services and (v) forms management. Image had revenues of $9.0 million for the year ended December 31, 1996.

     ELECTRONIC IMAGING SERVICES, INC. ("EIS"), founded in 1985, is headquartered in Little Rock, Arkansas, and has branch offices in Houston, Texas, Nashville, Tennessee, Greenville, South Carolina and Columbus, Ohio. Its primary businesses are (i) the production and distribution of computer-generated labels, (ii) the production and distribution of documents on paper, microfiche, microfilm and compact disc and (iii) forms management. EIS had revenues of $7.6 million for the year ended December 31, 1996.


     COS INFORMATION INC. ("COS INFORMATION"), founded in 1974, is headquartered in Montreal, Quebec, Canada. Its primary businesses are (i) the production and distribution of computer-generated labels, (ii) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (iii) demand publishing, (iv) mailing services and (v) forms management. COS Information had revenues of $5.0 million for the year ended July 31, 1996.


     COMPUTER OUTPUT SYSTEMS, INC. ("COMPUTER OUTPUT"), founded in 1994, is headquartered in Stamford, Connecticut. Its primary businesses are (i) the production and distribution of documents on paper, (ii) computer center document outsourcing services, (iii) marketing materials fulfillment, (iv) mailing services and (v) forms management. Computer Output had revenues of $4.9 million for the year ended December 31, 1996.

     MYSTIC GRAPHIC SYSTEMS, INC. ("MYSTIC"), founded in 1981, is headquartered in Woburn, Massachusetts. Its primary businesses are (i) demand publishing, (ii) marketing materials fulfillment and (iii) forms management. Mystic had revenues of $4.1 million for the year ended December 31, 1996.

     The Company's executive offices are located at 1100 Valley Brook Avenue, Lyndhurst, New Jersey 07071, and its telephone number is 201-935-7666.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Shares offered hereby, after deduction of the underwriting discounts and estimated offering expenses payable by the Company, are approximately $41.0 million ($47.4 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $12.00 per share (the mid-point of the range set forth on the cover of this Prospectus). Of this amount, approximately $18.4 million will be used to pay the cash portion of the purchase prices for the Acquisitions and $13.6 million will be used to repay outstanding indebtedness (including $12.8 million of indebtedness of the Founding Companies and $766,000 of indebtedness of Vestcom pursuant to certain promissory notes which were issued in connection with Vestcom's organization). Management currently estimates that an additional $1.4 million will be used to pay deferred purchase prices which may be earned over the next one to two years if the applicable revenue and earnings thresholds of four of the Founding Companies are achieved, although this amount can vary from zero to a maximum of $2.8 million. See "Certain Transactions."



     Of the $12.8 million of indebtedness of the Founding Companies, approximately $4.8 million was incurred after January 1, 1996 for purposes other than working capital. Of such amount, approximately $3.5 million was incurred for fixed asset purchases or capital leases, approximately $960,000 was incurred in connection with the acquisitions of two businesses by DMS, and approximately $375,000 was utilized for equity repurchases by EIS.


     The indebtedness evidenced by Vestcom's promissory notes bears interest at a rate equal to the prime rate, as such prime rate may change from time to time. The borrowed funds were used to pay organizational and pre-operating expenses. The other indebtedness to be repaid from the proceeds of the Offering bears interest at rates ranging from 4.8% to 15.0%. Such indebtedness matures at various dates through 2003.


     The remaining net proceeds of the Offering, approximately $7.5 million, will be used for general corporate purposes, which are expected to include future acquisitions. The Company currently has no agreement or understanding with respect to any future acquisitions. Pending the use of the net proceeds for such purposes, the Company will invest such net proceeds in short-term, interest bearing securities.


     The Company has received a commitment letter from a bank for a $30 million unsecured credit facility (which includes a $5 million line to be used solely for equipment financing). Any financing pursuant to the commitment letter is subject to internal bank approvals, negotiation of a binding loan agreement, the consummation of the Offering and the satisfaction of various other conditions. The Company intends to use the credit facility for working capital and other general corporate purposes, which may include additional acquisitions. There can be no assurance, however, that this or any other line of credit will be obtained or be sufficient for the Company's needs or that, if any other line is offered, it will be on terms that are acceptable to the Company. See "Risk
Factors -- Risks Related to the Company's Acquisition Strategy."

                                 CAPITALIZATION

     The following table sets forth the short-term debt and current maturities of long-term obligations and capitalization as of December 31, 1996 of (i) the Company on a pro forma combined basis to give effect to the Acquisitions and
(ii) the Company, pro forma as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom (including the repayment of certain existing indebtedness). See "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.


                                                                            DECEMBER 31, 1996
                                                                        --------------------------
                                                                                       PRO FORMA
                                                                        PRO FORMA     FOR OFFERING
                                                                        ---------     ------------
                                                                              (IN THOUSANDS)
Short-term debt and current maturities of long-term obligations.......   $ 8,434              --
Long-term obligations, net of current maturities......................     5,167              --
Pro forma cash due to Founding Companies..............................    18,423              --
Deferred purchase price(1)............................................     2,664        $  2,664
Class A and Class C Convertible Preferred Stock, 300 shares
  authorized, issued and outstanding pro forma and pro forma for
  offering(1)(2)......................................................     2,791           2,791
Stockholders' equity:
  Undesignated Stock, 9,999,699 shares authorized; no shares issued or
     outstanding pro forma and pro forma for offering.................        --              --
  Class B Preferred Stock, 1 share authorized, issued and outstanding
     pro forma and pro forma for offering(3)..........................     1,980           1,980
  Common Stock, 20,000,000 shares authorized; 4,147,303 shares issued and outstanding pro forma; 7,997,303 shares issued and
     outstanding pro forma for offering(4)(5).........................    12,805          53,771
  Subscriptions receivable............................................      (279)             --
  Retained earnings...................................................        --              --
                                                                         -------         -------
     Total stockholders' equity.......................................    14,506          55,751
                                                                         -------         -------
          Total capitalization........................................   $51,985        $ 61,206
                                                                         =======         =======


---------------

(1) Vestcom may be obligated to pay additional consideration in connection with the Acquisitions of Computer Output, COS Information, EIS and Image. See "Certain Transactions." The deferred purchase price and the Class A and Class C Convertible Preferred Stock reflect the cash portion and the value of the stock portion, if applicable, of the estimated liability of the Company to the former stockholders of Computer Output, COS Information, EIS and Image, in each case assuming that 50% of the respective earn-outs are achieved. Such amounts reflect management's current estimate of the percentage of the earn-outs that are reasonably likely to be achieved.


(2) An aggregate of 200 shares of Class A Convertible Preferred Stock will be issued in connection with the Acquisition of EIS, and will be convertible into up to 359,999 shares of Common Stock, depending on the pre-tax earnings of EIS for the two year period beginning on the first day of the fiscal quarter within which the Offering is consummated. An aggregate of 100 shares of Class C Convertible Preferred Stock will be issued in connection with the Acquisition of Image and will be convertible into up to 316,666 shares of Common Stock, depending on the pre-tax earnings of Image for the one year period beginning on the first day of the fiscal quarter within which the Offering is consummated.

(3) One share of Class B Preferred Stock will be issued in connection with the Acquisition of COS Information, the Canadian Founding Company, and will have voting rights equal to the 239,988 shares of Common Stock which the Company will be required to issue upon conversion of the exchangeable shares of Vestcom's Canadian subsidiary.

(4) For purposes of this table, (i) the number of exchangeable shares of Vestcom's Canadian subsidiary to be issued in the Acquisition of COS Information are deemed to have been converted into 239,988 shares of

    Common Stock and (ii) none of the additional 903,971 shares of Common Stock which may be issued in connection with the Acquisitions of Computer Output, COS Information, EIS and Image upon the attainment of specified revenue or earnings thresholds are deemed to have been issued.

(5) Excludes up to an aggregate of 305,000 shares subject to options which will have been granted prior to or immediately after the consummation of the Offering pursuant to the Company's Stock Option Plan at an exercise price equal to the initial public offering price.

                                DIVIDEND POLICY

     The Company has not declared or paid any dividends on its Common Stock. The Company currently intends to retain earnings to support its growth strategy and does not anticipate paying dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion and any restrictions that may be imposed by the Company's future credit facilities. The Company has received a commitment letter from a bank for a $30 million credit facility, subject to the consummation of the Offering and the satisfaction of various other conditions. The terms of this credit facility, if consummated, will restrict the Company's ability to pay cash dividends on its Common Stock.

                                    DILUTION


     The pro forma net tangible book value of the Company at December 31, 1996 was approximately ($19.2 million), or ($4.18) per share, after giving effect to the Acquisitions. The pro forma net tangible book value per share represents the amount by which the Company's pro forma total liabilities exceed pro forma net tangible assets as of December 31, 1996, divided by the number of shares of Common Stock to be outstanding after giving effect to the Acquisitions, assuming that 50% of the maximum number of shares of Common Stock which may be issued pursuant to certain earn-out provisions have been issued. After giving effect to the sale of the 3,850,000 shares of Common Stock offered hereby and deducting underwriting discounts and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value at December 31, 1996 would have been approximately $22.0 million, or $2.60 per share. This represents an immediate increase in pro forma net tangible book value of approximately $6.79 per share to existing stockholders and an immediate and substantial dilution of approximately $9.40 per share to the investors purchasing shares in the Offering (the "New Investors"). The following table illustrates this pro forma per share dilution:



    Assumed initial public offering price per share......................           $12.00
      Pro forma net tangible book value per share before the Offering....  $(4.18)
                                                                           -------
      Increase in pro forma net tangible book value attributable to
         New Investors...................................................    6.79
                                                                           -------
      Pro forma net tangible book value per share after the Offering.....             2.60
                                                                                    =======
    Dilution per share to New Investors..................................           $ 9.40
                                                                                    =======


     The following table sets forth, on a pro forma basis to give effect to the Acquisitions as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price per share paid to the Company by existing stockholders and by the New Investors (based upon an assumed initial public offering price of $12.00 per share and before deduction of underwriting discounts and estimated offering expenses payable by the Company):


                                      SHARES PURCHASED         TOTAL CONSIDERATION(1)       AVERAGE
                                    ---------------------     ------------------------     PRICE PER
                                     NUMBER       PERCENT        AMOUNT        PERCENT       SHARE
                                    ---------     -------     ------------     -------     ---------
    Existing stockholders.........  4,599,289(2)    54.4%     $(19,235,156)     (71.3)%     $ (4.18)
    New Investors.................  3,850,000       45.6        46,200,000      171.3       $ 12.00
                                    ---------      -----      ------------      -----
    Total.........................  8,449,289      100.0%     $ 26,964,844      100.0%
                                    =========      =====      ============      =====


---------------
(1) Total consideration paid by existing stockholders includes the combined stockholders' equity of the Founding Companies before the Offering, and the equity investment made by the initial investors in Vestcom, adjusted to reflect the payment of $18.4 million in cash as part of the consideration for the Acquisitions. See "Use of Proceeds" and "Capitalization."


(2) Includes 50% of the maximum number of shares which may be issued pursuant to certain earn-out provisions in connection with the Acquisitions, based upon management's current estimate of the amount which is reasonably likely to be earned. See "Use of Proceeds" and "Capitalization."

                            SELECTED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Vestcom will acquire the Founding Companies concurrently with and as a condition to the consummation of the Offering. For financial statement presentation purposes, however, Comvestrix has been identified as the accounting acquiror. The following selected historical financial data of Comvestrix as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 have been derived from the audited financial statements of Comvestrix included elsewhere in this Prospectus. The following selected historical financial data for Comvestrix as of December 31, 1992, 1993 and 1994 and for the years ended December 31, 1992 and 1993 have been derived from unaudited financial statements of Comvestrix, which have been prepared on the same basis as the audited financial statements and, in the opinion of Comvestrix, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The following summary unaudited pro forma financial data present certain data for the Company, as adjusted for (i) the effects of the Acquisitions on an historical basis, (ii) the effects of certain pro forma adjustments to the historical financial statements and (iii) the consummation of the Offering. See the Unaudited Pro Forma Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                                      COMVESTRIX
                                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                 1992          1993        1994      1995        1996
                                                              -----------   -----------   -------   -------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues...................................................   $14,189       $14,578     $16,606   $19,298     $  21,447
  Gross profit...............................................     5,488         5,786       6,704     8,688         9,117
  Selling, general and administrative expenses...............     5,615         5,621       6,424     7,053         7,283
  Income from operations.....................................      (127)          165         280     1,635         1,834
  Interest income and other expense, net.....................        (6)            1           3       520            63
  Interest expense...........................................       (97)         (110)        (44)      (59)         (141)
  Income (loss) before provision for income taxes............      (230)           56         239     2,096         1,756
  Provision for income taxes.................................         6            16        (122)       79             9
                                                                -------       -------     -------   -------       -------
  Net income (loss)..........................................   $  (236)      $    40     $   361   $ 2,017     $   1,747
                                                                =======       =======     =======   =======       =======


                                                                                 VESTCOM PRO FORMA(1)
                                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                                                                 1996
                                                                                                              -----------
                                                                                                              (UNAUDITED)
  Revenues...................................................                                                   $  65,287
  Gross profit...............................................                                                      21,865
  Selling, general and administrative expenses(2)............                                                     (15,029)
  Goodwill amortization(3)...................................                                                      (1,112)
                                                                                                                 --------
  Income from operations.....................................                                                       5,724
  Other, net.................................................                                                         190
                                                                                                                 --------
  Income before provision for income taxes...................                                                       5,914
  Provision for income taxes.................................                                                       2,810
                                                                                                                 --------
  Net income.................................................                                                   $   3,104
                                                                                                                 ========
  Net income per share.......................................                                                   $     .37
                                                                                                                 ========
  Shares used in computing pro forma net income per
    share(4).................................................                                                   8,449,657



                                                                                                             VESTCOM
                                                                                                        DECEMBER 31, 1996
                                                             COMVESTRIX                           -----------------------------
                                                            DECEMBER 31,                                           PRO FORMA
                                     ----------------------------------------------------------       PRO             FOR
                                        1992          1993          1994        1995     1996      FORMA(1)       OFFERING(5)
                                     -----------   -----------   -----------   ------   -------   -----------   ---------------
                                     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)                      (UNAUDITED)     (UNAUDITED)
BALANCE SHEET DATA:
  Working capital...................   $   992       $ 1,071       $ 1,014     $  915   $   860    $ (20,177)       $16,294
  Total assets......................     6,438         6,588         6,976      9,292    11,522       65,974         74,875
  Total debt, including current
    portion.........................     1,787         2,184         1,375      2,899     3,368       13,601             --
  Stockholders' equity..............     3,045         3,084         3,499      3,733     4,284       14,506         55,751

---------------
(1) The pro forma statements of operations data and the pro forma balance sheet data assume that the Acquisitions were consummated on January 1, 1996 and December 31, 1996, respectively, and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. The pro forma financial information treats Comvestrix Corp. as the accounting acquiror for financial statement purposes, and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(2) The pro forma combined statements include the effect of certain reductions in compensation to the owners of the Founding Companies to which they have agreed commencing on the consummation of the Offering. See Note 5 to the Unaudited Pro Forma Financial Statements.

(3) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 30-year period and computed on the basis described in
    Note 5 to the Unaudited Pro Forma Financial Statements.


(4) Consists of (i) 1,295,192 shares issued to the initial investors in Vestcom,
    (ii) 2,852,111 shares to be issued as consideration in the Acquisitions,
    (iii) the 3,850,000 shares offered hereby, (iv) an aggregate of 451,986 additional shares, representing 50% of the maximum number of shares which may be issued in connection with the Acquisitions of four Founding Companies pursuant to certain earn-out provisions and (v) 368 shares assumed for accounting purposes only to have been issued to compensate for the issuance of shares for consideration lower than the assumed initial public offering price. See Note 5 to the Unaudited Pro Forma Financial Statements.


(5) Reflects the consummation of the Offering and the Company's application of the net proceeds therefrom, including the repayment of certain indebtedness. See "Use of Proceeds."

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following discussion of the results of operations of certain Founding Companies should be read in conjunction with the Financial Statements of the Founding Companies and the related notes thereto and the "Selected Financial Data" appearing elsewhere in this Prospectus. The discussion of the results of COS Information, a Founding Company headquartered in Montreal, Quebec, Canada, is presented in U.S. dollars.

INTRODUCTION

     Vestcom International, Inc. was incorporated in September 1996. Concurrently with the consummation of the Offering, the Company will acquire the Founding Companies, each of which has been operating as a separate independent entity.

     The Founding Companies have been managed throughout the periods presented as independent private companies, and their results of operations reflect different tax structures (S corporations and C corporations for the U.S. Founding Companies), which have influenced, among other things, their historical levels of owners' compensation. In connection with the organization of the Company, these owners and certain key employees have agreed to certain reductions in their compensation commencing on the consummation of the Offering.

     Vestcom, which has conducted no operations to date other than in connection with the Acquisitions and the financing activities related thereto, including the Offering, intends to integrate these businesses and their operations and administrative functions over a period of time. This integration process may present opportunities to reduce costs through the elimination of duplicative functions and through economies of scale, particularly in obtaining greater volume discounts from suppliers, but will also necessitate additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration and facilities expansion. These various costs and possible cost-savings may make comparison of historical operating results not comparable to, or indicative of, future performance.

     Comvestrix has been identified as the accounting acquiror for financial statement purposes.

RESULTS OF OPERATIONS -- COMVESTRIX

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues increased $2,149,000, or 11.1%, from $19,298,000 in 1995 to
$21,447,000 in 1996. This increase was primarily attributable to an increase in the volume of Comvestrix's production of statements, although revenues also increased in all other areas of Comvestrix's business. The 1996 revenues also reflect enhanced value-added services provided by Comvestrix, such as the utilization of highlight color on laser printed documents and the production and distribution of documents on compact disc. Comvestrix introduced its compact disc service in October 1995, and, accordingly, the year ended December 31, 1996 was the first full year in which revenues were generated from Comvestrix's production and distribution of documents on compact disc.


     During 1996, one of Comvestrix's major customers lost one of its customers, which loss resulted in approximately $500,000 of lost revenue to Comvestrix in 1996. Comvestrix anticipates that this loss will result in approximately $1,500,000 of additional lost revenue to Comvestrix in 1997. Comvestrix does not currently anticipate receiving any additional business from this customer after its current contract expires in the summer of 1997. Comvestrix believes that such loss in revenues will be substantially offset by revenues derived from new business from existing customers and business from new customers.


     Comvestrix's gross profit increased $429,000, or 4.9%, from $8,688,000 in 1995 to $9,117,000 in 1996. The gross profit margin decreased from 45.0% in 1995 to 42.5% in 1996. Compensation expense and equipment maintenance and supply costs increased in 1996 in connection with the expansion of Comvestrix's operating facilities and to support the increased volume of business. The increase in expenses, which affected 1996 more significantly than 1995, resulted in the decrease in Comvestrix's gross profit margin.

     Selling, general and administrative expenses increased $229,000, or 3.2%, from $7,053,000 in 1995 to $7,282,000 in 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 36.5% in 1995 to 34.0% in 1996. The increase in selling, general and administrative expenses was primarily attributable to increased compensation expense for new technical personnel, increased commissions and increased administrative expenses to support the greater volume of business.


     Net income decreased from $2,017,000 in 1995 to $1,747,000 in 1996. Net income for 1995 included a non-recurring payment of $475,000 to Comvestrix by a former customer in connection with the early termination of a contract.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues increased $2,692,000, or 16.2%, from $16,606,000 in 1994 to
$19,298,000 in 1995. Increased revenues were recorded in most areas of Comvestrix's business, particularly in the statement and computer outsourcing business. The increase in revenues primarily reflected an increase in the volume of business from both new and existing customers.

     Comvestrix's gross profit increased $1,984,000, or 29.6%, from $6,704,000 in 1994 to $8,688,000 in 1995. The gross profit margin increased from 40.4% in 1994 to 45.0% in 1995, primarily as a result of the growth of Comvestrix's business. Increases in compensation expense related to new personnel were offset by the increase in revenues.

     Selling, general and administrative expenses increased $629,000, or 9.8%, from $6,424,000 in 1994 to $7,053,000 in 1995. As a percentage of revenues, selling, general and administrative expenses decreased from 38.7% in 1994 to 36.5% in 1995. The increase in selling, general and administrative expenses was primarily attributable to increased compensation expense for new personnel and increased commissions as a result of the greater volume of business.

     Net income increased from $361,000 in 1994 to $2,017,000 in 1995. Net income for 1995 included a non-recurring payment of $475,000 to Comvestrix by a former customer in connection with the early termination of a contract.

LIQUIDITY AND CAPITAL RESOURCES -- COMVESTRIX

     At December 31, 1996, Comvestrix had working capital of $860,000 and total cash and cash equivalents of $107,000. Comvestrix has historically funded its operations with cash flow from operations and limited borrowings from bank lenders. Net cash provided by operating activities for 1996 was $2,675,000. Comvestrix currently has a $2,550,000 bank line of credit, which includes a $300,000 line to be utilized solely for equipment financing. An aggregate of $650,000 was available under this line of credit at December 31, 1996. Historically, Comvestrix has been able to fund its equipment purchase needs through secured loans or equipment leases.

     Comvestrix incurs postage costs on behalf of customers of approximately $1,000,000 to $2,000,000 each month. Comvestrix's policy is to collect such postage costs from its customers in advance. To the extent Comvestrix is unsuccessful in doing so, cash flow is negatively affected, and Comvestrix may be required to utilize its bank credit line. While no assurance can be given, management of Comvestrix believes it has adequate cash flow and financing alternatives available to it to fund its operations and capital requirements in the foreseeable future.

RESULTS OF OPERATIONS -- DMS

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995


     Revenues increased $3,937,000, or 41.8%, from $9,423,000 in 1995 to
$13,360,000 in 1996. Approximately $2,500,000 of this increase was attributable to DMS' acquisitions in May 1996 of Stuyvesant Press, Inc., a four-color printing and processing company, and Regal Mail Service, Inc., a presorting company to support DMS' core operations. The remainder of the increase was primarily attributable to an increase in the volume of DMS' mailing and marketing materials fulfillment business and, to a lesser extent, to price increases.


     DMS' gross profit increased $850,000, or 28.4%, from $2,993,000 in 1995 to $3,843,000 in 1996. The gross profit margin decreased from 31.8% in 1995 to 28.8% in 1996. Revenues from the increased volume of business offset the costs associated with the acquired businesses described above, compensation expense related to the hiring of new personnel to support the increased volume of business and expenses related to DMS' telemarketing service. DMS introduced its telemarketing service in the fourth quarter of 1996 in order to enhance its marketing materials fulfillment business. During 1996, management of DMS decided to explore the feasibility of DMS moving to alternative space. As a result, net leasehold improvements of $497,000 were written off, resulting in a decrease in the gross profit margin.


     Selling, general and administrative expenses increased $1,242,000, or 64.9%, from $1,913,000 in 1995 to $3,155,000 in 1996. As a percentage of revenues, selling, general and administrative expenses increased from 20.3% in 1995 to 23.6% in 1996. The increase in selling, general and administrative expenses was primarily attributable to increased compensation expense for new personnel who were hired in connection with DMS' two acquisitions.


     Net income decreased from $865,000 in 1995 to $613,000 in 1996.


  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues increased $919,000, or 10.8%, from $8,504,000 in 1994 to
$9,423,000 in 1995. Increased revenues were recorded in most areas of DMS' business. The increase in revenues reflected increased business from both new and existing customers and, to a lesser extent, price increases.

     DMS' gross profit increased $1,028,000, or 52.3%, from $1,965,000 in 1994 to $2,993,000 in 1995. The gross profit margin increased from 23.1% in 1994 to 31.8% in 1995. The increase in the gross profit margin was primarily attributable to improved productivity through automating functions which were previously performed manually.

     Selling, general and administrative expenses increased $373,000, or 24.2%, from $1,540,000 in 1994 to $1,913,000 in 1995. As a percentage of revenues, selling, general and administrative expenses increased from 18.1% in 1994 to 20.3% in 1995. The increase in selling, general and administrative expenses was primarily attributable to the hiring of two new salespersons, increased commissions paid to new and existing salespersons and increased administrative expenses to support the growth in DMS' business.

     Net income increased from $328,000 in 1994 to $865,000 in 1995.

LIQUIDITY AND CAPITAL RESOURCES -- DMS

     At December 31, 1996, DMS had working capital of $447,000 and total cash and cash equivalents of $573,000. DMS had accounts receivable of $1,337,000 at December 31, 1995, compared to $2,647,000 at December 31, 1996. The increase in accounts receivable was primarily attributable to the increased volume of business and the acquisitions which were consummated during 1996. DMS has historically funded its operations with cash flow from operations and limited borrowings from bank lenders. Net cash provided by operating activities for 1996 was $469,000. DMS currently has a $425,000 line of credit, which includes a $200,000 line to be utilized solely for equipment financing. An aggregate of $265,000 was available under this line of credit at December 31, 1996. Historically, DMS has been able to fund its equipment purchase needs through secured loans or equipment leases. During 1996, DMS utilized approximately $762,000 to acquire two companies.

     DMS incurs postage costs on behalf of customers of approximately $1,000,000 to $2,000,000 each month. DMS' policy is to collect such postage costs from its customers in advance. To the extent that DMS is unsuccessful in doing so, cash flow is negatively affected, and DMS may be required to utilize its bank credit line. At December 31, 1996, DMS had postage receivable of $331,000 and advanced postage of $612,000.

While no assurance can be given, management of DMS believes it has adequate cash flow and financing alternatives available to it to fund its operations and capital requirements in the foreseeable future.

RESULTS OF OPERATIONS -- COMPUTER OUTPUT

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues increased $1,313,000, or 37.1%, from $3,542,000 in 1995 to
$4,855,000 in 1996. This increase was primarily attributable to an increase in the volume of all areas of Computer Output's business. The increased revenues reflected increased business from both new and existing customers.

     Computer Output's gross profit increased $627,000, or 57.2%, from $1,096,000 in 1995 to $1,723,000 in 1996. The gross profit margin increased from 30.9% in 1995 to 35.5% in 1996. The increase in the gross profit margin was primarily attributable to the fact that fixed costs remained relatively stable while Computer Output's volume of business increased.

     Selling, general and administrative expenses increased $216,000, or 22.1%, from $979,000 in 1995 to $1,195,000 in 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 27.6% in 1995 to 24.6% in 1996. The increase in selling, general and administrative expenses was primarily attributable to increased compensation expense as a result of the hiring of additional personnel and increased commissions resulting from the increased volume of business.

     Net income increased from $60,000 in 1995 to $437,000 in 1996.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues increased $1,350,000, or 61.6%, from $2,192,000 in 1994 to
$3,542,000 in 1995. This increase was primarily attributable to an increase in the volume of all areas of Computer Output's business. Approximately $500,000 of the revenue growth was attributable to one customer.


     Computer Output's gross profit increased $363,000, or 49.5%, from $733,000 in 1994 to $1,096,000 in 1995. The gross profit margin decreased from 33.4% in 1994 to 30.9% in 1995. The decrease in the gross profit margin was primarily attributable to Computer Output meeting its need for additional production equipment through operating leases and, to a lesser extent, purchases of equipment. In addition, a significant portion of the increased sales volume in 1995 was the result of an increase in Computer Output's preprinted forms and envelope business, which has a lower profit margin than Computer Output's other businesses.


     Selling, general and administrative expenses increased $297,000, or 43.5%, from $682,000 in 1994 to $979,000 in 1995. As a percentage of revenues, selling, general and administrative expenses decreased from 31.1% in 1994 to 27.6% in 1995. The increase in the dollar amount of selling, general and administrative expenses was primarily attributable to increased commissions as a result of the increased volume of business.

     Net income increased from $1,000 in 1994 to $60,000 in 1995.

LIQUIDITY AND CAPITAL RESOURCES -- COMPUTER OUTPUT

     At December 31, 1996, Computer Output had working capital of $156,000. Computer Output has historically funded its operations with cash flow from operations and limited borrowings from bank lenders. Net cash provided by operating activities for 1996 was $322,000. Computer Output currently has a $300,000 bank line of credit, of which $150,000 was available at December 31, 1996. A former affiliated business of Computer Output loaned $250,000 to Computer Output in 1993 to be used for working capital purposes. This loan was repaid in full during 1996. Historically, Computer Output has been able to fund its equipment purchase needs through secured loans or equipment leases. While no assurance can be given, management of Computer Output believes it has adequate cash flow and financing alternatives available to it to fund its operations and capital requirements in the foreseeable future.

RESULTS OF OPERATIONS -- IMAGE

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues increased $972,000, or 12.1%, from $8,062,000 in 1995 to
$9,034,000 in 1996. This increase was primarily attributable to an increase in the volume of Image's microfiche and compact disc business. Revenues also increased in other areas of Image's business other than presorting, which recorded a $69,000 decrease in revenues from 1995 to 1996. As a result of competitive pressures in Image's local markets, Image was unable to achieve its desired volume of presorting business. Accordingly, in the third quarter of 1995, Image began to outsource its presorting service and to focus internally on the other areas of its business.

     Image's gross profit increased $576,000, or 27.9%, from $2,068,000 in 1995 to $2,644,000 in 1996. The gross profit margin increased from 25.7% in 1995 to 29.3% in 1996. The increase in the gross profit margin was primarily attributable to operating efficiencies resulting from Image's decision to outsource its presorting service and to focus on the other more profitable areas of its business.

     Selling, general and administrative expenses increased $185,000, or 8.7%, from $2,120,000 in 1995 to $2,305,000 in 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 26.3% in 1995 to 25.5% in 1996. The increase in the dollar amount of selling, general and administrative expenses was primarily attributable to increased compensation expense.

     Image recorded a loss of $348,000 in 1995 and net income of $87,000 in 1996.


  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994



     Revenues decreased $566,000, or 6.6%, from $8,628,000 in 1994 to $8,062,000 in 1995. This decrease was primarily attributable to the loss of a major portion (approximately $600,000) of one client's business, plus a reduction in revenues from Image's presorting business, as a result of Image's decision to outsource such business beginning in the third quarter of 1995.



     Image's gross profit decreased $249,000, or 10.7%, from $2,317,000 in 1994 to $2,068,000 in 1995. The gross profit margin decreased from 26.9% in 1994 to 25.7% in 1995. The decrease in the gross profit margin was primarily attributable to the lost business from the major customer discussed above (which business had a relatively high profit margin) plus losses during the first eight months of 1995 in connection with Image's presorting business.



     Selling, general and administrative expenses decreased $11,000, or less than 0.5%, from $2,131,000 in 1994 to $2,120,000 in 1995. As a percentage of revenues, selling, general and administrative expenses increased from 24.7% in 1994 to 26.3% in 1995.



     Image recorded a loss of $88,000 in 1994 and a loss of $348,000 in 1995.


LIQUIDITY AND CAPITAL RESOURCES -- IMAGE

     At December 31, 1996, Image had a working capital deficit of $986,000 and total cash and cash equivalents of $61,000. Image has historically met its working capital requirements by borrowing from bank lenders and by managing its accounts receivable. Net cash provided by operating activities for 1996 was $520,000. Image currently has a $850,000 bank line of credit, of which $55,000 was available at December 31, 1996. Historically, Image has been able to fund its equipment purchase needs through secured loans or equipment leases.

     Image incurs postage costs on behalf of customers of approximately $1,000,000 to $1,500,000 each month. Image's policy is to collect such postage costs from its customers in advance. To the extent Image is unsuccessful in doing so, cash flow is negatively affected, and Image may be required to utilize its bank credit line. While no assurance can be given, management of Image believes that with the financing alternatives available to it and by managing its accounts receivable, it will be able to fund its operations and capital requirements in the foreseeable future.

RESULTS OF OPERATIONS -- COS INFORMATION

  Year Ended July 31, 1996 Compared to Year Ended July 31, 1995

     Revenues increased $1,073,000, or 27.4%, from $3,914,000 in fiscal 1995 to $4,987,000 in fiscal 1996. This increase was primarily attributable to an increase in the volume of business in COS Information's microfiche, microfilm and laser printing business. The increased revenues in fiscal 1996 also reflected enhanced value-added services, such as the utilization of highlight color on laser printed documents.

     COS Information's gross profit increased $510,000, or 40.6%, from $1,257,000 in fiscal 1995 to $1,767,000 in fiscal 1996. The gross profit margin increased from 32.1% in fiscal 1995 to 35.4% in fiscal 1996. The improvement in the gross profit margin was primarily a result of COS Information's fixed expenses remaining relatively stable or decreasing as revenues increased.

     Selling, general and administrative expenses increased $236,000, or 21.7%, from $1,089,000 in fiscal 1995 to $1,325,000 in fiscal 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 27.8% in fiscal 1995 to 26.6% in fiscal 1996. The increase in the dollar amount of selling, general and administrative expenses was primarily attributable to increased equipment maintenance and rental cost and increased sales commissions.

     Net income increased from $98,000 in fiscal 1995 to $337,000 in fiscal
1996.

  Five Months Ended December 31, 1996 Compared to Five Months Ended December 31, 1995 (Unaudited)

     Revenues decreased $85,000, or 4.1%, from $2,058,000 for the five months ended December 31, 1995, compared to $1,973,000 for the five months ended December 31, 1996. This decrease was primarily attributable to a decrease in the volume of business from a single customer for whom COS Information provides high speed laser printing services.

     COS Information's gross profit decreased $45,000, or 6.5%, from $688,000 for the five months ended December 31, 1995 to $643,000 for the five months ended December 31, 1996. The gross profit margin decreased from 33.4% for the five months ended December 31, 1995 to 32.6% for the comparable period in 1996. The decrease in gross profit was primarily attributable to the decreased volume of business.

     Selling, general and administrative expenses increased from $535,000 for the five months ended December 31, 1995 to $536,000 for the five months ended December 31, 1996. As a percentage of revenues, selling, general and administrative expenses increased from 26.0% for the five months ended December 31, 1995 to 27.2% for the five months ended December 31, 1996. The increase in selling, general and administrative expenses was primarily a result of increased compensation expense.

     Net income decreased from $111,000 for the five months ended December 31, 1995 to $50,000 for the five months ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES -- COS INFORMATION


     At December 31, 1996, COS Information had working capital of $290,000 and cash and cash equivalents of $88,000. COS Information has historically funded its operations with cash flow from operations and limited borrowings from bank lenders. Net cash provided by operating activities for the year ended July 31, 1996 was $276,000 and net cash used by operations for the five months ended December 31, 1996 was $14,000. Historically, COS Information has been able to fund its equipment purchase needs through secured loans or equipment leases. For the five months ended December 31, 1996, COS Information utilized $304,000 for the acquisition of capital assets, and incurred new debt of $292,000. While there can be no assurance, management of COS Information believes it has adequate cash flow and financing alternatives available to it to fund its operations and capital requirements in the foreseeable future.

                                    BUSINESS


     Vestcom International, Inc. provides computer output and document management services to a broad range of industries. Concurrently with the consummation of the Offering, Vestcom will acquire the seven Founding Companies. These companies provide a number of value-added services including (i) the production and distribution of time-sensitive computer-generated documents on paper, compact disc, microfiche, microfilm and labels, (ii) demand publishing,
(iii) mailing services, (iv) marketing materials fulfillment and (v) forms management. See "The Company." Prior to the Offering, Vestcom has not conducted any operations. Unless otherwise indicated, all references to the business of the Company refer to the businesses of the Founding Companies as they are currently being conducted on an independent basis.


     The Company believes that after consummation of the Acquisitions and the Offering, it will be well-positioned to pursue its goal of becoming a leading provider of computer output and document management services, initially in the U.S. and portions of Canada, and eventually on a broader international scale. The Company believes that its enhanced capital resources, technological expertise and operating efficiencies will enable it to provide a broad range of services from multiple locations. The Company intends to grow through acquisitions to enhance its geographic penetration and to augment its existing services and customer base. The Company will operate with a decentralized management philosophy which permits local management to make most day-to-day operating decisions. The Company believes that this approach will enable its acquired businesses to maintain their high level of customer service and contact, while allowing them to draw upon the collective resources of the Company as a whole.

     The Company currently provides services to a broad range of industries, including financial, telecommunications, pharmaceutical, health care, publishing and retail and manufacturing firms. The Company believes that its services afford its customers an opportunity to obtain improved quality, reliability and turnaround of documents, at a reduced cost. The Company's services enable customers to:

     - Utilize a broad range of computer output services to create documents for their specific needs

         The Company believes that a key competitive advantage is its significant computer processing and programming capabilities. The Company's technical staff designs and implements the software and systems to produce customized output for customers. The Company's capabilities provide customers with the flexibility to obtain small or large volumes of documents with the same high quality, while permitting each document to be different from the next. The Company produces documents for most of its customers on a regular basis, either daily, weekly, monthly, quarterly or as otherwise required by the customer.

     - Obtain computer output and document management services at a reduced cost

         The Company's advanced computer processing and distribution capabilities permit customers to reduce their production, distribution and mailing costs. Customers can also reduce their overhead and fixed costs by decreasing or eliminating equipment, floor space, personnel, utilities and other related expenses. The Company's specialized equipment can be utilized 24 hours a day, seven days a week, to meet customers' needs. In contrast, in order to perform many computer output and document management services in-house, customers are required to make significant capital expenditures for equipment which may not be utilized to capacity on a daily basis.

     - Reduce turnaround time and substantially reduce downtime

         The Company's advanced technology and equipment, internal equipment redundancy and multi-site production capabilities reduce turnaround time and maximize capacity utilization.

     - Gain access to the newest technologies

         The Company keeps abreast of frequent changes in technology and equipment in the computer output and document management services industry, enabling its customers to (i) receive the benefits of technological advances without making significant investments in hardware and software and (ii) retain the flexibility to change the equipment and technologies they utilize as their respective needs change. The Company's technological expertise and equipment will be shared Company-wide.

INDUSTRY OVERVIEW

     The Company believes that the computer output and document management market that the Company services was over $20 billion in 1996, which includes over $5 billion for the production and distribution of statements and invoices, approximately $8 billion for demand publishing and approximately $5 billion for microfiche, microfilm, compact discs and other imaging services. The Company further believes that there is a significant market for the production and distribution of computer-generated documents other than statements and invoices (including point-of-purchase labels), marketing materials fulfillment and mailing services.

     As a result of the increased complexity and volume of computer-generated documents and the increased costs of producing these documents in-house, a growing number of companies have looked to outsourcing as an alternative to performing computer output and document management services in-house. Gartner Group, an information technology consulting firm, has estimated that the North American market for outsourcing of the production and distribution of computer-generated documents was $5 billion in 1996 and will grow to approximately $14 billion by the year 2000. Gartner Group also has estimated that in the United States and Europe document outsourcing will grow at a compound annual growth rate of 30% per year through 2000.

     The computer output and document management services business is highly fragmented and is characterized by many small companies, numerous in-house operations and several national service bureaus. The Company believes that there are over 5,000 companies in this business, of which fewer than 100 have revenues in excess of $10 million. The Company believes that for the most part, these 5,000 companies serve local markets and provide a narrow range of services. The Company further believes that many computer output and document management services businesses: (i) have insufficient capital for expansion; (ii) do not invest sufficiently in rapidly changing technologies; and (iii) are unable to meet the needs of large, geographically dispersed clients.

     The Company believes that the growth of the computer output and document management services market is being driven by several factors, including: (i) the increasing trend of businesses to outsource their non-core functions; (ii) the growth of the companies and industries in the Company's customer base, which has resulted in an increase in the volume and variety of documents which these companies need to generate; (iii) the increased demand of managers, employees and customers for time-sensitive computer-generated documents as a result of recent advances in information technology; and (iv) government regulations that require the reporting and retention of, and access to, a broad range of information.

BUSINESS STRATEGY

     The Company's goal is to become a leading provider of computer output and document management services, initially in the U.S. and portions of Canada, and eventually on a broader international scale. To achieve this goal, the Company intends to implement the following strategy:

     Provide a Broad Range of High Quality Services at a Competitive Cost from Multiple Locations

     The Company intends to provide a broad range of high quality computer output and document management services at a competitive cost in targeted geographic locations through selective acquisitions and the expansion of its existing businesses. The Company intends to market its services to customers with a geographically-dispersed presence throughout the United States and Canada and to customers with strong ties to local markets.

     Capitalize on Cross-Selling Opportunities

     The Company intends to capitalize on the expertise of the various Founding Companies to expand the range of services provided to existing customers as well as to broaden the Company's customer base. For example, while certain of the Founding Companies presently provide compact disc, microfiche, microfilm and demand publishing services to customers, the Company believes that these services could be marketed to additional customers that are presently obtaining other services from the Company. In addition, certain of the Founding Companies have expertise in particular industries and with specific types of customers, such as credit unions, supermarket chains and pharmaceutical companies. The Company believes that this expertise will enhance its ability to obtain and service customers in the same industries in additional geographic areas.

     Provide Complete Outsourcing Solutions for Clients

     The Company intends to provide a turnkey document output and distribution service in which the Company assumes most of the document output and distribution responsibilities previously performed by the customer's in-house operations. The Company believes that, in most cases, it can perform these services more cost-effectively than the customer can perform them internally.

     Operate with a Decentralized Management Philosophy

     The Company intends to operate with a decentralized management structure to provide personalized customer service and a motivating environment for its staff. The Company intends to permit local management to have continued responsibility and accountability and to make most day-to-day operating decisions. The Company intends to provide financial, marketing, planning and administrative support on a centralized basis. The Company believes that this approach will enable acquired businesses to maintain their high level of customer service and contact, while allowing them to draw upon the collective resources of the Company as a whole.

     Achieve Cost Savings Through Consolidation and Economies of Scale

     The Company intends to achieve significant economies of scale by (i) consolidating a number of administrative functions; (ii) combining the purchasing of such items as materials and supplies, equipment maintenance and employee benefits; (iii) reducing or eliminating redundant functions and facilities; and (iv) sharing production through a communications network to maximize equipment utilization and speed delivery.

ACQUISITION STRATEGY

     The Company plans to acquire additional companies in the highly-fragmented computer output and document management services industry. The Company intends to expand to targeted geographic areas in the United States, Canada and abroad by acquiring companies that have specified characteristics in order to create a multi-site, multi-service company. Targeted geographical areas include those areas which have a high concentration of potential customers with high-volume, computer-generated output. In identifying potential acquisition candidates, the Company will look for companies (i) with services that are similar or complementary to those provided by the Company; (ii) serving geographic markets targeted by the Company; and (iii) with strong management and customer relationships.

     The Company intends to further augment its acquisitions with "tuck-in" acquisitions in the same or contiguous areas that can then be assimilated into one or more of the Company's existing operations. The Company believes that it can increase market share through tuck-ins by adding additional customers and leveraging operational efficiencies through the sharing of capacities and capabilities and the elimination of duplicate overhead. The Company also intends to grow by acquiring the in-house computer output centers of targeted corporations.

     The following map indicates where the headquarters and branch offices of the Founding Companies are located.

                           [MAP OF THE UNITED STATES]

     For a discussion of certain risks associated with the Company's future acquisition strategy, see "Risk Factors -- Risks Related to the Company's Acquisition Strategy" and "-- Need for Additional Financing."

SERVICES


     The Company provides a variety of computer output and document management services for its customers based on their specific needs. The Founding Companies' current services (which the Company will continue to provide) include the following:


  OUTPUT SERVICES

     Production and Distribution of Time-Sensitive Documents on Paper

     The Company converts electronic data received from its customers into informative, accurate and customized documents such as brokerage statements, bank statements, invoices, pension reports, credit union statements and management reports (including sales reports, financial and accounting reports and inventory reports). The Company's technical staff develops specialized systems and software to meet its customers' needs. Upon receipt of computer data from its customers, the data are processed through the specialized systems and software generally developed by the Company to provide, among other things, customized formatting of output, cost-effective and speedy postal delivery, intelligent insertion, selective distribution and quality control. The Company's processing of its customers' data enables the Company to create customized output, such as selective marketing messages and highlight color on invoices. The Company's capabilities enable it to print small or large volumes of documents with the same high quality, while permitting each document to be different from the next. The Company produces documents for most of its customers on a regular basis, either daily, weekly, monthly, quarterly or as otherwise required by the customer. The Company produces approximately 53 million impressions (pages) per month.

     Production and Distribution of Documents on Compact Disc

     The Company converts electronic data onto compact disc. Compact disc is primarily used for rapid access to information and in situations where the user needs to manipulate the data easily, such as meeting customer service requirements, for archiving, and as an alternate method of distributing various documents such as sales reports. The Company produces approximately 21 million images (pages) per month on compact disc.

     Production and Distribution of Documents on Microfiche and Microfilm

     The Company converts electronic data onto microfiche and microfilm. Microfiche and microfilm are used primarily for archiving, to meet customer service requirements and for other purposes which are not highly time-sensitive. The Company produces approximately 99 million images (pages) per month on microfiche and microfilm.

     Production and Distribution of Computer-Generated Labels

     The Company produces and distributes computer-generated point-of-purchase labels for grocery stores, drug stores and discount and retail department stores. These labels generally display the product's price (including unit price), a bar-code for scanning and information about the product such as its size and weight. The Company utilizes high-speed laser printers and specialized finishing equipment to produce such labels. The Company provides rapid turnaround of labels to its customers' stores and distribution centers daily, weekly or as otherwise required to reflect changes in the information contained on the labels. The Company prints approximately 2 million sheets of computer-generated labels per month, with each sheet containing from one to up to 120 labels.

     Demand Publishing

     The Company prints, packages and distributes documents that are subject to frequent revision or unpredictable demand, such as product instruction manuals, management training manuals and technical materials. For example, a software company that provides instruction manuals to its customers may need to update the manuals frequently to reflect changes in its product. The Company's print on demand system permits the customer to revise the instruction manual and cost-effectively produces the number of copies the customer requires at the time the information is needed. The flexibility of the Company's system enables the customer to make product enhancements (such as corrections or improvements to product manuals) without maintaining costly inventories of documents which might quickly become outdated. The Company provides complete assembly of software packages, including coordination of software duplication and production of the applicable documentation. The Company prints approximately 8 million impressions (pages) per month.

  COMPUTER CENTER DOCUMENT OUTSOURCING SERVICES

     As contrasted with the Company's individualized services described under "Output Services," the Company's Computer Center Document Outsourcing Services is a turnkey document output and distribution service. The Company typically assumes most of the document output and distribution responsibilities previously performed by the customer's in-house operations. This service often enables the customer to close its in-house computer output printing center. The customer transmits its computer-generated data to one of the Company's output and production centers, which then processes, produces and distributes all of the reports, invoices, statements and other computer output documents needed by the customer.

  MAILING SERVICES

     The Company provides cost-effective and rapid distribution of completed documents and is able to obtain postal discounts of up to approximately 25% off the current U.S. first class single piece postage rate.

     Insertion

     The Company provides both selective (intelligent) and non-selective insertion services. The Company's insertion equipment folds and inserts reports, bills, invoices and other marketing materials into envelopes. The Company's automated insertion equipment inserts approximately 12 million pieces per month.

     Presorting

     The Company sorts mail to United States and Canadian Postal Service specifications and adds postal bar-codes in order to obtain the greatest available discount and speed delivery. The Company sorts approximately 5 million pieces of mail per month.

     Commingling

     By combining volumes of mail from a number of customers and adding postal bar-codes, the Company is able to generate postal discounts for customers that do not produce sufficient volume to obtain these benefits on their own. The Company commingles approximately 13 million pieces of mail per month.

  MARKETING MATERIALS FULFILLMENT

     The Company's fulfillment operations provide an efficient mechanism for its customers to distribute marketing materials and instruction manuals to geographically dispersed locations on demand, in a timely, cost-effective manner. The Company receives marketing and related materials from customers, stores them and then ships the materials to various locations upon the receipt of a customer order. For example, a candy manufacturer uses the Company's services to distribute advertising displays and related materials to supermarkets, and a watch manufacturer uses the Company's services to distribute instruction manuals to consumers who have misplaced their original instruction booklets. The Company receives orders to ship materials by telephone, computer, phone mail, fax, mail, electronic mail and Electronic Data Interchange (EDI). The Company's inbound telemarketing service includes customer service representatives who take orders and provide information concerning inventory availability, anticipated delivery and the status of previously placed orders. The Company also produces customized computer reports which track the volume and frequency of shipments of materials to various locations. As an additional service, the Company produces specialized computer reports for pharmaceutical companies which track the distribution of drug samples and provide detailed information as required by law. The Company ships approximately 52,000 packages of marketing and related materials per month.

  FORMS MANAGEMENT

     The Company's services include the purchase, storage and maintenance of printed forms, envelopes, letterhead and marketing materials for customers. The Company also offers limited offset printing services to print forms, stationery and other marketing materials.


  DEVELOPMENT OF NEW SERVICES



     The Company believes that its future success depends on its ability to enhance its current services and develop new services that address the increasingly sophisticated needs of its customers. For example, during the last five years, several of the Founding Companies have increased their document storage capabilities. While previously offering only microfiche and microfilm technology, several of the Founding Companies now offer customers compact disc technologies. In addition, as postal regulations have changed, several of the Founding Companies have improved and updated their software capabilities in order to process nine digit zip codes and use bar coding to take advantage of new postal discounts.



     The Company continually faces challenges in keeping abreast of new technologies. As an example of a future challenge, many companies may increase their use of the Internet to transmit information to employees or customers. To remain competitive, the Company may need to be prepared to offer its customers services that utilize Internet technology. The Company attempts to keep up with technological advances by attending trade shows and by maintaining close contact with its principal customers.

  CONFIDENTIALITY OF CUSTOMER INFORMATION



     A substantial portion of the Company's business involves the handling of documents containing confidential and other sensitive information of its customers. Certain of the Founding Companies already take steps to protect such information, such as requiring employees to enter into confidentiality agreements as a condition of employment and restricting access to certain areas within the Founding Company's premises to certain employees with the need for such access. Following consummation of the Acquisitions, the Company intends to implement uniform policies throughout the Company to protect confidential information, including requiring all new employees and, to the extent practical, existing employees, to execute confidentiality agreements to the extent not previously executed. In addition, while some of the Founding Companies have printer's error insurance to insure against certain risks of breach of confidentiality, the Company intends to obtain printer's error insurance to attempt to reduce the economic impact of any breach. A breach of confidentiality would also have collateral damaging effects on the Company's business reputation.


SALES AND MARKETING

     The Company's sales efforts are handled principally through its in-house direct sales staff of approximately 40 people located in five states and the Province of Quebec. The Company's sales representatives generally have expertise in specific industries, such as the pharmaceutical, telecommunications and financial services industries, and in specific output services, such as statements, computer-generated labels, compact discs and demand publishing. The Company employs customer service representatives to provide on-going support to existing customers and to oversee the implementation of new customer projects.

     The Company augments the work of its sales personnel through a variety of direct marketing techniques, including direct mail, regular participation in industry trade shows and conferences, articles and advertisements in trade journals and Company-sponsored seminars for customers and prospective customers.

     The Company intends to provide Company-wide marketing support to its sales staff through the production and distribution of marketing materials, telemarketing and seminars. The Company plans to augment local sales and marketing efforts through the implementation of a national account program for large customers. The Company's sales and customer service personnel will continue to interact extensively with customer and Company operations staff to address specific customer needs.

CUSTOMERS

     The Company currently has approximately 1,200 customers, including financial institutions, telecommunications companies, pharmaceutical companies, health care institutions, publishing companies and retail and manufacturing firms. No one customer presently accounts for over 5% of the Company's sales.

     The Founding Companies have demonstrated the ability to retain customers over the long-term under short-term contracts, and in many instances, without written contracts. The Company believes that quality of performance, on-going customer support and the technologically advanced customized services provided by the Founding Companies have contributed to this record of successful customer retention.

COMPETITION

     The Company operates in a highly competitive industry. A significant source of competition is the in-house document handling capability of the Company's target customer base. In addition, with respect to those services that are outsourced, the Company competes with a variety of companies, many of which have greater financial resources than the Company. The Company's major competitors include Xerox Business Services, Pitney Bowes Management Services, Anacomp, First Image (a subsidiary of First Data Corporation), Output Technologies (a division of DST Systems, a subsidiary of Kansas City Southern Industries), IKON Office Solutions and Lason, as well as smaller local providers.

     The Company believes that the principal competitive factors in providing computer output and document management services include technological expertise, quality and accuracy, turnaround time, price, reliability and security of service, reputation, client industry expertise, capacity and customer support and service.

LITIGATION

     The Company is, from time to time, a party to legal proceedings arising in the normal course of its business. Management believes that none of the legal proceedings currently outstanding will have a material adverse effect on the Company's business, financial condition or results of operations.

FACILITIES

     The Company currently operates 19 computer output and document management service facilities, aggregating approximately 610,000 square feet. These facilities are located in nine states and in the Province of Quebec, Canada. All of these facilities are leased and are used for operations, administrative and storage functions. Leases vary in term remaining from month-to-month to seven years and in some cases, include options to extend the lease term. See "Certain Transactions" for further information relating to these leases.

EMPLOYEES

     The Company has approximately 680 full-time and 240 part-time employees. No employees of the Company are represented by a labor union. The Company considers its relations with its employees to be good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each of Vestcom's directors, executive officers and persons who will become directors or executive officers of Vestcom following the consummation of the Offering:


              NAME                 AGE                     POSITION*
---------------------------------  ---   ----------------------------------------------
Joel Cartun......................  57    President, Chief Executive Officer and
                                         Director of Vestcom; President of Comvestrix
Peter J. McLaughlin..............  58    Executive Vice President, Chief Financial
                                         Officer, Treasurer and Director of Vestcom
Leslie M. Abcug..................  49    Vice President -- Finance and Administration
                                         of Vestcom; Vice President of Finance and
                                           Administration of Comvestrix
Howard April.....................  66    Director of Vestcom; Chairman of the Board of
                                         COS Information
Gary J. Marcello.................  53    Director of Vestcom; President of DMS
Stephen R. Bova..................  50    Director of Vestcom
Leonard J. Fassler...............  65    Director of Vestcom
Fred S. Lafer....................  68    Director of Vestcom
Richard D. White.................  43    Director of Vestcom


---------------

* Upon consummation of the Offering, it is anticipated that Mr. McLaughlin will resign as a director and that Messrs. April, Marcello, Bova, Fassler, Lafer and White will become directors.


     Members of the Board of Directors will serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified.

     The Company plans to establish an Audit Committee and a Compensation Committee of the Board of Directors upon the consummation of the Offering. The Company anticipates that Leonard J. Fassler and Richard D. White will be the initial members of the Audit Committee and that Stephen R. Bova and Fred S. Lafer will be the initial members of the Compensation Committee.

     Joel Cartun has been the President, Chief Executive Officer and a director of Vestcom since its incorporation in September 1996. Mr. Cartun founded Comvestrix, one of the Founding Companies, in 1969, and has served as President, Chief Executive Officer and a director of that corporation since its incorporation. Mr. Cartun was a founder of Xplor International, a trade association for the electronic printing industry.


     Peter J. McLaughlin has served as Executive Vice President, Chief Financial Officer and Treasurer of Vestcom since March 1997 and as a consultant to Vestcom from July 1996 to March 1997. Mr. McLaughlin has been a director of Vestcom from its inception and will continue to serve as such through the consummation of the Offering, at which time it is expected he will resign. He was a partner from 1994 to 1996 in the merger and acquisition firm of McLaughlin & Tonra. Prior thereto, he held several positions, most recently as Senior Vice President of the Eastern Region, with Zytron (a Dun & Bradstreet subsidiary specializing in computer output services) and its successor company, First Image Management, from 1986 to 1993. He was the founder and Chief Executive Officer of Micrographics Systems, a computer output microfilm service bureau that was sold to Dun & Bradstreet in 1986.


     Leslie M. Abcug has served as Vice President -- Finance and Administration of Vestcom since January 1997 and as Vice President of Finance and Administration of Comvestrix, one of the Founding Companies, since 1986.

     Howard April will become a director of Vestcom upon the consummation of the Offering. Mr. April founded COS Information, one of the Founding Companies, in 1972 and has served as its Chairman of the Board since 1995. He also served as its President from 1972 to 1995. Mr. April has also served as President of

Lirpaco Inc., COS Information's parent, since 1972. Mr. April's son, Leonard April, is President of COS Information.

     Gary J. Marcello will become a director of Vestcom upon the consummation of the Offering. Mr. Marcello has served as the President of the largest of the three companies constituting DMS (see "The Company"), one of the Founding Companies, since 1975.

     Stephen R. Bova will become a director of Vestcom upon the consummation of the Offering. Mr. Bova has served as President of the Global Banking Division of Electronic Data Systems Corporation (a provider of technical and information services) since November 1996. Prior thereto, he served as President of the Global Financial Division of Alltel Information Services, Inc. (a provider of software and information services) for in excess of five years.

     Leonard J. Fassler will become a director of Vestcom upon the consummation of the Offering. Mr. Fassler has served as a consultant to GE Capital Information Technology Systems, Inc. (an international computer reselling and integration company affiliated with General Electric) since August 1996. Mr. Fassler served as Co-Chairman of AmeriData Technologies, Inc. (an international computer integration and support company) for in excess of five years until GE's acquisition of that company in July 1996.

     Fred S. Lafer will become a director of Vestcom upon the consummation of the Offering. Mr. Lafer has served as President of the Taub Foundation (a charitable foundation) since 1994. Mr. Lafer served as Senior Vice President and Secretary of Automatic Data Processing, Inc. (a provider of employer, financial and data services) for in excess of five years, until 1996.

     Richard D. White will become a director of Vestcom upon the consummation of the Offering. Mr. White has been a Managing Director of Oppenheimer & Co., Inc., one of the Representatives of the Underwriters of the Offering, for in excess of five years. Mr. White is also a director of Midway Games Inc.

     The following table sets forth certain information concerning certain principals of the Founding Companies who will continue as employees of the Company following the consummation of the Acquisitions and the Offering:

Leonard April....................   38   President of COS Information
Steven R. Bardwell...............   38   President and Chief Executive Officer of EIS
Frank J. Capozzi.................   54   Executive Vice President of Image
Timothy M. Cicchese..............   36   Chairman of the Board and Chief Executive
                                         Officer of Computer Output
Alfred F. Gismondi...............   52   Vice President of Marketing of Mystic
James H. Horst...................   59   Chairman of the Board and President of Image
Timothy E. McKenzie..............   40   Executive Vice President -- Sales and
                                         Marketing of EIS
Robert R. Rogus..................   55   Vice President of Sales of Comvestrix
Anthony Rossi....................   38   Vice President of DMS

     Leonard April has served as President of COS Information, one of the Founding Companies, since 1996. Prior thereto, he served as Vice
President -- Sales and Marketing of COS Information for in excess of five years. Mr. April is Howard April's son.

     Steven R. Bardwell co-founded EIS, one of the Founding Companies, in 1985 and has served as its Chief Executive Officer and President for in excess of five years.

     Frank J. Capozzi co-founded Image, one of the Founding Companies, in 1980 and has served as its Executive Vice President for in excess of five years.

     Timothy M. Cicchese has served as the Chairman of the Board and Chief Executive Officer of Computer Output, one of the Founding Companies, since 1995 and as Vice President and Chief Financial Officer of Computer Output and its predecessor from 1993 to 1995. Prior thereto, he served as the Data Center Manager for NCR Corp. (a division of AT&T) from 1992 to 1993.

     Alfred F. Gismondi has served as the Vice President of Marketing of Mystic, one of the Founding Companies, for in excess of five years.

     James H. Horst co-founded Image, one of the Founding Companies, in 1980 and has served as its Chairman of the Board and President for in excess of five years.

     Timothy E. McKenzie has served as the Executive Vice President of EIS, one of the Founding Companies, since 1994. He also served as its Vice President from 1991 to 1994.

     Robert R. Rogus has served as Vice President of Sales of Comvestrix, one of the Founding Companies, for in excess of five years.

     Anthony Rossi has served as Vice President of the largest of the three companies constituting DMS, one of the Founding Companies, for in excess of five years.

DIRECTORS' COMPENSATION

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives an annual retainer of $6,000 and an additional fee of $1,000 for each day's attendance at a Board of Directors meeting and/or committee meeting. Under the Company's Stock Option Plan, each non-employee director will also receive options to acquire 10,000 shares of Common Stock at the beginning of his or her first year of service as a director, and options covering 5,000 shares of Common Stock for each year of service thereafter. See "Stock Option Plan." Directors of the Company are reimbursed for out-of-pocket expenses incurred in their capacity as directors of the Company. Gary J. Marcello and Howard April, who will become directors of the Company upon the consummation of the Offering, have entered into employment agreements with DMS and COS Information, respectively, each of which will commence on the consummation date of the Offering. For a description of their respective employment agreements, see "Employment Agreements."

EXECUTIVE COMPENSATION


     Vestcom was incorporated in September 1996 and has not conducted any operations since that time other than in connection with its formation, the negotiation of the Acquisitions and the Offering. The Company anticipates that subject to the hiring of additional executive officers, during 1997 its five most highly compensated executive officers will be its current five executive officers. The annualized compensation of such persons will be as follows: Mr. Cartun -- $200,000, Mr. Marcello -- $200,000, Mr. McLaughlin -- $144,000, Mr.
Abcug -- $110,000 and Mr. Howard April -- $75,188. Each executive officer has entered into an employment agreement with the Company or a subsidiary thereof commencing on the consummation of the Offering, except that Mr. McLaughlin commenced employment with Vestcom on March 1, 1997. See "Employment Agreements." Neither Joel Cartun nor Leslie M. Abcug received any compensation from Vestcom or from any of the Founding Companies for services rendered to Vestcom during the year ended December 31, 1996. For amounts paid to Mr. McLaughlin, see "Certain Transactions."


EMPLOYMENT AGREEMENTS

     Mr. Cartun and Mr. McLaughlin have each entered into an employment agreement with the Company, Mr. Abcug has entered into an employment agreement with Comvestrix, Mr. Marcello has entered into an employment agreement with DMS, and Mr. Howard April has entered into an employment agreement with COS Information, each of which will commence on the consummation of the Offering and the Acquisitions (other than Mr. McLaughlin's agreement, which commenced on March 1, 1997) and will continue for a term of three years following the consummation of the Offering.

     Pursuant to their respective agreements, Mr. Cartun will serve as President and Chief Executive Officer of the Company at an annual base salary of $200,000, Mr. McLaughlin will serve as Executive Vice President and Chief Financial Officer of the Company at an annual base salary of $144,000, Mr. Abcug will serve as Vice President of Finance and Administration of Comvestrix at an annual base salary of $110,000, Mr. Marcello will serve as President of DMS at an annual base salary of $200,000 and Mr. Howard April will serve as Chairman of the Board of COS Information at an annual base salary of CDN $100,000 (approximately U.S. $75,188). Each of Messrs. Cartun, McLaughlin, Abcug, Marcello and April will be entitled to participate in all compensation and employee benefit plans maintained by the Company and its subsidiaries, including such bonuses as may be authorized by the Board of Directors from time to time.

     Each of the employment agreements provides that, in the event of a termination of employment by the Company without cause, such employee will be entitled to receive from the Company an amount in cash equal to the employee's then-current annual base salary for the remainder of the term. In the event of a Change in Control (as defined) of the Company, if the employee has not received sufficient prior notice that such employee's employment will be continued following the Change in Control, such Change in Control will be deemed to be a termination without cause. Further, in the event of any Change in Control, the employee may also elect to treat the Change in Control as a termination without cause by giving appropriate notice to the Company. Each employment agreement also provides that, in the event of a termination of employment as a result of death or disability, such employee (or his heirs or legal representatives, as the case may be) will be entitled to receive a lump-sum amount in cash equal to the employee's then-current base salary, offset by any payments made by the Company pursuant to any life insurance or disability policies. If employment terminates for cause or the employee terminates his employment for reasons other than death or permanent disability, the employee will only be entitled to receive earned but unpaid salary as of the date of termination.

     Each employment agreement also contains certain non-competition covenants which will continue for a period equal to the longer of five years after the consummation of the Offering or one year following termination of employment. Each employment agreement also contains certain anti-solicitation, anti-raiding and confidentiality provisions.

STOCK OPTION PLAN

     In March 1997, the Board of Directors and stockholders of Vestcom approved the Company's 1997 Equity Compensation Program (the "Stock Option Plan"). The purpose of the Stock Option Plan is to provide directors, officers, key employees and consultants with additional incentives by increasing their ownership interests in the Company. Directors, officers and other key employees of the Company and its subsidiaries are eligible to participate in the Stock Option Plan. Awards may also be granted to consultants providing valuable services to the Company. In addition, individuals who have agreed to become a key employee or consultant, and key employees and consultants of entities that are expected to become subsidiaries, are eligible for option grants, conditional in each case on actual employment, consultant or subsidiary status. The Stock Option Plan authorizes the granting of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares and stock bonus awards.

     The Stock Option Plan also provides for automatic option grants to directors who are not otherwise employed by Vestcom or its subsidiaries. Upon commencement of service, a non-employee director will receive a non-qualified option to purchase 10,000 shares of Common Stock, and continuing non-employee directors will receive annual options to purchase 5,000 shares of Common Stock. Options granted to non-employee directors become fully exercisable one year after the date of grant. Non-employee directors' options have a term of ten years from the date of grant.

     The maximum number of shares of Common Stock that may be subject to outstanding options and awards under the Stock Option Plan, determined immediately after the grant of any option or award, is the greater of 700,000 shares or 10% of the aggregate number of shares of the Company's Common Stock outstanding, provided, however, that options to purchase no more than 700,000 shares of Common Stock may be granted as incentive stock options. No one person may receive options or awards for more than 100,000 shares of Common Stock per calendar year.

     The Stock Option Plan will be administered by the Board of Directors or by a committee of the Board (in either case, the "Plan Administrator"). Options and awards granted under the Stock Option Plan will have an exercise or payment price as established by the Plan Administrator, provided that the exercise price of incentive stock options may not be less than the fair market value of the underlying shares on the date of grant and the exercise price of stock options granted to non-employee directors will be equal to the fair market value of the underlying shares on the date of grant. Upon exercise or payment of an option or award, the participant will be required to provide the payment price in full in cash or in shares of Common Stock valued at fair market value on the date of exercise. In connection with any exercise of options or awards, the Company will have the right to collect or withhold from any payments under the Stock Option Plan all taxes required to be withheld under applicable law.

     Unless otherwise provided by the Plan Administrator, options and awards granted under the Stock Option Plan to persons other than non-employee directors are exercisable in 25% increments commencing one year after the date of grant. The Stock Option Plan provides that all stock options granted to non-employee directors will become immediately exercisable upon the occurrence of a "Change in Control Event" (as defined in the Stock Option Plan). The Stock Option Plan further provides that the Plan Administrator may accelerate the vesting of any other option or award upon the occurrence of a Change in Control Event.

     Options and awards granted under the Stock Option Plan generally will be nontransferable, except by will or by the laws of descent and distribution. During the lifetime of a participant, an option generally may be exercised only by the participant. The Stock Option Plan contains various termination provisions for options and awards in the event of termination of employment or status as a director for various reasons.

     The Stock Option Plan may be amended or terminated at any time by the Board of Directors, except that no amendment may be made without stockholder approval if such approval is required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or other applicable law and no amendment or revision may alter or impair an option or award without the consent of the holder thereof. The Stock Option Plan will terminate on March 1, 2007, unless earlier terminated by the Board of Directors. No options or awards may be granted after termination, although such termination will not affect the status of any option or award outstanding on the date of termination.


     Upon consummation of the Acquisitions and the Offering, options covering up to an aggregate of 305,000 shares of Common Stock will be outstanding under the Stock Option Plan, including (i) options to purchase 10,000 shares of Common Stock which will have been granted to each of Stephen R. Bova, Leonard J. Fassler, Fred S. Lafer and Richard D. White, (ii) options to purchase 15,000 shares of Common Stock which will have been granted to Howard April and (iii) options to purchase up to an additional 250,000 shares of Common Stock which will have been granted to other employees of Vestcom and its subsidiaries. The specific options to be granted to such employees have not yet been determined. All of the options granted at or prior to the consummation of the Offering will expire ten years after the date of grant (except for Mr. April's options, which will expire on January 2, 2001) and have an exercise price, subject to adjustment, equal to the initial public offering price of the Common Stock in the Offering. Such options will be exercisable annually in 25% increments beginning with the first anniversary of the date of grant, except for the options granted to Messrs. April, Bova, Fassler, Lafer and White, each of which becomes fully exercisable one year after the date of grant. See "Certain Transactions -- Organization of the Company -- Canadian Acquisition."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Common Stock, after giving effect to the Acquisitions and the Offering, by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof, (ii) each director and person who will become a director upon consummation of the Offering, (iii) each executive officer and person who will become an executive officer upon consummation of the Offering and (iv) all executive officers and directors as a group. The address of each such person is c/o Vestcom International, Inc., 1100 Valley Brook Avenue, Lyndhurst, New Jersey 07071. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                                          SHARES BENEFICIALLY
                                                                                 OWNED
                                                                           AFTER OFFERING(1)
                                                                         ---------------------
                                 NAME                                     NUMBER       PERCENT
-----------------------------------------------------------------------  ---------     -------
Joel Cartun............................................................  1,446,198(2)     18.1%
Peter J. McLaughlin....................................................    172,837         2.2
Leslie M. Abcug........................................................     31,628           *
Howard April...........................................................    141,464(3)      1.8
Gary J. Marcello.......................................................    566,210(4)      7.1
Stephen R. Bova........................................................         --          --
Leonard J. Fassler.....................................................         --          --
Fred S. Lafer..........................................................         --          --
Richard D. White.......................................................    325,512(5)      4.1
All executive officers and directors as a group (9 persons)............  2,683,849        33.6

---------------
  * Less than one percent.

(1) Does not include shares underlying options which will have been granted to the indicated persons, none of which are exercisable within 60 days of the date of this Prospectus.

(2) Includes 200,000 shares held by trusts for the benefit of Mr. Cartun's children. As trustee of such trusts, Mr. Cartun's wife has the right to vote and dispose of such shares.

(3) Includes 127,746 Exchangeable Shares of Vestcom's Canadian subsidiary which will be convertible into 127,746 shares of Common Stock. For purposes of this table, all of such 127,746 Exchangeable Shares are deemed to have been converted. Mr. April also will have an interest in one share of Vestcom's Class B Preferred Stock, which will entitle him to vote on any matter submitted to a vote of the holders of the Common Stock as though he owned 127,746 shares of Common Stock. See "Certain Transactions."

(4) Includes 27,436 shares held by a family limited partnership controlled by Mr. Marcello.

(5) Includes 287,216 shares held in the aggregate by Oppenheimer & Co., Inc. and an affiliate of Oppenheimer & Co., Inc. Mr. White is a Managing Director of Oppenheimer & Co., Inc. Mr. White disclaims beneficial ownership of these 287,216 shares.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY


     Initial Capitalization. The Company was initially capitalized with $1.7 million, $200,000 of which was funded in September 1996 and the remaining $1.5 million of which was funded in December 1996. The $200,000 was comprised of $160,035 of loans provided by Comvestrix and Peter J. McLaughlin, Executive Vice President and Chief Financial Officer of Vestcom (represented by promissory notes in the aggregate principal amount of $160,035) and $39,965 of equity (791,346 shares of Common Stock) provided by the stockholders of Comvestrix and Mr. McLaughlin. The 791,346 shares include 593,509 shares issued to the stockholders of Comvestrix proportionately to their Comvestrix stockholdings (including 512,446 shares which were issued to Joel Cartun (President, Chief Executive Officer and a director of Vestcom), 11,127 shares which were issued to Leslie M. Abcug (Vice President -- Finance and Administration of Vestcom) and 69,936 shares which were issued to other stockholders of Comvestrix) and 197,837 shares which were issued to Mr. McLaughlin. All shares were issued at a price of approximately $.05 per share, which the Board determined was fair market value at such time. The notes, which bear interest at the prime rate, as it may change from time to time, are due on the earlier of June 30, 1997 or upon consummation of the Offering and are subordinated to the $1.5 million financing.



     The $1.5 million was raised in a private placement of stock and notes to Oppenheimer & Co., Inc. ("Oppenheimer"), Opco Senior Executive Partnership, L.P. ("OSEP") (an Oppenheimer affiliate), Richard D. White (a managing director of Oppenheimer who will become a director of Vestcom upon the consummation of the Offering), Comvestrix, the stockholders of Comvestrix (including Joel Cartun and Leslie M. Abcug), an entity controlled by Gary J. Marcello and Howard April. Mr. Marcello and Mr. April will become directors of Vestcom upon the consummation of the Offering. The $1.5 million was comprised of 503,846 shares of Common Stock of Vestcom, sold at a price of approximately $.73 per share, and notes in the aggregate principal amount of $1,132,697 bearing interest at the prime rate, as it may change from time to time, which are due on the earlier of June 30, 1997 or upon consummation of the Offering. The price for the stock was the subject of arms' length negotiations. In such $1.5 million financing, the Company issued
(i) notes payable to Oppenheimer, OSEP, Mr. White, Comvestrix, Mr. Marcello's entity and Mr. April in the principal amounts of $432,495.53, $108,123.88, $72,082.59, $399,996.26, $79,999.16 and $39,999.58, respectively, and (ii)
229,773, 57,443, 38,296, 118,444, 27,436, 13,718, 2,572 and 16,164 shares of
Common Stock to Oppenheimer, OSEP, Mr. White, Mr. Cartun, Mr. Marcello's entity, Howard April, Mr. Abcug and the other stockholders of Comvestrix, respectively.


     Mr. McLaughlin received $74,400 from Vestcom in 1997 for consulting services rendered to Vestcom during 1996. In addition, upon the consummation of the Offering, Vestcom has agreed to pay McLaughlin & Tonra, a partnership in which Mr. McLaughlin held a 50% interest, the sum of $75,000 in payment of consulting services rendered by that firm in connection with the Acquisitions and the Offering.


     Acquisitions. Concurrently with the consummation of the Offering, Vestcom will acquire by merger with Vestcom subsidiaries all of the issued and outstanding capital stock of the Founding Companies (except that COS Information will be acquired by a stock purchase of its holding company rather than a merger), at which time each Founding Company will become a wholly-owned subsidiary of the Company. (See "Canadian Acquisition" below.) The aggregate consideration that will be paid by Vestcom to acquire the Founding Companies consists of (i) approximately $18.4 million in cash and (ii) 2,852,111 shares of Common Stock (or 33.8% of the outstanding shares after completion of the Acquisitions and the Offering, including 50% of the maximum number of shares which may be issued pursuant to certain earn-out provisions in connection with the Acquisitions), for an aggregate value of approximately $52.6 million, assuming an initial public offering price of $12.00 per share, the mid-point of the range set forth on the cover of this Prospectus. By way of comparison, investors in the Offering will pay $46.2 million for 45.6% of the shares to be outstanding after completion of the Acquisitions and the Offering (assuming 50% of the maximum number of shares which may be issued pursuant to certain earn-out provisions in connection with the Acquisitions are actually issued). In connection with the Acquisitions, the Company will assume all of the indebtedness of the Founding

Companies. Portions of such debt have been guaranteed by certain stockholders of the Founding Companies in the aggregate amount of $1.3 million. The Company has agreed to have such guarantees released or the loans repaid within 120 days after the consummation of the Offering. It is anticipated that the Company will repay substantially all long-term bank debt, capital lease obligations and related party indebtedness of the Founding Companies and Vestcom shortly after the consummation of the Offering, in the aggregate amount of approximately $13.6 million. Such amount includes sums to be repaid to stockholders of the Founding Companies, including approximately $1,054,000 (as of December 31, 1996) which will be repaid to Gary J. Marcello and companies he controls.


     The Company has consented to the distribution of cash to those Founding Companies that are S Corporations, namely Comvestrix, DMS, Computer Output, Image and Mystic, in an amount equal to the balance of each such Founding Company's Accumulated Adjustment Account ("AAA") as of the consummation (which shall be a reduction of the cash portion of the purchase price) plus up to 45% of the net income of the Founding Company for 1996 (to the extent not previously distributed) and 1997 (estimated through the consummation date), to enable the stockholders of such Founding Companies to pay income taxes on such corporate income.


     The terms of each Acquisition were negotiated with the shareholders of each Founding Company based on past earnings history and trends. The following table sets forth for each Founding Company the aggregate consideration to be paid to the holders of its common stock in (i) cash and (ii) shares of Common Stock:


                                                             SHARES OF
                                                              COMMON
                         FOUNDING COMPANY                    STOCK(1)           CASH
        ---------------------------------------------------  ---------     --------------
                                                                           (IN THOUSANDS)
        Computer Output(2).................................    297,028         $1,592
        Comvestrix.........................................    943,643          4,771
        COS Information(3).................................    239,988          1,036
        DMS................................................  1,049,760          5,307
        EIS(4).............................................    114,000          1,018
        Image(5)...........................................     76,923          3,000
        Mystic.............................................    130,769          1,700

---------------
(1) Does not include 730,689, 27,436 and 13,718 shares issued to all of the stockholders of Comvestrix, one stockholder of DMS and one stockholder of COS Information, respectively, in connection with the initial capitalization of Vestcom.

(2) An additional earn-out of up to $1,500,000 may be paid, $420,012 of which would be paid in cash and the remainder of which would be paid in Common Stock (89,999 shares if the initial public offering price is $12.00 per share), depending on Computer Output's 1997 revenues and net income before interest and taxes ("EBIT"), except for interest on any capital equipment purchases made after the beginning of the earn-out period.

(3) The stockholders of Lirpaco Inc. (COS Information's parent) will receive 239,988 shares of a Canadian subsidiary of Vestcom, which will be exchangeable into 239,988 shares of Vestcom Common Stock. The cash payment in the chart is presented in U.S. dollars. An additional earn-out of up to $2.1 million Canadian dollars may be paid, all of which would be payable in shares of Vestcom's Canadian subsidiary valued at $13.00 per share. Such shares will be exchangeable into up to 137,307 shares of Common Stock (assuming a maximum .85 Canadian dollar conversion rate), depending on COS Information's calendar 1997 EBIT, except for interest on any capital equipment purchases made after the beginning of the earn-out period. See "Canadian Acquisition."

(4) An additional earn-out of up to $6,000,000 may be paid, $1,680,009 of which would be paid in cash and the remainder of which would be paid by delivery on the consummation date of the Acquisitions of shares of a class of the Company's Preferred Stock convertible into up to 359,999 shares of Common Stock (if the initial public offering price is $12.00 per share), with the amount of cash and the conversion ratio based on EIS' EBIT, except for interest on any capital equipment purchases made after the beginning of the earn-out period, for the two year period beginning on the first day of the fiscal quarter within which the Offering is consummated.

(5) An additional earn-out of up to $4,499,997 may be paid, $700,007 of which would be paid in cash and the remainder of which would be paid by delivery on the consummation date of the Acquisitions of shares of a class of the Company's Preferred Stock convertible into up to 316,666 shares of Common Stock (if the initial public offering price is $12.00 per share), with the amount of cash and the conversion ratio based on Image's EBIT, except for interest on any capital equipment purchases made after the beginning of the earn-out period, for the one year period beginning on the first day of the fiscal quarter within which the Offering is consummated.

     Joel Cartun, a principal stockholder of Comvestrix, Gary Marcello, a principal stockholder of DMS, and Howard April, a principal stockholder of COS Information, are or will become directors of Vestcom upon consummation of the Acquisitions. Leslie M. Abcug, a stockholder of Comvestrix, is an executive officer of Vestcom. Of the consideration described above, Joel Cartun will receive $4,129,610 and 815,308 shares of Common Stock for his ownership interest in Comvestrix, Mr. Marcello will receive $3,271,303 and 538,774 shares of Common Stock for his ownership interest in DMS, Mr. April will receive $499,560 and 127,746 shares of Vestcom's Canadian subsidiary which will be exchangeable into 127,746 shares of Common Stock for his ownership interest in COS Information and Mr. Abcug will receive $90,813 and 17,929 shares of Common Stock for his ownership interest in Comvestrix. Mr. April may receive up to an additional 73,075 shares of Vestcom's Canadian subsidiary which would be exchangeable into an equal number of shares of Common Stock pursuant to certain earn-out provisions if specified earnings thresholds of COS Information are attained. See "Principal Stockholders" for the total number of shares of Common Stock to be held by the Company's executive officers and directors after the Offering.

     Pursuant to the agreements relating to the Acquisitions, all stockholders of each of the Founding Companies have agreed not to compete with the Company for a period of five years commencing on the consummation date of the Acquisitions (except for two minority stockholders of Computer Output who have agreed not to compete for the longer of one year following the consummation date of the Acquisitions or one year following termination of their employment). A total of 17 of the stockholders of the various Founding Companies will enter into three year employment agreements with Vestcom or its subsidiaries effective upon the consummation of the Offering and the Acquisitions. Mr. McLaughlin has entered into an employment agreement with Vestcom effective March 1, 1997, which terminates three years following the consummation of the Offering. See "Management -- Employment Agreements."

     After the consummation of the Acquisitions, the Company will lease property from various entities in which the stockholders of Image, Joel Cartun and Gary
J. Marcello have interests. The Company believes that the rent it will pay for each of these properties is equal to the fair market rental value of each respective property. See "Real Estate Transactions."

     Canadian Acquisition A subsidiary of Vestcom has been organized under the laws of the Province of New Brunswick, Canada. This subsidiary will acquire all of the issued and outstanding stock of Lirpaco Inc., the holding company for COS Information, in exchange for U.S. $1,036,000 cash and 239,988 shares of a class of non-voting stock of such New Brunswick corporation (the "Exchangeable Shares") which will be convertible into 239,988 shares of Common Stock at any time at the option of the holders of the Exchangeable Shares or, under certain limited conditions, by Vestcom. In addition, the former Lirpaco stockholders will receive one share of Vestcom Preferred Stock which will have voting rights equal to the 239,988 shares of Common Stock into which the Exchangeable Shares can be converted. If COS Information's EBIT for calendar 1997 meets specified thresholds, up to 137,307 additional Exchangeable Shares may be issued, which shares would be convertible into a like number of shares of Common Stock. In such event, the voting rights of the one share of Vestcom Preferred Stock which will be issued to the former Lirpaco stockholders would be increased to equal the total number of shares of Common Stock into which the total number of outstanding Exchangeable Shares can be converted. In addition, in connection with the Acquisition of COS Information, Howard April will receive an option to purchase 15,000 shares of Common Stock at the initial public offering price. Mr. April's option, which expires on January 2, 2001, becomes fully exercisable one year after the date of grant.


REAL ESTATE TRANSACTIONS


     Mr. Joel Cartun has a 50% interest in the partnership which owns the property used by the Company and Comvestrix in Lyndhurst, New Jersey. The partnership leases the property to Comvestrix. The current lease expires in 2001. Comvestrix's related party rent expense for this property for the fiscal years ended December 31, 1994, 1995 and 1996 was $661,635, $363,472 and
$628,083, respectively. The current annual rent is $454,632 per year, which the Company believes to be the fair market rental value of the property.



     Mr. Gary Marcello (either alone or with his wife) owns interests ranging from 75% to 100% in the partnerships which own the four properties used by DMS in Dover, New Jersey and Scranton, Pennsylvania and which lease such property to DMS. The current leases expire at various times from 1998 through 2004. DMS' related party rent expense for these properties for the fiscal years ended December 31, 1994, 1995 and 1996 was $760,468, $639,768 and $777,112,
respectively. The current annual rent for all of these properties is $824,583 per year (inclusive of real estate taxes), which the Company believes to be the fair market rental value of the property. The Company is exploring the feasibility of alternative space to the space currently utilized by DMS and leased from Mr. Marcello. In connection with any move, the Company will need to negotiate an arrangement to make a payment to Mr. Marcello's partnerships in exchange for early termination of the existing leases. If any such arrangement is entered into after the consummation of the Offering, the amount of any such fee will be subject to approval by the independent directors on Vestcom's Board.


COMPANY POLICY

     In the future, transactions with affiliates of the Company are anticipated to be minimal, will be required to be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors, and will be made on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, no par value (the "Common Stock"), and 10,000,000 shares of undesignated stock, which may be issued from time to time by the Board of Directors as shares of one or more classes or series of common stock or preferred stock. After giving effect to the Acquisitions, but prior to the consummation of the Offering, the Company will have outstanding 4,147,303 shares of Common Stock and 301 shares of Preferred Stock. Upon completion of the Offering, the Company will have outstanding 7,997,303 shares of Common Stock (8,574,803 shares if the Underwriters' over-allotment option is exercised in full) and 301 shares of Preferred Stock. In addition, the Company will have 700,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan. See "Management -- Stock Option Plan." As of January 31, 1997, there were 21 holders of record of Common Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

     Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared at the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no pre-emptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to the Offering will be upon payment therefor, fully paid and nonassessable.

UNDESIGNATED STOCK

     The undesignated stock may be issued from time to time by the Board of Directors as shares of one or more classes or series of preferred stock or common stock. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series or class, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of preferred stock or common stock, in each case without any further action or vote by the stockholders.

     One share of Class B Preferred Stock will be issued in connection with the Acquisition of COS Information and initially will have voting rights equal to the 239,988 shares of Common Stock that the Company will be obligated to issue upon conversion of the Exchangeable Shares of Vestcom's Canadian subsidiary. (The number of outstanding shares of Common Stock referred to above includes the 239,988 shares of Common Stock issuable upon conversion of such Exchangeable Shares.) The voting rights of the share of Class B Preferred Stock will increase if additional Exchangeable Shares are issued based on COS Information's earnings before interest and taxes for 1997. See "Certain Transactions -- Organization of the Company -- Canadian Acquisition." An aggregate of 200 shares of Class A Convertible Preferred Stock will be issued in connection with the Acquisition of EIS, and will be convertible into up to 359,999 shares of Common Stock based on EIS' pre-tax earnings for the two year period beginning on the first day of the fiscal quarter within which the Offering is consummated. An aggregate of 100 shares of Class C Convertible Preferred Stock will be issued in connection with the Acquisition of Image, and will be convertible into up to

316,666 shares of Common Stock based on Image's pre-tax earnings for the one year period beginning on the first day of the fiscal quarter within which the Offering is consummated. (The number of outstanding shares of Common Stock referred to above excludes an aggregate of 676,665 shares of Common Stock issuable upon conversion of such shares of Preferred Stock.) See "Certain Transactions." The Company has no current plans to issue any additional shares of preferred stock or common stock of any class or series.

     One of the effects of undesignated stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of preferred stock or common stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, preferred stock or common stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of such stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISIONS

     The New Jersey Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the Board may, in addition to considering the effects of any action on stockholders, consider any of the following: (a) the effects of the proposed action on the corporation's employees, suppliers, creditors and customers, (b) the effects on the community in which the corporation operates and (c) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may best be served by the continued independence of the corporation. The statute further provides that if, based on these factors, the Board determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a stockholder to challenge the Board's rejection of, and may facilitate the Board's rejection of, an offer to acquire the Company.

     The Company will be subject to the New Jersey Shareholders Protection Act (the "Protection Act"), which prohibits certain New Jersey corporations from engaging in business combinations (including mergers, consolidations, significant asset dispositions and certain stock issuances) with any interested shareholder (defined to include, among others, any person that becomes a beneficial owner of 10% or more of the affected corporation's voting power) for five years after such person becomes an interested shareholder, unless the business combination is approved by the Board of Directors prior to the date the shareholder became an interested shareholder. In addition, the Protection Act prohibits any business combination at any time with an interested shareholder other than a transaction that (i) is approved by the Board of Directors prior to the date the interested shareholder became an interested shareholder, or (ii) is approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, or (iii) satisfies certain "fair price" and related criteria.

LIMITATION OF DIRECTORS' LIABILITIES

     Pursuant to the provisions of the Company's Certificate of Incorporation, directors of the Company are not personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering and the consummation of the Acquisitions, the Company will have outstanding 7,997,303 shares of Common Stock. The 3,850,000 shares of Common Stock sold in the Offering (plus any additional shares of Common Stock sold upon exercise of the underwriters' over-allotment option) will be freely tradeable without restriction unless purchased by affiliates of the Company. None of the remaining 4,147,303 outstanding shares of Common Stock (collectively, the "Restricted Shares") have been issued in transactions registered under the Securities Act, which means that they may be resold publicly only in future transactions registered under the Securities Act, or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

     In general, under Rule 144 as amended effective April 29, 1997, if one year has elapsed since the later of the date of the acquisition of restricted shares of Common Stock from either the Company or any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 79,000 shares immediately after the Offering, assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144 as amended effective April 29, 1997, if two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an "affiliate" of the Company at any time during the 90 days preceding a sale would be entitled to sell such shares under Rule 144(k) without regard to the limitations described above. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

     Upon the consummation of the Offering, the holders of 503,846 of the Restricted Shares issued or connected with the Company's $1.5 million private placement (See "Certain Transactions -- Organization of the Company -- Initial Capitalization") will have certain registration rights. During the period from the first anniversary of the consummation of the Offering through the seventh anniversary of such consummation, such holders will have one demand registration right, exercisable by the holders of a majority of such 503,846 shares, pursuant to which the Company is required to file a registration statement under the Securities Act to register the sale of shares by those requesting stockholders and any other holders of Common Stock with such registration rights who desire to sell pursuant to such registration statement. In addition, subject to certain conditions and limitations, the holders of such 503,846 shares also have piggyback registration rights at any time prior to December 31, 2003, pursuant to which they have the right to participate in registrations by the Company of its equity securities. The Company will pay the registration fees and expenses in connection with any requested registration, except that the stockholders exercising such registration rights will pay any underwriting discounts and commissions relating to the shares owned by them and included in any such registration. The number of shares of Common Stock that must be registered on behalf of these selling stockholders is subject to limitation if the managing underwriter determines that market conditions require such a limitation. The Company will indemnify the selling stockholders, and such stockholders will indemnify the Company, against certain liabilities in respect of any registration statement filed pursuant to the exercise of such registration rights.

     The Company, all of the stockholders of the Founding Companies, the existing stockholders of the Company and the officers and directors of the Company have agreed for a period of 180 days from the consummation of the Offering (the "Lockup Period") not to request or demand the filing of a registration statement to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock (or any securities convertible into or exercisable or exchangeable for Common Stock) or grant any options or warrants to purchase any shares of Common Stock without the prior written consent of Oppenheimer & Co., Inc., on behalf of the Underwriters, except for (i) any such options granted, and any such shares of Common Stock issuable upon any options granted, pursuant to the Stock Option Plan, (ii) the filing by the Company of a shelf registration statement to register an additional 2,000,000 shares of Common Stock with the Commission under the Securities Act for use by the Company as consideration to be paid in future acquisitions (and not for sales by selling stockholders of the Company),
(iii) the issuance of shares of Common Stock in connection with future acquisitions and (iv) the filing by the Company of a Registration Statement on Form S-8 to register the shares of Common Stock reserved for issuance under the Stock Option Plan.


     The Company currently intends to file a shelf registration statement to register an additional 2,000,000 shares of Common Stock with the Commission under the Securities Act as soon as possible after completion of the Offering for use by the Company as consideration to be paid in future acquisitions. These shares will generally be freely tradeable after their issuance, unless the sale thereof is contractually restricted or the shares are acquired by certain related parties, in which case they may be sold pursuant to Rule 145 under the Securities Act. Rule 145 permits, in part, certain persons to resell immediately securities acquired in transactions covered under the Rule, provided such securities are resold in accordance with the public information requirements, volume limitations and manner of sale requirements of Rule 144. Pursuant to Rule 145 as amended effective April 29, 1997, if a period of one year has elapsed since the date such securities were acquired in such transaction and if the issuer meets the public information requirements of Rule 144, Rule 145 permits a person who is not an affiliate of the issuer to freely resell such securities.

     Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the Company's ability to raise equity capital in the future.

     Upon the consummation of the Offering, the Company will have outstanding under the Stock Option Plan options to purchase up to an aggregate of 305,000 shares of Common Stock at the initial public offering price. None of the outstanding options will be exercisable until one year after the Offering. The Company intends to register the shares issuable upon exercise of options granted under the Stock Option Plan and, upon such registration, such shares will be eligible for resale in the public market. See "Management -- Stock Option Plan."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Oppenheimer & Co., Inc. and Prudential Securities Incorporated are acting as Representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite the name of such Underwriter below:

                                                                              NUMBER OF
                                                                              SHARES OF
                                 UNDERWRITERS                                COMMON STOCK
    -----------------------------------------------------------------------  ------------
    Oppenheimer & Co., Inc. ...............................................
    Prudential Securities Incorporated.....................................

                                                                               ---------
              Total........................................................    3,850,000
                                                                               =========

     The Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession of $     per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $     per share to certain brokers and
dealers. After the shares of Common Stock are released for sale to the public, the initial public offering price and other selling terms may from time to time be changed by the Representatives. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

     The Company has granted the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 577,500 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them as shown in the foregoing table bears to the 3,850,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. The Representatives have advised the Company that the Underwriters do not intend to confirm sales in excess of 5% of the shares offered hereby to any account over which they exercise discretionary authority.

     The Company has applied to the Nasdaq National Market for listing of the Common Stock under the symbol "VESC." In order to meet one of the requirements for listing the Common Stock on the Nasdaq National Market, the Underwriters will undertake to sell shares to a minimum of 400 beneficial holders.

     The Company has agreed to indemnify the Representatives and the several Underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act and to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company's officers and directors, the Company's stockholders prior to the Offering and the stockholders of the Founding Companies have agreed not to offer, sell, contract to sell, pledge or grant any option to purchase or otherwise dispose of such securities for 180 days after the date of this Prospectus, without the prior written consent of Oppenheimer & Co., Inc., on behalf of the Underwriters. The Company has also agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common

Stock (other than (i) options which may be granted under the Stock Option Plan, (ii) shares issuable upon exercise of outstanding options, (iii) the filing of a shelf registration statement to register an additional 2,000,000 shares of Common Stock with the Commission under the Securities Act for use by the Company as consideration to be paid in future acquisitions, (iv) the issuance of shares of Common Stock in connection with future acquisitions and (v) the filing of a registration statement on Form S-8 to register the shares of Common Stock reserved for issuance under the Stock Option Plan) for a period of 180 days after the date of this Prospectus, without the prior written consent of Oppenheimer & Co., Inc., on behalf of the Underwriters. See "Shares Eligible for Future Sale."

     For a description of certain investments in Vestcom made by Oppenheimer & Co., Inc. and its affiliates, see "Certain Transactions."

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot the Offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in the Offering, if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations among the Company and the Representatives. The principal factors considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, market valuations of companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the history of and prospects for the industry in which the Company competes, and such other factors as the Company and the Representatives deem relevant.

                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for the Company by Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A., Roseland, New Jersey. Certain legal matters related to the Offering will be passed upon for the Underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

                                    EXPERTS

     The financial statements and schedules included in this Prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such material may be obtained from the Public Reference Branch of the Commission at 450 Fifth Street, N.W. Washington, DC 20549 upon payment of the fees prescribed by the Commission. The Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

     The Company intends to furnish to its stockholders annual reports containing financial statements audited by independent certified public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year of the Company.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Unaudited Pro Forma Financial Statements
     Basis of Presentation............................................................  F-3
     Pro Forma Combined Balance Sheet as of December 31, 1996 (unaudited).............  F-4
     Pro Forma Combined Statement of Operations for the Year Ended December 31, 1996
      (unaudited).....................................................................  F-5
     Notes to Unaudited Pro Forma Combined Financial Statements.......................  F-6
Historical Financial Statements
  Vestcom International, Inc.
     Report of Independent Public Accountants.........................................  F-10
     Balance Sheet -- As of December 31, 1996.........................................  F-11
     Statement of Operations -- For the Period From Inception (September 19, 1996) to
      December 31, 1996...............................................................  F-12
     Statement of Stockholders' Equity -- For the Period From Inception (September 19,
      1996) to December 31, 1996......................................................  F-13
     Statement of Cash Flows -- For the Period From Inception (September 19, 1996) to
      December 31, 1996...............................................................  F-14
     Notes to Financial Statements....................................................  F-15
  Comvestrix Corp.:
     Report of Independent Public Accountants.........................................  F-19
     Balance Sheets -- As of December 31, 1995 and 1996...............................  F-20
     Statements of Income -- For the Years Ended December 31, 1994, 1995 and 1996.....  F-21
     Statements of Stockholders' Equity -- For the Years Ended December 31, 1994, 1995
      and 1996........................................................................  F-22
     Statements of Cash Flows -- For the Years Ended December 31, 1994, 1995 and
      1996............................................................................  F-23
     Notes to Financial Statements....................................................  F-24
  Morris County Direct Mail Services, Inc. and related companies:
     Report of Independent Public Accountants.........................................  F-29
     Combined Balance Sheets -- As of December 31, 1995 and 1996......................  F-30
     Combined Statements of Income -- For the Years Ended December 31, 1994, 1995 and
      1996............................................................................  F-31
     Combined Statements of Stockholders' Equity -- For the Years Ended December 31,
      1994, 1995 and 1996.............................................................  F-32
     Combined Statements of Cash Flows -- For the Years Ended December 31, 1994, 1995
      and 1996........................................................................  F-33
     Notes to Combined Financial Statements...........................................  F-34

                                                                                        PAGE
                                                                                        ----
  Lirpaco Inc. and Subsidiary:
     Report of Independent Public Accountants.........................................  F-40
     Consolidated Balance Sheets -- As of July 31, 1995 and 1996 and December 31,
      1996............................................................................  F-41
     Consolidated Statements of Income -- For the Years Ended July 31, 1995 and 1996
      and the Five Months Ended December 31, 1995 (Unaudited) and 1996................  F-42
     Consolidated Statements of Stockholders' Equity -- For the Years Ended July 31,
      1995 and 1996 and the Five Months Ended December 31, 1996.......................  F-43
     Consolidated Statements of Cash Flows -- For the Years Ended July 31, 1995 and
      1996 and the Five Months Ended December 31, 1995 (Unaudited) and 1996...........  F-44
     Notes to Consolidated Financial Statements.......................................  F-45
  Computer Output Systems, Inc.:
     Report of Independent Public Accountants.........................................  F-50
     Balance Sheets -- As of December 31, 1995 and 1996...............................  F-51
     Statements of Income -- For the Years Ended December 31, 1994, 1995 and 1996.....  F-52
     Statements of Stockholders' Equity -- For the Years Ended December 31, 1994, 1995
      and 1996........................................................................  F-53
     Statements of Cash Flows -- For the Years Ended December 31, 1994, 1995 and
      1996............................................................................  F-54
     Notes to Financial Statements....................................................  F-55
  Electronic Imaging Services, Inc.:
     Report of Independent Public Accountants.........................................  F-60
     Balance Sheet -- As of December 31, 1996.........................................  F-61
     Statement of Operations -- For the Year Ended December 31, 1996..................  F-62
     Statement of Changes in Stockholders' Equity -- For the Year Ended December 31,
      1996............................................................................  F-63
     Statement of Cash Flows -- For the Year Ended December 31, 1996..................  F-64
     Notes to Financial Statements....................................................  F-65
  Image Printing Systems, Inc.:
     Report of Independent Public Accountants.........................................  F-70
     Balance Sheets -- As of December 31, 1995 and 1996...............................  F-71
     Statements of Operations -- For the Years Ended December 31, 1994, 1995 and
      1996............................................................................  F-72
     Statements of Stockholders' Equity -- For the Years Ended December 31, 1994, 1995
      and 1996........................................................................  F-73
     Statements of Cash Flows -- For the Years Ended December 31, 1994, 1995 and
      1996............................................................................  F-74
     Notes to Financial Statements....................................................  F-75

               VESTCOM INTERNATIONAL, INC. AND FOUNDING COMPANIES

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION
                                  (UNAUDITED)

     The following unaudited pro forma financial statements give effect to the acquisitions by Vestcom International, Inc. ("Vestcom") of substantially all of the net assets of Comvestrix Corp. ("Comvestrix"), Direct Mail Services ("DMS"), Computer Output Systems, Inc. ("Computer Output"), COS Information Inc. ("COS Information"), Electronic Imaging Services, Inc. ("EIS"), Image Printing Systems, Inc. ("Image") and Mystic Graphic Systems, Inc. ("Mystic") (together, the Founding Companies). Vestcom and the Founding Companies are hereinafter referred to as the Company. These acquisitions (the Acquisitions) will occur concurrently with the closing of Vestcom's initial public offering (the Offering) and will be accounted for using the purchase method of accounting. Comvestrix, one of the Founding Companies, has been identified as the acquiror for financial statement presentation purposes. The unaudited pro forma financial statements also give effect to the issuance of Common Stock, which will be issued by Vestcom to the sellers of the Founding Companies upon the effectiveness of the Offering. These statements are based on the historical financial statements of the Founding Companies included elsewhere in this Prospectus (except Mystic) and the estimates and assumptions set forth below and in the notes to the unaudited pro forma financial statements.

     The unaudited pro forma combined balance sheet gives effect to these transactions (the Acquisitions and the Offering) as if they had occurred on December 31, 1996. The unaudited pro forma combined statement of operations gives effect to the transactions as if they had occurred at the beginning of the period presented.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma financial data presented herein do not purport to represent what the Company's financial position or results of operations would have actually been had such events occurred at the beginning of the periods presented, as assumed, or to project the Company's financial position or results of operations for any future period or the future results of the Founding Companies. The unaudited pro forma financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. Also see "Risk Factors" included elsewhere herein.

                          VESTCOM INTERNATIONAL, INC.

                            PRO FORMA BALANCE SHEET

                            AS OF DECEMBER 31, 1996

                                  (UNAUDITED)


                                                  OTHER                                                    POST        PRO FORMA
                                                FOUNDING                    PRO FORMA                     MERGER          FOR
                     VESTCOM     COMVESTRIX     COMPANIES       TOTAL      ADJUSTMENTS    PRO FORMA    ADJUSTMENTS     OFFERING
                   -----------   -----------   -----------   -----------   -----------   -----------   ------------   -----------
Current Assets:
  Cash and cash
   equivalents...  $ 1,344,758   $   106,610     1,124,084     2,575,452            --   $ 2,575,452   $  9,293,480   $11,868,932
  Accounts
    receivable,
    net..........           --     4,135,168     7,185,343    11,320,511            --    11,320,511             --    11,320,511
  Due from
    related
    parties......           --       527,056       288,849       815,905   $  (527,056)      288,849             --       288,849
  Postage
    receivable...           --       832,303       330,730     1,163,033            --     1,163,033             --     1,163,033
  Notes
    receivable...           --            --       100,000       100,000            --       100,000             --       100,000
  Supplies
    inventory....           --       417,869     1,425,792     1,843,661            --     1,843,661                    1,843,661
  Prepaid
    postage......           --       885,123       464,380     1,349,503            --     1,349,503             --     1,349,503
  Prepaid
    expenses and
    other........           --       126,761       438,403       565,164            --       565,164             --       565,164
                   -----------   -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Total current
      assets.....    1,344,758     7,030,890    11,357,581    19,733,229      (527,056)   19,206,173      9,293,480    28,499,653
Property and
  Equipment,
  Net............           --     4,385,047     7,901,474    12,286,521            --    12,286,521             --    12,286,521
Goodwill.........           --            --       396,184       396,184    33,345,289    33,741,473             --    33,741,473
Other Assets.....      392,664       105,750       241,672       740,086            --       740,086       (392,664)      347,422
                   -----------   -----------   -----------   -----------   -----------   -----------   ------------   -----------
        Total
        assets...    1,737,422    11,521,687    19,896,911    33,156,020    32,818,233    65,974,253      8,900,816    74,875,069
                   ===========   ===========   ===========   ===========   ===========   ===========   ============   ===========
Current
  Liabilities:
  Short-term
    borrowings...           --     1,900,000     1,643,369     3,543,369            --     3,543,369     (3,543,369)           --
  Current portion
    of long-term
    debt.........           --       785,472     1,444,999     2,230,471            --     2,230,471     (2,230,471)           --
  Current portion
    of capital
    lease........           --            --       662,905       662,905            --       662,905       (662,905)           --
  Due to related
    parties......    1,292,732            --     1,231,590     2,524,322      (527,056)    1,997,266     (1,997,266)           --
  Accounts
    payable......           --     1,292,925     4,148,725     5,441,650            --     5,441,650             --     5,441,650
  Pro forma cash
    due Founding
    Companies....           --            --            --            --    18,423,390    18,423,390    (18,423,390)           --
  Accrued
    expenses.....      320,230     1,168,117     2,176,921     3,665,268            --     3,665,268       (320,230)    3,345,038
  Postage
    advance......           --       888,809       861,937     1,750,746            --     1,750,746             --     1,750,746
  Deferred income
    taxes........           --            --            --            --     1,525,771     1,525,771             --     1,525,771
  Other
   liabilities...           --       135,810         6,567       142,377            --       142,377             --       142,377
                   -----------   -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Total current
   liabilities...    1,612,962     6,171,133    12,177,013    19,961,108    19,422,105    39,383,213    (27,177,631)   12,205,582
Long-Term Debt...           --       682,611     1,888,176     2,570,787            --     2,570,787     (2,570,787)           --
Capital Lease
  Obligations....           --            --     2,595,848     2,595,848            --     2,595,848     (2,595,848)           --
Pledged Stock....           --            --       375,000       375,000      (375,000)           --             --            --
Convertible
  Preferred
  Stock..........           --            --            --            --     2,791,244     2,791,244             --     2,791,244
Deferred Purchase
  Price..........           --            --            --            --     2,663,756     2,663,756             --     2,663,756
Deferred
  Charges........           --       380,297            --       380,297       955,000     1,335,297             --     1,335,297
Deferred Income
  Taxes..........           --         3,157       124,634       127,791            --       127,791             --       127,791
                   -----------   -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Total
   liabilities...    1,612,962     7,237,198    17,160,671    26,010,831    25,457,105    51,467,936    (32,344,266)   19,123,670
Stockholders
  Equity:
  Common stock...    1,539,965         7,500        36,706     1,584,171    11,221,327    12,805,498     40,966,000    53,771,498
  Preferred
    stock........           --            --       170,206       170,206     1,809,695     1,979,901             --     1,979,901
  Additional
    paid-in
    capital......           --       355,863       280,717       636,580      (636,580)           --             --            --
  Subscriptions
    receivable...     (279,082)     (106,297)           --      (385,379)      106,297      (279,082)       279,082            --
  Retained
    earnings.....   (1,136,423)    5,465,803     2,991,592     7,320,972    (7,320,972)           --             --            --
                   -----------   -----------   -----------   -----------   -----------   -----------   ------------   -----------
                       124,460     5,722,869     3,479,221     9,326,550     5,179,767    14,506,317     41,245,082    55,751,399
Less -- treasury
  stock..........           --    (1,438,380)     (778,233)   (2,216,613)    2,216,613            --             --            --
Cumulative
  translation
  adjustments....           --            --        35,252        35,252       (35,252)           --             --            --
                   -----------   -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Total
    stockholders'
      equity.....      124,460     4,284,489     2,736,240     7,145,189     7,361,128    14,506,317     41,245,082    55,751,399
                   -----------   -----------   -----------   -----------   -----------   -----------   ------------   -----------
        Total
      liabilities
          and
    stockholder's
        equity...    1,737,422    11,521,687    19,896,911    33,156,020    32,818,233    65,974,253      8,900,816    74,875,069
                   ===========   ===========   ===========   ===========   ===========   ===========   ============   ===========


       See accompanying notes to unaudited pro forma financial statements

               VESTCOM INTERNATIONAL, INC. AND FOUNDING COMPANIES

                       PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)


                                                                       OTHER
                                                                     FOUNDING                    PRO FORMA       PRO FORMA
                                          VESTCOM     COMVESTRIX     COMPANIES       TOTAL      ADJUSTMENTS      COMBINED
                                        -----------   -----------   -----------   -----------   -----------     -----------
Revenues..............................           --   $21,446,745   $43,840,269   $65,287,014            --     $65,287,014
Cost of services......................           --    12,329,784    31,092,542    43,422,326            --      43,422,326
                                         ----------   ------------  ------------  ------------  ------------    ------------
  Gross profit........................           --     9,116,961    12,747,727    21,864,688            --      21,864,688
Selling, general and administrative
  expenses............................  $   364,575     7,282,491    10,978,390    18,625,456   $(3,595,992)(e)  15,029,464
Goodwill amortization.................           --            --            --            --     1,111,510(f)    1,111,510
                                         ----------   ------------  ------------  ------------  ------------    ------------
Income (loss) from operations.........      364,575     1,834,470     1,769,337     3,239,232     2,484,482       5,723,714
Other income (expense):
  Interest expense....................     (771,848)     (140,804)     (754,414)   (1,667,066)    1,667,066(g)           --
  Interest and other income...........           --        63,051       127,288       190,339            --         190,339
                                         ----------   ------------  ------------  ------------  ------------    ------------
Income before provision for income
  taxes...............................   (1,136,423)    1,756,717     1,142,211     1,762,505     4,151,548       5,914,053
Provision for income taxes............           --         9,298       153,041       162,339     2,647,886(h)    2,810,225
                                         ----------   ------------  ------------  ------------  ------------    ------------
Net income............................   (1,136,423)    1,747,419       989,170     1,600,166     1,503,662       3,103,828
                                         ==========   ============  ============  ============  ============    ============
Net income per share..................           --            --            --            --            --(i)  $       .37
                                                                                                                ============
Weighted average shares used in
  computing pro forma net income per
  share...............................                                                                            8,449,657
                                                                                                                ============


       See accompanying notes to unaudited pro forma financial statements

               VESTCOM INTERNATIONAL, INC. AND FOUNDING COMPANIES

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  VESTCOM INTERNATIONAL, INC. BACKGROUND:

     Vestcom International, Inc. (Vestcom) was incorporated to create an international provider of computer output and document management services. Vestcom has conducted no operations to date and will acquire the Founding Companies concurrently with the consummation of the Offering.

2.  HISTORICAL FINANCIAL STATEMENTS:


     The historical financial statements represent the financial position and results of operations of the Founding Companies and were derived from the respective financial statements where indicated. All Founding Companies have a December 31 year-end or they have been converted to a December 31 year-end. The audited historical financial statements included elsewhere in this Prospectus have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.


3.  ACQUISITION OF FOUNDING COMPANIES:


     Concurrent with the consummation of the Offering, Vestcom will acquire substantially all of the net assets of the Founding Companies. All of the Acquisitions will be accounted for using the purchase method of accounting, with Comvestrix Corp. being treated as the accounting acquiror for financial statement purposes.


     The following table sets forth for each Founding Company the consideration to be paid its common stockholders in (i) cash and (ii) shares of Common Stock.

                                                           SHARES OF
                       FOUNDING COMPANY                 COMMON STOCK(1)          CASH
        ----------------------------------------------  ---------------     --------------
                                                                            (IN THOUSANDS)
        Computer Output(2)............................       297,028            $1,592
        Comvestrix....................................       943,643             4,771
        COS Information(3)............................       239,988             1,036
        DMS...........................................     1,049,760             5,307
        EIS(4)........................................       114,000             1,018
        Image(5)......................................        76,923             3,000
        Mystic........................................       130,769             1,700

---------------
(1) Does not include 730,689, 27,436 and 13,718 shares issued to all of the stockholders of Comvestrix, one stockholder of DMS and one stockholder of COS Information, respectively, in connection with the initial capitalization of Vestcom.

(2) An additional earn-out of up to $1,500,000 may be paid, $420,012 of which would be paid in cash and the remainder of which would be paid in Common Stock (89,999 shares if the initial public offering price is $12.00 per share), depending on Computer Output's 1997 revenues and net income before interest and taxes ("EBIT"), except for interest on any capital equipment purchases made after the beginning of the earn-out period.

(3) The stockholders of Lirpaco Inc. (COS Information's parent) will receive 239,988 shares of a Canadian subsidiary of Vestcom, which will be exchangeable into 239,988 shares of Vestcom Common Stock. The cash payment in the chart is presented in U.S. dollars. An additional earn-out of up to $2.1 million Canadian dollars may be paid, all of which would be payable in shares of Vestcom's Canadian subsidiary valued at $13.00 per share. Such shares would be exchangeable into up to 137,307 shares of Common Stock (assuming a maximum .85 Canadian dollar conversion rate), depending on COS Information's calendar 1997 EBIT, except for interest on any capital equipment purchases made after the beginning of the earn-out period. See "Canadian Acquisition."

               VESTCOM INTERNATIONAL, INC. AND FOUNDING COMPANIES

(4) An additional earn-out of up to $6,000,000 may be paid, $1,680,009 of which would be paid in cash and the remainder of which would be paid by delivery of shares of a class of the Company's Preferred Stock convertible into up to 359,999 shares of Common Stock if the initial public offering price is $12.00 per share, with the amount of cash and the conversion ratio based on EIS' EBIT, except for interest on any capital equipment purchases made after the beginning of the earn-out period, for the two year period beginning on the first day of the fiscal quarter within which the Offering is consummated.

(5) An additional earn-out of up to $4,499,997 may be paid, $700,007 of which would be paid in cash and the remainder of which would be paid by delivery of shares of a class of the Company's Preferred Stock convertible into up to 316,666 shares of Common Stock if the initial public offering price is $12.00 per share, with the amount of cash and the conversion ratio based on Image's EBIT, except for interest on any capital equipment purchases made after the beginning of the earn-out period, for the one year period beginning on the first day of the fiscal quarter within which the Offering is consummated.


     Currently, the Company expects the Founding Companies that have earn-out agreements to earn 50% of their earn-outs. To the extent the Founding Companies earn more or less than 50%, an adjustment will be made to the purchase price.


     The estimated purchase price for the Acquisitions is subject to certain purchase price adjustments at and following consummation. See "Certain Transactions".


     Of the estimated total purchase price of $34.8 million (based on the fair value of the cash and the shares to be issued) in the Acquisitions (excluding Comvestrix Corp., the accounting acquiror), $1.1 million has been allocated to the assets acquired and liabilities assumed.



     Based upon management's analysis, it is anticipated that the historical carrying value of the Founding Companies' assets and liabilities will approximate fair value. The amount allocated to goodwill is $33.7 million. Management has not identified any other material tangible or identifiable intangible assets of the Founding Companies to which a portion of the purchase price could reasonably be allocated.

               VESTCOM INTERNATIONAL, INC. AND FOUNDING COMPANIES

4.  UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS:

     The following tables summarize unaudited pro forma combined balance sheet adjustments:


                                             PRO FORMA                  POST-MERGER   POST-MERGER   POST-MERGER
                                            ADJUSTMENT                  ADJUSTMENT    ADJUSTMENT    ADJUSTMENT    POST-MERGER
                                                (a)                         (b)           (c)           (d)       ADJUSTMENTS
                                            -----------                 -----------   -----------   -----------   -----------
Cash and cash equivalents.................           --                  41,317,516   (13,600,646)  (18,423,390)    9,293,480
Due from related parties..................     (527,056)                         --            --            --            --
Goodwill..................................   33,345,289                          --            --            --            --
Other Assets..............................           --                    (392,664)           --            --      (392,664)
Short-term borrowings.....................           --                          --     3,543,369            --     3,543,369
Current portion of long-term debt.........           --                          --     2,230,471            --     2,230,471
Current portion of capital lease
  obligations.............................           --                          --       662,905            --       662,905
Due to related parties....................      527,056                          --     1,997,266            --     1,997,266
Pro forma cash due Founding Companies.....  (18,423,390)                         --            --    18,423,390    18,423,390
Accrued expenses..........................           --                     320,230            --            --       320,230
Deferred income taxes.....................   (1,525,771)                         --            --            --            --
Long-term debt............................           --                          --     2,570,787            --     2,570,787
Capital lease obligations.................           --                          --     2,595,848            --     2,595,848
Pledged stock.............................      375,000
Convertible preferred stock...............   (2,791,244)                         --            --                          --
Deferred purchase price...................   (2,663,756)                         --            --                          --
Deferred charges..........................     (955,000)                         --            --            --            --
Common stock..............................  (11,221,327)                (40,966,000)           --            --   (40,966,000)
Preferred stock...........................   (1,809,695)                         --            --            --            --
Additional paid-in capital................      636,580                          --            --            --            --
Subscriptions receivable..................     (106,297)                   (279,082)           --            --      (279,082)
Retained earnings.........................    7,320,972                          --            --            --            --
Less-treasury stock.......................   (2,216,613)                         --            --            --            --
Cumulative translation adjustments........       35,252                          --            --            --            --
                                            -----------                 -----------   -----------   -----------   -----------
                                                      0                           0             0             0             0
                                            ===========                 ===========   ===========   ===========   ===========


---------------

(a) Records the purchase of the Founding Companies, including the eliminations of inter-company balances.



    The Convertible Preferred Stock includes the Class A and Class C Convertible Preferred Stock which has been issued to EIS and IPS relative to the earn-outs. It is valued at the amount which management reasonably expects will be attained.



    The Deferred Purchase Price includes the expected cash payments to be made under the earn-outs and the expected value of the COS and Lirpaco shares relative to the earn-outs. It is valued at the amount which management reasonably expects will be attained.



    The Deferred Charges have been provided for the termination of the DMS leases and for termination and renegotiation of existing insurance contracts.



    Common Stock includes the stock to be issued to the Founding Companies and elimination of the original common stock of the Founding Companies.



    Preferred Stock includes the stock to be issued to Lirpaco and elimination of the original preferred stock on Lirpaco's books.

               VESTCOM INTERNATIONAL, INC. AND FOUNDING COMPANIES

(c) Records the repayment of all debt, including related party debt, and capital lease obligations with proceeds from the Offering.

(d) Records the cash portion to be paid to the Founding Companies in connection with the Acquisitions.

5.  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS:

(e) Adjusts compensation to the level the owners of certain of the Founding Companies have agreed to receive subsequent to the Acquisitions.

(f) Records pro forma goodwill amortization expense using a 30-year estimated life.

(g) Records the decrease in interest expense based on pro forma adjustments to debt and capital leases.


(h) Records the incremental provisions for federal and state income taxes relating to the compensation differential and other pro forma adjustments as well as the conversion from an S-corp to a C-corp of Comvestrix, DMS, Image, Computer Output, and Mystic.



(i) Upon completion of the Offering, the number of shares to be used in computing pro forma income per share from continuing operations consists of
     (i) 1,295,192 shares issued to the initial investors in Vestcom, (ii) 2,852,111 shares to be issued as consideration in the Acquisitions (including 239,988 shares which may be issued upon the conversion of an equal number of shares of Vestcom's Canadian subsidiary to be issued in connection with the Acquisition of a Founding Company located in Canada),
     (iii) the 3,850,000 Shares being offered hereby, (iv) up to an aggregate of 451,986 additional shares which are estimated to be issued, in connection with the Acquisitions of four Founding Companies pursuant to certain earn-out provisions if specified revenue or earnings thresholds are achieved, and (v) 368 shares assumed to have been issued for consideration lower than the assumed initial public offering price. Such number excludes
     (x) 577,500 shares issuable upon exercise of the Underwriters' over-allotment option and (y) 700,000 shares of Common Stock reserved for issuance under the Company's 1997 Equity Compensation Program (the "Stock Option Plan").



        Shares issued to initial investors................................  1,295,192
        Shares issued in initial public offering..........................  3,850,000
        Shares issued to acquire Founding Companies.......................  2,852,111
        Shares issuable through earn-outs (at 50% of the maximum
          earn-out).......................................................    451,986
        Shares assumed to have been issued for consideration lower than
          the initial public offering price, as per SAB No. 83............        368
                                                                            ---------
        Shares estimated to be outstanding................................  8,449,657

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Vestcom International, Inc.:

     We have audited the accompanying balance sheet of Vestcom International, Inc. (a New Jersey corporation), as of December 31, 1996, and the related statements of operations, stockholders' equity and cash flows from inception (September 19, 1996) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vestcom International, Inc. as of December 31, 1996 and the results of its operations and its cash flows from inception (September 19, 1996) through December 31, 1996 in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP


Roseland, New Jersey
February 25, 1997 (except
with respect to Note 3
as to which the date is
March 17, 1997)

                          VESTCOM INTERNATIONAL, INC.

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1996

                                     ASSETS


CASH AND CASH EQUIVALENTS, (including restricted cash of $850,000)............    $ 1,344,758
DEFERRED OFFERING COSTS.......................................................        392,664
                                                                                   ----------
          Total assets........................................................    $ 1,737,422
                                                                                   ==========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Notes payable to related parties............................................    $ 1,292,732
  Accrued expenses............................................................        320,230
                                                                                   ----------
          Total liabilities...................................................      1,612,962
                                                                                   ----------
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 20,000,000 shares authorized; 1,295,192 shares
     issued and outstanding...................................................      1,539,965
  Preferred stock, no par value; 3,000,000 shares authorized; no shares issued
     or outstanding...........................................................             --
  Subscriptions receivable....................................................       (279,082)
  Accumulated deficit.........................................................     (1,136,423)
                                                                                   ----------
          Total stockholders' equity..........................................        124,460
                                                                                   ----------
          Total liabilities and stockholders' equity..........................    $ 1,737,422
                                                                                   ==========


                 The accompanying notes to financial statements
                  are an integral part of this balance sheet.

                          VESTCOM INTERNATIONAL, INC.

                            STATEMENT OF OPERATIONS
    FOR THE PERIOD FROM INCEPTION (SEPTEMBER 19, 1996) TO DECEMBER 31, 1996


REVENUES......................................................................    $        --
COST OF REVENUES..............................................................             --
                                                                                  -----------
          Gross profit........................................................             --
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..................................        364,575
                                                                                  -----------
          Loss from operations................................................       (364,575)
OTHER EXPENSES -- Interest expense............................................        771,848
                                                                                  -----------
          Net loss............................................................    $(1,136,423)
                                                                                  ===========


                 The accompanying notes to financial statements
                    are an integral part of this statement.

                          VESTCOM INTERNATIONAL, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
    FOR THE PERIOD FROM INCEPTION (SEPTEMBER 19, 1996) TO DECEMBER 31, 1996

                                          COMMON STOCK                                          TOTAL
                                     ----------------------   SUBSCRIPTIONS   ACCUMULATED   STOCKHOLDERS'
                                      SHARES       AMOUNT      RECEIVABLE       DEFICIT        EQUITY
                                     ---------   ----------   -------------   -----------   -------------
BALANCE AT
  SEPTEMBER 19, 1996...............         --   $       --     $      --     $        --    $         --
  Issuance of common stock.........    791,346       39,965            --              --          39,965
  Issuance of common stock.........    503,846    1,500,000      (279,082)             --       1,220,918
  Net loss.........................         --           --            --      (1,136,423)     (1,136,423)
                                     ---------   ----------     ---------     -----------        --------
BALANCE AT
  DECEMBER 31, 1996................  1,295,192   $1,539,965     $(279,082)    $(1,136,423)   $    124,460
                                     =========   ==========     =========     ===========        ========

                 The accompanying notes to financial statements
                    are an integral part of this statement.

                          VESTCOM INTERNATIONAL, INC.

                            STATEMENT OF CASH FLOWS
    FOR THE PERIOD FROM INCEPTION (SEPTEMBER 19, 1996) TO DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss......................................................................  $(1,136,423)
  Adjustments to reconcile net income to net cash used in operating activities --
     Discount on issuance of stock..............................................    1,132,697
     Changes in operating assets (increase) decrease in -- Deferred offering
      costs.....................................................................     (392,664)
     Changes in operating liabilities increase (decrease) in -- Accrued
      expenses..................................................................      320,230
                                                                                  -----------
          Net cash used in operating activities.................................      (76,160)
                                                                                  -----------
CASH FLOWS FROM FINANCING ACTIVITIES --
  Proceeds from notes payable...................................................    1,292,732
  Sale of common stock..........................................................      128,186
                                                                                  -----------
          Net cash provided by financing activities.............................    1,420,918
                                                                                  -----------
          Net increase in cash and cash equivalents.............................    1,344,758
CASH AND CASH EQUIVALENTS, beginning of period..................................           --
                                                                                  -----------
CASH AND CASH EQUIVALENTS, end of period........................................  $ 1,344,758
                                                                                  ===========

                 The accompanying notes to financial statements
                    are an integral part of this statement.

                          VESTCOM INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS


(1)  NATURE OF BUSINESS


     Vestcom International, Inc. (a New Jersey corporation) ("Vestcom" or the "Company"), was formed in September 1996 to create an international provider of computer output and document management services. The Company's primary strategy is to consolidate similar and complementary companies in the highly fragmented computer output and document management services industry through acquisitions.

     Vestcom intends to acquire seven companies (the "Acquisitions"), complete an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire, through merger or purchase, similar companies to expand its operations. In March 1997, Vestcom filed a registration statement on Form S-1 for the initial public offering of its common stock.

     Vestcom's primary assets at December 31, 1996, are cash, receivables and deferred offering costs. Vestcom has not conducted any operations, and all activities to date have related to the Acquisitions and the Offering. Cash was generated from related parties for the initial capitalization of the Company (see Note 4). There is no assurance that the Acquisitions discussed above and in
Note 7 will be completed and that Vestcom will be able to generate future operating revenues. Funding for the deferred offering costs has been provided by the parties described in Note 4. Vestcom is dependent upon the Offering to fund the amounts due to such parties, the pending acquisitions and future operations.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents


     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Restricted cash of $850,000 is held in escrow at December 31, 1996 and may only be used to pay expenses associated with the formation of the Company, the Acquisitions, and the Offering.


  Deferred Offering Costs

     The Company has deferred all costs of raising capital. These costs will be offset against the capital generated by the Offering.

  Income Taxes

     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are received or settled.

     The Company has recorded a full valuation allowance against all deferred tax assets due to the uncertainty of ultimate realizability. Accordingly, no income tax benefits have been recorded for current year losses.

                          VESTCOM INTERNATIONAL, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


  New Accounting Pronouncements

     Effective September 19, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future cash flows associated with the asset is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

     As of September 19, 1996, SFAS No. 123, "Accounting for Stock-Based Compensation," will be effective for the Company. SFAS No. 123 permits, but does not require, a fair value-based method of accounting for employee stock option plans which results in compensation expense recognition when stock options are granted. As permitted by SFAS No. 123, the Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.


(3)  NOTES PAYABLE



     On September 19, 1996, the Company issued Promissory Notes to related parties in the aggregate amount of $160,035. The principal and interest are due on the earlier of the Offering, or June 30, 1997. On December 31, 1996, the Company issued Senior Notes to related parties in the aggregate amount of $1,132,697. The principal and interest are due and payable on the earlier of the Offering, or June 30, 1997. All notes bear interest at a rate equal to the fluctuating interest rate announced by a certain bank as its prime rate (8 1/4% at December 31, 1996). The Senior Notes include notes payable to Oppenheimer & Co., Inc. ("Oppenheimer"), Opco Senior Executive Partnership, L.P. ("OSEP") (an Oppenheimer affiliate), Richard D. White (a managing director of Oppenheimer who will become a director of Vestcom upon consummation of the Offering), Comvestrix Corp. ("Comvestrix") (one of the Founding Companies), an entity controlled by Gary J. Marcello (president of a Founding Company), and Mr. Howard April (president of a Founding Company) in the principal amounts of $432,495.53, $108,123.88, $72,082.59, $399,996.26, $79,999.16 and $39,999.58, respectively.
In the event the Company is unable to pay the notes in full when due, the noteholders have agreed to extend the due date of the notes to the earlier of the Offering or December 31, 1998. In addition, to the extent the Company's net assets are inadequate to satisfy the notes in full at December 31, 1998, the noteholders have agreed not to take any action to collect on such notes.



(4)  INITIAL CAPITALIZATION


     The Company was initially capitalized with $1.7 million, $200,000 of which was funded in September 1996 and the remaining $1.5 million of which was funded in December 1996. The $200,000 was comprised of $160,035 of promissory notes provided by Comvestrix and Peter J. McLaughlin (Executive Vice President and Chief Financial Officer of Vestcom) and $39,965 of equity, represented by 791,346 shares of common stock, provided by the stockholders of Comvestrix and Mr. McLaughlin. The 791,346 shares include 512,446 shares which were issued to Joel Cartun (President, Chief Executive Officer and a director of Vestcom and Comvestrix), 11,127 shares which were issued to Leslie M. Abcug (Vice
President -- Finance and Administration of Vestcom and Comvestrix) and 197,837 shares which were issued to Mr. McLaughlin.

     The $1.5 million was raised in a private placement of stock and notes to Oppenheimer, OSEP, Mr. White, Comvestrix, the stockholders of Comvestrix (including Mr. Cartun and Mr. Abcug), Mr. Marcello's company and Mr. April's company. Mr. Marcello and Mr. April will become directors of Vestcom upon the consummation of the Offering.

                          VESTCOM INTERNATIONAL, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     The $1.5 million was comprised of 503,846 shares of common stock of Vestcom, and notes in the aggregate principal amount of $1,132,697. Shares issued included 229,773, 57,443, 38,296, 118,444, 27,436, 13,718 and 2,572
shares of Common Stock to Oppenheimer, OSEP, Mr. White, Mr. Cartun, Mr. Marcello's entity, Mr. April and Mr. Abcug, respectively.


(5)  RELATED PARTY TRANSACTION


     The Company has signed a definitive agreement to acquire Comvestrix, a related company through common ownership, to be effective with the Offering. Comvestrix will be acquired for a total consideration consisting of 943,643 shares of common stock and approximately $4.8 million in cash which will be paid out of the net proceeds of the Offering.

     Mr. McLaughlin received $74,400 from Vestcom in 1997 for consulting services rendered to Vestcom during 1996, which is included in deferred offering costs in the accompanying balance sheet. In addition, upon the consummation of the Offering, Vestcom has agreed to pay McLaughlin & Tonra, a partnership in which Mr. McLaughlin held a 50% interest, the sum of $75,000 in payment of consulting services rendered by that firm in connection with the Acquisitions and the Offering.


(6) EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED)


  Merger Agreements

     Vestcom and separate wholly-owned subsidiaries have signed definitive agreements to acquire by merger seven companies (the Founding Companies) to be effective with the Offering. The Founding Companies are Comvestrix Corp., Morris County Direct Mail Services, Inc. and related companies, Computer Output Systems, Inc., Electronic Imaging Services, Inc., Image Printing Systems Inc., Lirpaco and subsidiary and Mystic Graphic Systems, Inc. The aggregate consideration that will be paid by Vestcom to acquire the Founding Companies is, subject to working capital adjustments and earnouts, approximately $19.8 million in cash and 3,304,096.5 shares of Vestcom common stock.

  Credit Facility

     In March 1997, the Company received a commitment letter from a bank providing for a $30 million bank credit facility to be used for acquisitions, working capital and other corporate purposes. This credit facility is contingent upon the Offering occurring.

  Acquisition and Offering Costs

     Subsequent to December 31, 1996, the Company has incurred additional costs, including professional fees and travel, associated with the acquisition of the Founding Companies and the Offering. Accordingly, accrued liabilities have increased to approximately $1.2 million as of February 28, 1997.

  Stock Option Plan

     In March 1997, the Company approved the 1997 Equity Compensation Program (the "Stock Option Plan") which provides for the granting or awarding of stock options and stock appreciation rights to nonemployee directors, officers and other key employees and consultants (including officers of the Founding Companies). The number of shares authorized and reserved for issuance under the Plan is limited to the greater of 700,000 shares or 10 percent of the number of shares of common stock outstanding. In general, the terms of the option awards (including vesting schedules) will be established by the Company's Board of Directors or a Compensation Committee.

                          VESTCOM INTERNATIONAL, INC.

     The Stock Option Plan also provides for automatic option grants to directors who are not otherwise employed by Vestcom or its subsidiaries. Upon commencement of service, a nonemployee director will receive a nonqualified option to purchase 10,000 shares of common stock, and continuing nonemployee directors will receive annual options to purchase 5,000 shares of common stock. Options granted to nonemployee directors become fully exercisable one year after the date of grant. Nonemployee directors' options have a term of ten years from the date of grant.


     Upon consummation of the Acquisitions and the Offering, options covering an aggregate of 305,000 shares of common stock will be outstanding under the Stock Option Plan, including (i) options to purchase 10,000 shares of common stock which will have been granted to each of Mr. White, Fred S. Lafer, Stephen R. Bova and Leonard J. Fassler, (ii) options to purchase 15,000 shares of common stock which will have been granted to Mr. April and (iii) options to purchase an additional 250,000 shares of common stock which will have been granted to other employees of Vestcom and its subsidiaries. All of these options will expire ten years after the date of grant (except for Mr. April's options, which will expire on January 2, 2001) and have an exercise price, subject to adjustment, equal to the initial public offering price of the Common Stock in the Offering. Such options will be exercisable annually in 25% increments beginning with the first anniversary of the date of grant, except for the options granted to Messrs. White, April, Lafer, Bova and Fassler, which become fully exercisable one year after the date of grant.



  Employment Agreements


     Mr. Cartun and Mr. McLaughlin have each entered into an employment agreement with the Company. Mr. Cartun's will commence on the consummation of the Offering and the Acquisitions and Mr. McLaughlin's agreement commenced on March 1, 1997. Both agreements will continue for a term of three years following the consummation of the Offering. Pursuant to their respective agreements, Mr. Cartun will serve as President and Chief Executive Officer of the Company at an annual base salary of $200,000 and Mr. McLaughlin will serve as Executive Vice President and Chief Financial Officer of the Company at an annual base salary of $144,000.

     Each of the employment agreements provides that, in the event of a termination of employment by the Company without cause, such employee will be entitled to receive from the Company an amount in cash equal to the employee's then current annual base salary for the remainder of the term.


  Undesignated Stock


     In March, 1997, the Company filed a restated Certificate of Incorporation, to eliminate the Preferred Stock and create a class of 10,000,000 shares of Undesignated Stock.


  New Accounting Standard



     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share". This statement supersedes APB Opinion No. 15, "Earnings per Share" and simplifies the computation of earnings per share ("EPS"). Primary EPS is replaced with a presentation of basic EPS. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Fully diluted EPS is replaced with diluted EPS. Diluted EPS reflects the potential dilution if certain securities are converted. SFAS No. 128 requires dual presentation of basic and diluted EPS by entities that issue any securities other than ordinary common stock. SFAS No. 128 will be effective for financial statements for both interim and annual periods ending after December 15, 1997, and requires retroactive restatement of all EPS data presented. The Company plans to adopt the statement on December 31, 1997. The Company does not expect the effect of adopting SFAS No. 128 to have a material impact on its EPS calculations, and, if adopted currently, SFAS No. 128 would not have a material impact on the Company's reported EPS.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
  Comvestrix Corp.:

     We have audited the accompanying balance sheets of Comvestrix Corp. (a Delaware corporation) as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comvestrix Corp. as of December 31, 1995 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP


Roseland, New Jersey
February 12, 1997

                                COMVESTRIX CORP.

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1995 AND 1996



                                                       1995            1996         1996 PRO FORMA
                                                    -----------     -----------     --------------
                                                                                     (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................  $   150,832     $   106,610      $    106,610
  Accounts receivable, net of allowance for
     doubtful accounts of $103,548 and $111,724 in
     1995 and 1996, respectively..................    3,258,311       4,135,168         4,135,168
  Postage receivable..............................      130,448         832,303           832,303
  Due from Vestcom................................           --         527,056           527,056
  Supplies inventory..............................      401,375         417,869           417,869
  Prepaid postage.................................      920,937         885,123           885,123
  Prepaid expenses and other current assets.......      235,920         126,761           126,761
                                                     ----------     -----------       -----------
          Total current assets....................    5,097,823       7,030,890         7,030,890
PROPERTY AND EQUIPMENT, net of accumulated
  depreciation and amortization...................    4,061,339       4,385,047         4,385,047
OTHER ASSETS......................................      132,875         105,750           105,750
                                                     ----------     -----------       -----------
          Total assets............................  $ 9,292,037     $11,521,687      $ 11,521,687
                                                     ==========     ===========       ===========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings...........................  $ 1,000,000     $ 1,900,000      $  1,900,000
  Current portion of long-term debt...............      626,315         785,472           785,472
  Current portion of capital lease obligations....      255,657              --                --
  Accounts payable and accrued expenses...........    1,752,836       2,461,042         2,461,042
  Pro forma cash due to Founding Companies........           --              --        18,423,390
  Advanced postage................................      397,182         888,809           888,809
  Other current liabilities.......................      150,345         135,810           135,810
                                                     ----------     -----------       -----------
          Total current liabilities...............    4,182,335       6,171,133        24,594,523
LONG-TERM DEBT....................................    1,017,380         682,611           682,611
DEFERRED LEASE EXPENSES...........................      324,176         380,297           380,297
DEFERRED INCOME TAXES.............................       35,000           3,157             3,157
                                                     ----------     -----------       -----------
          Total liabilities.......................    5,558,891       7,237,198        25,660,588
                                                     ----------     -----------       -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $.00125 par value; 6,500,000
     shares authorized; 5,900,000 and 6,000,000
     shares issued; 3,634,000 and 3,734,000 shares
     outstanding in 1995 and 1996, respectively...        7,375           7,500             7,500
  Additional paid-in capital......................      232,988         355,863           355,863
  Pro forma distribution to Founding Companies....           --              --       (18,423,390)
  Subscriptions receivable........................       (4,500)       (106,297)         (106,297)
  Retained earnings...............................    4,935,663       5,465,803         5,465,803
                                                     ----------     -----------       -----------
                                                      5,171,526       5,722,869       (12,700,521)
  Less -- Treasury stock, 2,266,000 shares at
     cost.........................................   (1,438,380)     (1,438,380)       (1,438,380)
                                                     ----------     -----------       -----------
          Total stockholders' equity..............    3,733,146       4,284,489       (14,138,901)
                                                     ----------     -----------       -----------
          Total liabilities and stockholders'
            equity................................  $ 9,292,037     $11,521,687      $ 11,521,687
                                                     ==========     ===========       ===========


                 The accompanying notes to financial statements are an integral part of these balance sheets.

                                COMVESTRIX CORP.

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996


                                                         1994            1995            1996
                                                      -----------     -----------     -----------
REVENUES............................................  $16,605,558     $19,298,468     $21,446,745

COST OF REVENUES....................................    9,902,000      10,610,825      12,329,784
                                                      -----------     -----------     -----------
          Gross profit..............................    6,703,558       8,687,643       9,116,961

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........    6,423,696       7,052,765       7,282,491
                                                      -----------     -----------     -----------
          Income from operations....................      279,862       1,634,878       1,834,470
                                                      -----------     -----------     -----------

OTHER INCOME (EXPENSE):
  Interest expense..................................      (44,025)        (58,515)       (140,804)
  Interest and other income.........................        3,626          44,890          63,051
  Contract settlement income........................           --         475,250              --
                                                      -----------     -----------     -----------
                                                          (40,399)        461,625         (77,753)
                                                      -----------     -----------     -----------
          Income before provision (benefit) for
            income taxes............................      239,463       2,096,503       1,756,717
                                                      -----------     -----------     -----------
PROVISION (BENEFIT) FOR INCOME TAXES................     (122,000)         79,277           9,298
                                                      -----------     -----------     -----------
          Net income................................  $   361,463     $ 2,017,226     $ 1,747,419
                                                      ===========     ===========     ===========
PRO FORMA (unaudited):
  Pro forma provision for income taxes..............                                      702,687
                                                                                      -----------
  Pro forma net income..............................                                  $ 1,054,030
                                                                                      ===========


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                                COMVESTRIX CORP.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                              COMMON STOCK      ADDITIONAL                                     TREASURY STOCK           TOTAL
                           ------------------    PAID-IN     SUBSCRIPTIONS    RETAINED     ----------------------   STOCKHOLDERS'
                             SHARES    AMOUNT    CAPITAL      RECEIVABLE      EARNINGS      SHARES       AMOUNT        EQUITY
                           ----------  ------   ----------   -------------   -----------   ---------   ----------   -------------
BALANCE AT JANUARY 1,
  1994...................     590,000  $7,375    $232,988      $ (39,610)    $ 3,865,219     197,600   $1,200,000    $ 2,865,972

  Purchase of treasury
    stock................          --     --           --             --              --      29,000      238,380       (238,380)
  Collection of
    subscriptions
    receivable...........          --     --           --         30,430              --          --           --         30,430
  Net income.............          --     --           --             --         361,463          --           --        361,463
                            ---------  ------    --------      ---------      ----------   ---------   ----------     ----------

BALANCE AT DECEMBER 31,
  1994...................     590,000  7,375      232,988         (9,180)      4,226,682     226,600    1,438,380      3,019,485

  Recapitalization of
    common stock.........   5,310,000     --           --             --              --   2,039,400           --             --
  Collection of
    subscriptions
    receivable...........          --     --           --          4,680              --          --           --          4,680
  Net income.............          --     --           --             --       2,017,226          --           --      2,017,226
  Distributions to
    stockholders.........          --     --           --             --      (1,308,245)         --           --     (1,308,245)
                            ---------  ------    --------      ---------      ----------   ---------   ----------     ----------

BALANCE AT DECEMBER 31,
  1995...................   5,900,000  7,375      232,988         (4,500)      4,935,663   2,266,000    1,438,380      3,733,146

  Issuance of common
    stock................     100,000    125      122,875       (123,000)             --          --           --             --
  Collection of
    subscriptions
    receivable...........          --     --           --         21,203              --          --           --         21,203
  Net income.............          --     --           --             --       1,747,419          --           --      1,747,419
  Distributions to
    stockholders.........          --     --           --             --      (1,217,279)         --           --     (1,217,279)
                            ---------  ------    --------      ---------      ----------   ---------   ----------     ----------

BALANCE AT DECEMBER 31,
  1996...................   6,000,000  $7,500    $355,863      $(106,297)    $ 5,465,803   2,266,000   $1,438,380    $ 4,284,489
                            =========  ======    ========      =========      ==========   =========   ==========     ==========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                                COMVESTRIX CORP.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996


                                                            1994          1995           1996
                                                         ----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................  $  361,463    $ 2,017,226    $ 1,747,419
  Adjustments to reconcile net income to net cash
     provided by operating activities --
       Depreciation and amortization...................     898,606      1,004,901      1,143,391
       Provision for doubtful accounts.................       6,352         16,875          8,176
       Deferred income tax provision...................          --         35,000        (31,843)
       Gain on sale of property........................          --             --         (2,598)
       Changes in operating assets (increase) decrease
          in --
          Accounts receivable..........................    (271,441)      (204,876)      (885,033)
          Postage receivable...........................     (92,560)        53,599       (701,855)
          Supplies inventory...........................     (20,575)      (157,406)       (16,494)
          Prepaid postage..............................    (104,396)      (601,788)        35,814
          Prepaid expenses and other assets............    (107,372)       (78,664)       136,284
       Changes in operating liabilities increase
          (decrease) in --
          Accounts payable and accrued expenses........     937,583        (97,085)       708,206
          Advanced postage.............................     252,917       (279,438)       491,627
          Other current liabilities....................    (121,954)        17,818        (14,535)
          Deferred charges.............................     225,041         99,135         56,121
                                                         ----------    -----------    -----------
            Net cash provided by operating
               activities..............................   1,963,664      1,825,297      2,674,680
                                                         ----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment................    (928,338)    (1,983,186)    (1,473,761)
  Proceeds from sale of equipment......................          --             --          9,260
                                                         ----------    -----------    -----------
          Net cash used in investing activities........    (928,338)    (1,983,186)    (1,464,501)
                                                         ----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net short-term borrowings............................    (225,000)       500,000        900,000
  Proceeds from long-term borrowings...................     355,000      1,524,000        507,000
  Principal payments on long-term debt and capital
     leases obligations................................    (909,888)      (528,077)      (938,269)
  Due from Vestcom.....................................          --             --       (527,056)
  Collection of subscriptions receivable...............      30,430          4,680         21,203
  Repurchase of common stock...........................    (238,380)            --             --
  Distributions to stockholders........................          --     (1,308,245)    (1,217,279)
                                                         ----------    -----------    -----------
          Net cash provided by (used in) financing
            activities.................................    (987,838)       192,358     (1,254,401)
                                                         ----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...      47,488         34,469        (44,222)
CASH AND CASH EQUIVALENTS, beginning of year...........      68,875        116,363        150,832
                                                         ----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of year.................  $  116,363    $   150,832    $   106,610
                                                         ==========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for --
       Interest........................................  $   44,025    $    49,858    $   137,399
       State income tax................................          50         28,332         42,712
                                                         ==========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY:
     Issuance of common stock evidenced by
       subscriptions receivable........................          --             --        123,000
                                                         ==========    ===========    ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                                COMVESTRIX CORP.

                         NOTES TO FINANCIAL STATEMENTS

(1)  NATURE OF BUSINESS

     Comvestrix Corp. (the "Company") is a Delaware corporation. The Company's primary businesses are (i) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (ii) computer center document outsourcing services, (iii) mailing services and (iv) forms management.

     The Company and its stockholders intend to enter into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Pro Forma Financial Statements



     The pro forma balance sheet as of December 31, 1996, reflects a distribution of the cash consideration of $18,423,390 to be received by the Founding Company stockholders in connection with the Acquisitions. The cash consideration of $18,423,390 is to be funded from the proceeds of the Offering discussed above.


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Revenue Recognition

     Revenues are recognized when the services are rendered. Revenues are presented net of postage charges in the income statement as customers advance the Company cash to be used to purchase postage for related projects.

  Cash and Cash Equivalents

     Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

  Supplies Inventory

     Supplies inventory consists of paper, toner, developer and other disposable chemicals, film and micrographic chemicals, and packaging materials. Supplies are valued at cost, which approximates market, with cost determined using the first-in-first-out method.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the shorter of the estimated useful lives of the assets or the terms of the related leases.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

                                COMVESTRIX CORP.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


  Income Taxes

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay Federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual Federal income taxes on their respective shares of the Company's taxable income. Accordingly, no provision for Federal corporate income taxes has been made in the accompanying financial statements.

     The Company was subject to state corporate income tax for 1994, but elected S corporation status for 1995 state income tax purposes. The Company's state taxable income is included in each stockholder's individual state income tax return. The Company is liable for a limited state income tax.

     Deferred state income tax results from the Company filing its tax returns on the cash basis and its financial statements on the accrual basis, as well as the use of different methods of depreciation for financial statement and income tax reporting purposes.


     For purposes of preparing these financial statements, a pro forma provision for Federal and state income taxes has been provided on the income statement as if the Company was a C corporation for the year ended December 31, 1996.


  New Accounting Pronouncement

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  Concentration of Credit Risk


     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk," consist primarily of trade accounts receivable. The Company's customers are concentrated in the United States, primarily in the financial, pharmaceutical and telecommunication industries. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

                                COMVESTRIX CORP.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


(3)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31:

                                                                                    ESTIMATED
                                                                                   USEFUL LIVES
                                                      1995            1996           (YEARS)
                                                   -----------     -----------     ------------
    Software.....................................  $   570,979     $   662,059        3-5
    Machinery and equipment......................    8,218,062       9,126,941        5-7
    Furniture and fixtures.......................      955,085       1,095,725         10
    Leasehold improvements.......................      499,195         955,904        8-10
    Construction in progress.....................      223,219              --
                                                   -----------     -----------
                                                    10,446,540      11,840,629
    Less -- Accumulated depreciation and
      amortization...............................   (6,405,201)     (7,455,582)
                                                   -----------     -----------
    Property and equipment, net..................  $ 4,061,339     $ 4,385,047
                                                   ===========     ===========

     Leased equipment under capital leases (included above) consists of the following at December 31:

                                                                          1995        1996
                                                                        ---------     ---
    Equipment.........................................................  $ 642,902     $--
    Less -- Accumulated amortization..................................   (183,686)     --
                                                                         --------     ---
                                                                        $ 459,216     $--
                                                                         ========     ===

     The equipment previously under capital lease was purchased by the Company during 1996.

     Depreciation and amortization expense on property and equipment charged to operations for the years ended December 31, 1994, 1995 and 1996 was $898,606, $1,004,901 and $1,143,391, respectively.

(4)  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consists of the following at December 31:

                                                                     1995           1996
                                                                  ----------     ----------
    Accounts payable............................................  $  444,939     $1,292,925
    Accrued salary and bonuses..................................     726,239        794,143
    Accrued production, rent and maintenance....................     360,588        199,349
    Other accruals..............................................     221,070        174,625
                                                                  ----------     ----------
                                                                  $1,752,836     $2,461,042
                                                                  ==========     ==========

(5)  SHORT-TERM BORROWINGS

     The Company has a revolving line of credit with a bank, that provides for borrowings of up to $300,000 for equipment purchases, which is secured by the specific equipment, and an additional $2,250,000 for working capital requirements, which is secured by accounts receivable. Borrowings under the line of credit bear interest at the bank's prevailing prime rate (8 1/4% at December 31, 1996) and are repayable and renewable on May 31, 1997. The unused line was $650,000 at December 31, 1996.

                                COMVESTRIX CORP.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


(6)  LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                                         1995           1996
                                                                      ----------     ----------
Equipment loan payable to a financial institution, bearing interest at the prime rate (8 1/4% at December 31, 1996) plus  1/2%, not to exceed 8 1/2%. Principal is payable in monthly installments of
  $9,861 beginning November 1, 1994; collateralized by specific
  equipment. Final payment is due in October 1997. .................  $  226,806     $  108,472
Equipment loan payable to a financial institution, bearing interest at the prime rate (8 1/4% at December 31, 1996), not to exceed
  12%. Principal is payable in monthly installments of $6,500 beginning April 1, 1995; collateralized by specific equipment.
  Final payment is due February 7, 1998. ...........................     175,500         97,500
Various equipment loans payable to a financial institution bearing interest from 7 3/4% to 8 1/4%. Principal amounts are payable in aggregate monthly installments of $49,916 maturing July 1998
  through November 1999. ...........................................   1,241,389      1,262,111
                                                                      ----------     ----------
                                                                       1,643,695      1,468,083
Less -- Current maturities..........................................    (626,315)      (785,472)
                                                                      ----------     ----------
                                                                      $1,017,380     $  682,611
                                                                      ==========     ==========

     At December 31, 1996 the aggregate amounts of annual principal maturities of long-term obligations are as follows:

    1997.....................................................................  $  785,472
    1998.....................................................................     569,889
    1999.....................................................................     112,722
                                                                               ----------
              Total..........................................................  $1,468,083
                                                                               ==========

     The Company's debt agreements require the maintenance of certain ratios related to working capital, debt compared to equity, and retained earnings. The Company was in compliance with all such ratios as of December 31, 1996.

(7)  SUBSCRIPTIONS RECEIVABLE FROM STOCKHOLDERS

     Subscriptions receivable from stockholders at December 31, 1995 were evidenced by a 9% promissory note which matured in December 1996. Subscriptions receivable from stockholders at December 31, 1996 were evidenced by 6% promissory notes from various stockholders with aggregate annual principal installments totaling $26,525 maturing in January 2001.

(8)  INCOME TAXES

     During 1994, the Company utilized a $178,000 state net operating loss carryforward. Accordingly, the 1994 current state tax provision has been reduced by approximately $16,000 which reflects the tax benefit of such net operating loss carryforward.

     In 1994, the deferred state tax provision has been reduced by the effect of the tax rate differential between C corporation status and S corporation status for state income tax purposes (see Note 2).

                                COMVESTRIX CORP.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     Deferred state taxes primarily relate to property. No valuation allowance has been recorded as the Company believes it will realize all such assets in future years.

(9)  STOCKHOLDERS' EQUITY

     Effective December 31, 1995, the Company recapitalized its common stock in a 10-for-1 stock split. Accordingly, authorized, issued, outstanding and treasury shares were increased for 1995 in a ratio of 10-to-1 from 1994. Also, the par value of common stock was decreased for 1995 in a ratio of 10-to-1 from 1994.

     During 1996, the Company issued and sold 100,000 shares of stock to five long-term employees of the Company. The consideration for the stock consisted of promissory notes (see Note 7).

(10)  COMMITMENTS AND CONTINGENCIES:

  Operating Leases

     The Company leases office premises, warehouse space and a portion of its machinery and equipment under operating leases expiring at varying dates through 2001. Its offices are leased from an entity that is 50% owned by the Company's president ("related party lease") (see Note 11).

     At December 31, 1996 the minimum annual rental commitment of the Company, including the required funding of a capital improvements escrow account, under existing agreements (including related party lease) is as follows:

    1997.....................................................................  $  749,468
    1998.....................................................................     687,074
    1999.....................................................................     686,960
    2000.....................................................................     673,487
    2001.....................................................................     217,064
                                                                               ----------
              Total minimum payments.........................................  $3,014,053
                                                                               ==========

     Rent expense (including lease escalations) charged to operations for the years ended December 31, 1994, 1995 and 1996 was $2,282,794, $2,234,340 and
$2,236,280, respectively.

  Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

                                COMVESTRIX CORP.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



(11)  RELATED PARTY TRANSACTIONS


     The Company leases certain office space from an entity that is 50% owned by its president. This lease requires the Company to make payments into an escrow account to be used for specific improvements to the premises. Such amounts are included in other assets in the accompanying financial statements. The minimum future annual rental payments to related parties are as follows:

    1997.....................................................................  $  454,632
    1998.....................................................................     486,286
    1999.....................................................................     494,650
    2000.....................................................................     511,534
    2001.....................................................................     217,064
                                                                               ----------
                                                                               $2,164,166
                                                                               ==========

     Related party rent expense for the years ended December 31, 1994, 1995 and 1996 was $661,635, $363,472 and $628,083, respectively.


     On September 19, 1996, the Company loaned Vestcom $120,036 as part of Vestcom's initial capitalization. Additionally, the Company loaned Vestcom $399,996 in December 1996. The loans bear interest at a rate equal to the fluctuating interest rate announced by a certain bank as its prime rate (8 1/4% at December 31, 1996) and are due and payable on the earlier of the Offering or June 30, 1997. The Company has unreimbursed advances to Vestcom of $7,024 for working capital needs which are included in due from Vestcom in the accompanying balance sheet. In the event Vestcom is unable to pay the notes in full when due, the Company has agreed to extend the due date of the notes to the earlier of the Offering or December 31, 1998. In addition, to the extent Vestcom's net assets are inadequate to satisfy the notes in full at December 31, 1998, the Company has agreed not to take any action to collect on such notes.



(12)  EMPLOYEE BENEFIT PLAN


     The Company maintains a 401(k) deferred compensation plan. The plan provides for the Company to make a discretionary matching contribution determined as a percentage of employees' contributions. Contributions to this plan for the years ended December 31, 1994, 1995 and 1996 were $39,641, $43,477 and $61,465, respectively.


(13)  SUBSEQUENT EVENTS


     Effective January 1, 1997, the Company entered into a capital lease with Xerox on a portion of its Xerox production equipment. The term of the lease is for five years and the minimum monthly payments will be $129,838.


(14)  EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC


      ACCOUNTANTS (UNAUDITED)


     In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom providing for the Acquisition of the Company by Vestcom.

     Prior to the closing of the Acquisition, the Company will make distributions in respect of the Company's estimated S Corporation accumulated adjustment account at the time of closing.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
  Morris County Direct Mail Services, Inc.
     and related companies:

     We have audited the accompanying combined balance sheets of Morris County Direct Mail Services, Inc. (a New Jersey corporation) and related companies as of December 31, 1995 and 1996, and the related combined statements of income, stockholders' equity, and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Morris County Direct Mail Services, Inc. and related companies as of December 31, 1995 and 1996 and the results of their operations and their cash flows for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 12, 1997

         MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES

                            COMBINED BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1996

                                                                         1995           1996
                                                                      ----------     ----------
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................  $  534,459     $  572,714
  Accounts receivable, net of allowance for doubtful accounts of
     $211,000 and $203,000 in 1995 and 1996, respectively...........   1,336,698      2,647,434
  Postage receivable................................................   1,019,560        330,730
  Notes receivable..................................................          --        100,000
  Due from related parties..........................................     190,088        266,775
  Prepaid expenses and other current assets.........................     115,785        175,594
                                                                      ----------     ----------
          Total current assets......................................   3,196,590      4,093,247
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
  amortization......................................................   1,867,808      1,504,158
GOODWILL AND OTHER INTANGIBLE ASSETS................................          --        396,184
OTHER ASSETS........................................................      19,417        131,488
                                                                      ----------     ----------
          Total assets..............................................  $5,083,815     $6,125,077
                                                                      ==========     ==========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings.............................................  $       --     $  160,000
  Current portion of long-term debt.................................     227,935        460,709
  Current portion of capital lease obligations......................      20,025         21,098
  Due to related parties............................................     685,384      1,231,590
  Accounts payable..................................................     370,551        686,646
  Accrued expenses..................................................     400,907        474,354
  Advanced postage..................................................   1,425,423        612,332
                                                                      ----------     ----------
          Total current liabilities.................................   3,130,225      3,646,729
LONG-TERM DEBT......................................................     343,686        933,646
CAPITAL LEASE OBLIGATIONS...........................................      27,166         15,836
DUE TO RELATED PARTIES..............................................     666,001             --
DEFERRED INCOME TAXES...............................................      12,200         11,420
                                                                      ----------     ----------
          Total liabilities.........................................   4,179,278      4,607,631
                                                                      ----------     ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock Morris County Direct Mail Services, Inc., no par value; 2,500 shares authorized; 130 and 1,075 shares issued and
     outstanding in 1995 and 1996, respectively.....................      16,000         16,000
     First Class Presort, Inc., no par value; 2,000 shares
      authorized; 199 shares issued and outstanding.................       1,990          1,990
     Quality Control Printing, Inc., no par value; 2,500 shares
      authorized; 100 shares issued and outstanding.................       2,000          2,000
  Additional paid-in capital --
     Morris County Direct Mail Services, Inc........................      59,500         59,500
     First Class Presort, Inc.......................................     123,268        123,268
  Retained earnings.................................................   1,103,279      1,716,188
                                                                      ----------     ----------
                                                                       1,306,037      1,918,946
  Less -- Treasury stock, 75 shares at cost of Morris County Direct
     Mail Services, Inc.............................................    (401,500)      (401,500)
                                                                      ----------     ----------
          Total stockholders' equity................................     904,537      1,517,446
                                                                      ----------     ----------
          Total liabilities and stockholders' equity................  $5,083,815     $6,125,077
                                                                      ==========     ==========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

         MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES

                         COMBINED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996


                                                           1994           1995           1996
                                                        ----------     ----------     -----------
REVENUES..............................................  $8,503,918     $9,422,646     $13,360,125
COST OF REVENUES......................................   6,538,866      6,429,671       9,517,339
                                                        ----------     ----------     -----------
          Gross profit................................   1,965,052      2,992,975       3,842,786
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........   1,539,973      1,913,391       3,155,486
                                                        ----------     ----------     -----------
          Income from operations......................     425,079      1,079,584         687,300
                                                        ----------     ----------     -----------
OTHER INCOME (EXPENSE):
  Interest expense....................................    (126,394)       (91,042)       (159,402)
  Interest and other income...........................       8,759         21,918          49,674
  Net gain (loss) on sale of property and equipment...          --       (114,694)         63,550
                                                        ----------     ----------     -----------
                                                          (117,635)      (183,818)        (46,178)
                                                        ----------     ----------     -----------
          Income before provision (benefit) for income
            taxes.....................................     307,444        895,766         641,122
                                                        ----------     ----------     -----------
PROVISION (BENEFIT) FOR INCOME TAXES..................     (20,310)        30,936          28,213
                                                        ----------     ----------     -----------
          Net income..................................  $  327,754     $  864,830     $   612,909
                                                        ==========     ==========     ===========


                 The accompanying notes to financial statements
                   are an integral part of these statements.

         MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                       COMMON STOCK
                                                   ----------------------------------------------------     ADDITIONAL
                                                                                                             PAID-IN
                                                    MORRIS COUNTY                                            CAPITAL
                                                     DIRECT MAIL        FIRST CLASS     QUALITY CONTROL   --------------
                                                    SERVICES, INC.     PRESORT, INC.    PRINTING, INC.    MORRIS COUNTY
                                                   ----------------   ---------------   ---------------    DIRECT MAIL
                                                   SHARES   AMOUNT    SHARES   AMOUNT   SHARES   AMOUNT   SERVICES, INC.
                                                   ------   -------   ------   ------   ------   ------   --------------
BALANCE AT
  JANUARY 1, 1994................................    130    $16,000     199    $1,990     100    $2,000      $ 59,500
  Net income.....................................     --         --      --       --       --       --             --
  Distributions to stockholders..................     --         --      --       --       --       --             --
                                                    ----     ------     ---    ------     ---    ------       -------
BALANCE AT DECEMBER 31, 1994.....................    130     16,000     199    1,990      100    2,000         59,500
  Net income.....................................     --         --      --       --       --       --             --
  Distributions to stockholders..................     --         --      --       --       --       --             --
                                                    ----     ------     ---    ------     ---    ------       -------
BALANCE AT DECEMBER 31, 1995.....................    130     16,000     199    1,990      100    2,000         59,500
  Stock split....................................    945         --      --       --       --       --             --
  Net income.....................................     --         --      --       --       --       --             --
                                                    ----     ------     ---    ------     ---    ------       -------
BALANCE AT DECEMBER 31, 1996.....................  1,075    $16,000     199    $1,990     100    $2,000      $ 59,500
                                                    ====     ======     ===    ======     ===    ======       =======


                                                                                  TREASURY STOCK        TOTAL
                                                    FIRST CLASS     RETAINED    ------------------   STOCKHOLDERS'
                                                   PRESORT, INC.    EARNINGS    SHARES    AMOUNT        EQUITY
                                                   -------------   ----------   ------   ---------   ------------
BALANCE AT
  JANUARY 1, 1994................................    $ 123,268     $  (52,326)    75     $(401,500)   $ (251,068)
  Net income.....................................           --        327,754     --            --       327,754
  Distributions to stockholders..................           --        (14,000)    --            --       (14,000)
                                                                                  --
                                                      --------     ----------            ---------    ----------
BALANCE AT DECEMBER 31, 1994.....................      123,268        261,428     75      (401,500)       62,686
  Net income.....................................           --        864,830     --            --       864,830
  Distributions to stockholders..................           --        (22,979)    --            --       (22,979)
                                                                                  --
                                                      --------     ----------            ---------    ----------
BALANCE AT DECEMBER 31, 1995.....................      123,268      1,103,279     75      (401,500)      904,537
  Stock split....................................           --             --     --            --            --
  Net income.....................................           --        612,909     --            --       612,909
                                                                                  --
                                                      --------     ----------            ---------    ----------
BALANCE AT DECEMBER 31, 1996.....................    $ 123,268     $1,716,188     75     $(401,500)   $1,517,446
                                                      ========     ==========     ==     =========    ==========

  The accompanying notes to financial statements are an integral part of these statements.

         MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                             1994         1995          1996
                                                           ---------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................  $ 327,754   $   864,830   $   612,909
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization.......................    334,690       392,397       587,727
     Amortization of goodwill............................         --            --        16,116
     Provision for doubtful accounts.....................     46,467        55,260        25,693
     Deferred income tax provision.......................    (27,837)          566          (780)
     (Gain) loss on sale of equipment....................         --       114,694       (63,550)
     Loss on write-off of leasehold improvements.........         --            --       496,876
     Changes in operating assets (increase) decrease in--
       Accounts receivables..............................     29,024       213,194    (1,336,429)
       Postage receivable................................      5,472      (431,184)      688,830
       Prepaid expenses and other assets.................    (33,617)      (19,595)     (135,273)
     Changes in operating liabilities increase (decrease)
       in --
       Accounts payable..................................    111,364      (418,965)      316,095
       Accrued expenses..................................     (8,140)      (22,263)       73,447
       Advanced postage..................................   (347,119)      317,309      (813,091)
                                                           ---------   -----------   -----------
          Net cash provided by operating activities......    438,058     1,066,243       468,570
                                                           ---------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment..................   (159,691)     (640,692)     (482,403)
  Proceeds from sale of property and equipment...........         --            --       175,000
  Acquisition of companies...............................         --            --      (762,300)
                                                           ---------   -----------   -----------
          Net cash used in investing activities..........   (159,691)     (640,692)   (1,069,703)
                                                           ---------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net short-term borrowings..............................    (50,000)           --       160,000
  Proceeds from long-term borrowings.....................    124,990       453,000     1,249,881
  Principal payments on long-term debt and capital lease
     obligations.........................................   (493,484)     (433,597)     (437,404)
  Issuance of notes receivable...........................         --            --      (175,000)
  Collection of notes receivable.........................         --            --        13,393
  Net proceeds from affiliates...........................     70,240        (5,153)       48,313
  Proceeds from stockholder loans........................    155,711       143,784        31,015
  Payments on stockholder loans..........................   (243,991)     (251,802)     (250,810)
  Distributions to stockholders..........................    (14,000)      (22,979)           --
                                                           ---------   -----------   -----------
          Net cash provided by (used in) financing
            activities...................................   (450,534)     (116,747)      639,388
                                                           ---------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.......................................  $(172,167)  $   308,804   $    38,255
CASH AND CASH EQUIVALENTS, beginning of year.............    397,822       225,655       534,459
                                                           ---------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of year...................  $ 225,655   $   534,459   $   572,714
                                                           =========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for
     Interest............................................  $  65,647   $    41,739   $   118,386
     State income tax....................................      6,408        14,707        41,121
                                                           =========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Capital lease obligations incurred.....................     81,949            --            --
                                                           =========   ===========   ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

         MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1)  NATURE OF BUSINESS

     The accompanying combined financial statements include the accounts of Morris County Direct Mail Services, Inc., ("DMS"), Quality Control Printing, Inc. ("QCP") and First Class Presort, Inc. ("FCP") (all New Jersey corporations) (collectively, the "Company"). The Company's primary businesses are (i) marketing materials fulfillment, (ii) mailing services, and (iii) forms management.

     The Company and its stockholders intend to enter into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The Companies discussed in Note 1 are under the common control of one stockholder. All significant intercompany transactions have been eliminated in combination.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Revenue Recognition

     Revenues are recognized when the services are rendered. Revenues are presented net of postage incurred as customers advance the Company cash to be used to purchase postage for related projects.

  Cash and Cash Equivalents

     Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

  Supplies Inventory

     Supplies inventory consists of paper goods, printing items, and packaging materials. Supplies are valued at cost, which approximates market, with cost determined using the first-in-first-out method.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed principally using an accelerated method which reflects the estimated useful lives of the assets. Leasehold improvements and assets subject to capital lease are capitalized and amortized over the shorter of the estimated useful lives of the assets or the terms of the related leases.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

     During 1996, the Company decided to move to a new location. As a result, net leasehold improvements of $496,878 became impaired and were written off.

         MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES

  Income Taxes

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and, where applicable, State of New Jersey tax laws. Under those provisions, the Company does not pay Federal corporate income taxes on its taxable income and, where applicable, pays approximately a two percent tax to the State of New Jersey, and is not allowed a net operating loss carryover or carryback as a deduction. Instead, the Stockholders are liable for individual Federal and, where applicable, State of New Jersey income taxes on their respective shares of the Company's taxable income, or include their respective shares of the Company's Federal net operating loss on their individual tax returns. Accordingly, no provision for Federal corporate income taxes has been made in the accompanying financial statements.

     Deferred state income tax results from the Company filing its tax returns on the cash basis and its financial statements on the accrual basis, as well as the use of different methods of depreciation for financial statement and income tax reporting purposes.

  New Accounting Pronouncement

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company. However, impaired leasehold improvements of $496,878 were written off during 1996 due to the application of this standard.

  Concentration of Credit Risk


     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," consist primarily of trade accounts receivable. The Company's customers are concentrated in the Northeastern United States in various industries. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.


  Acquisitions

     Effective May 17, 1996, FCP acquired 100% of the outstanding shares of stock in Regal Mail Service, Inc. ("Regal") for $159,800 in cash. Regal was consolidated into FCP effective as of the date of acquisition. In connection with the acquisition, which was accounted for as a purchase, FCP recorded goodwill of $9,800.

     Effective May 23, 1996, QCP acquired 100% of the outstanding shares of stock in Stuyvesant Press, Inc. ("Stuyvesant") for $602,500. Consideration paid by QCP included $294,000 in cash and $228,500 in notes payable. Stuyvesant was consolidated into QCP effective as of the date of acquisition. In connection with the acquisition, which was accounted for as a purchase, QCP recorded goodwill and a covenant not to compete of $402,500.

  Goodwill and Other Intangible Assets

     Goodwill and the covenant not to compete are being amortized over 15 years using the straight-line method. Accumulated amortization at December 31, 1996 was $16,116.

         MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES

(3)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31:

                                                                                     ESTIMATED
                                                                                      USEFUL
                                                                                       LIVES
                                                          1995           1996         (YEARS)
                                                       ----------     ----------     ---------
    Transportation equipment.........................  $  367,351     $  401,093       5-7
    Machinery and equipment..........................   1,836,615      2,306,921      5-10
    Equipment under capital lease....................   1,132,949      1,132,949      5-10
    Leasehold improvements...........................     634,905             --
                                                       ----------     ----------
                                                        3,971,820      3,840,963
    Less -- Accumulated depreciation and                2,104,012      2,336,805
      amortization...................................
                                                       ----------     ----------
    Property and equipment, net......................  $1,867,808     $1,504,158
                                                       ==========     ==========

     Leased equipment under capital leases (included above) consists of the following as of December 31:

                                                                     1995           1996
                                                                  ----------     ----------
    Equipment...................................................  $1,132,949     $1,132,949
    Less -- Accumulated amortization............................     542,269        663,443
                                                                  ----------     ----------
                                                                  $  590,680     $  469,506
                                                                  ==========     ==========

     Depreciation and amortization expense on property and equipment charged to operations for the years ended December 31, 1994, 1995 and 1996 was $334,690, $392,397 and $587,727, respectively.


     Gross leasehold improvements of $735,233 and accumulated depreciation of $238,357 were written off in 1996. The loss of $496,876 is included in cost of revenues.


     At December 31, 1996 minimum annual payments under capital lease including interest are as follows:

    1997.....................................................................    $22,598
    1998.....................................................................     14,009
    1999.....................................................................      3,609
                                                                                 -------
              Total minimum payments.........................................     40,216
    Less -- Amounts representing interest....................................      3,282
                                                                                 -------
              Net minimum payments...........................................     36,934
    Less -- Current portion of capital lease obligations.....................     21,098
                                                                                 -------
              Long-term portion of capital lease obligations.................    $15,836
                                                                                 =======

     The interest rate on the capitalized lease is 5.5% and is imputed based on the fair market value of the equipment at the inception of the lease.

(4)  SHORT-TERM BORROWINGS

     The Company has a $200,000 line of credit with a bank for the purchase of equipment with interest at the prime rate (8 1/4% at December 31, 1996) plus
 .75%. The Company also has a $225,000 working capital line of credit with interest at prime plus .25%. At December 31, 1996, $160,000 was outstanding under the equipment line.

         MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES

(5)  LONG-TERM DEBT


     Long-term debt consists of the following at December 31:

                                                                         1995          1996
                                                                       --------     ----------
Various notes payable to a financial institution with monthly installments totaling $49,251 plus interest between 7.90% and the prime rate (8.25%) plus .75%, secured by equipment, maturing
  between January 1996 and May 2001..................................  $571,621     $1,058,077
Various notes payable to third parties in monthly installments of
  $11,145 plus interest between 10.90% and 15% maturing between June
  1997 and June 2003.................................................        --        336,278
                                                                       --------     ----------
                                                                        571,621      1,394,355
Less -- Current maturities...........................................   227,935        460,709
                                                                       --------     ----------
                                                                       $343,686     $  933,646
                                                                       ========     ==========

     At December 31, 1996 the aggregate amounts of annual principal maturities of long-term obligations (excluding capital lease obligations) are as follows:

      1997.................................................................    $  460,709
      1998.................................................................       420,894
      1999.................................................................       194,764
      2000.................................................................       141,954
      2001.................................................................        85,009
      Thereafter...........................................................        91,025
                                                                               ----------
                Total......................................................    $1,394,355
                                                                               ==========


(6)  COMMITMENTS AND CONTINGENCIES


  Operating Leases

     The Company leases office premises, warehouse space and a portion of its machinery and equipment under operating leases expiring at varying dates through 2004. Its offices are leased from an entity where the controlling interest is held by the Company's president ("related party lease") (see Note 7).

     At December 31, 1996 the minimum annual rental commitment of the Company under existing agreements (including related party lease) is as follows:

      1997.................................................................    $  708,966
      1998.................................................................       589,630
      1999.................................................................       500,424
      2000.................................................................       376,000
      2001.................................................................       144,000
      Thereafter...........................................................       240,000
                                                                               ----------
                Total minimum payments.....................................    $2,559,020
                                                                               ==========

     Rent expense (including lease escalations) charged to operations for the years ended December 31, 1994, 1995 and 1996 was $783,326, $668,154 and
$852,570, respectively.

         MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES

  Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Guarantees

     The Company has guaranteed several loans made by various financial institutions to related parties which are majority owned by its president. The total amount outstanding on these guaranteed loans at December 31, 1996 was $4,969,794.

(7)  RELATED PARTY TRANSACTIONS

  Leased Office Space

     The Company leases certain office space from entities in which the controlling interest is held by its president. The minimum future annual rental payments to related parties are as follows:

      1997.................................................................    $  667,000
      1998.................................................................       564,917
      1999.................................................................       492,000
      2000.................................................................       376,000
      2001.................................................................       144,000
      Thereafter...........................................................       240,000
                                                                               ----------
                                                                               $2,483,917
                                                                               ==========

     Related party rent expense for the years ended December 31, 1994, 1995 and 1996 was $760,468, $639,768 and $777,112, respectively.

  Notes Receivable

     The Company has a note receivable from Regal's former owner as a result of FCP's acquisition of Regal during 1996 (Note 2). The note bears interest at 5% and will be repaid over three years, expiring May 17, 1999 through services provided to FCP by the former owner.

  Notes Payable

     Three stockholders of the Company have loaned certain amounts to the Company. The notes are due on demand and bear interest at 6.5%. Interest expense on such notes for the years ended December 31, 1994, 1995 and 1996 was $60,746, $49,303 and $41,016, respectively.

(8)  EMPLOYEE BENEFIT PLAN

     The Company maintains a 401(k) deferred compensation plan. The plan provides for the Company to make a discretionary basic contribution determined as a percentage of eligible employees' salaries and a discretionary matching contribution determined as a percentage of employees' contributions. Contributions of $24,555, $25,553 and $10,317 were made by the Company in 1994, 1995 and 1996, respectively.

         MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES

(9)  MAJOR CUSTOMERS

     The Company has one customer which accounted for 14%, 11% and 10% of revenues for the years ended December 31, 1994, 1995 and 1996, respectively. Amounts receivable from this customer at December 31, 1995 and 1996 were $52,088 and $151,507, respectively.

(10) EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED)

     In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom providing for the Acquisition of the Company by Vestcom.

     Prior to the closing of the Acquisition, the Company will make distributions in respect of the Company's estimated S Corporation accumulated adjustment account at the time of closing.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
  Lirpaco Inc. and subsidiary:

     We have audited the accompanying consolidated balance sheets of Lirpaco Inc. (a Canadian Corporation) and subsidiary as of July 31, 1995 and 1996 and December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended July 31, 1995 and 1996 and the five-month period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lirpaco Inc. as of July 31, 1995 and 1996 and December 31, 1996 and the results of its operations and its cash flows for the years ended July 31, 1995 and 1996 and the five-month period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 17, 1997

                          LIRPACO INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

              AS OF JULY 31, 1995 AND 1996, AND DECEMBER 31, 1996



                                                                    JULY 31
                                                            -----------------------   DECEMBER 31,
                                                               1995         1996          1996
                                                            ----------   ----------   ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................  $       --   $   86,226    $   88,198
  Accounts receivable, net of allowance for doubtful
     accounts of $4,080, $35,015 and $35,132,
     respectively.........................................   1,032,467      729,505       743,380
  Due from related party..................................          --       42,963        19,474
  Supplies inventory......................................     141,936      130,412       129,439
  Prepaid expenses and other current assets...............      83,600       75,788        73,076
                                                            ----------   ----------    ----------
          Total current assets............................   1,258,003    1,064,894     1,053,567
PROPERTY AND EQUIPMENT, net of accumulated depreciation
  and amortization........................................     438,698      443,944       661,901
DEFERRED CHARGES..........................................      10,379        3,030            --
                                                            ----------   ----------    ----------
          Total assets....................................  $1,707,080   $1,511,868    $1,715,468
                                                            ==========   ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.......................  $   42,045   $   21,495    $   51,752
  Accounts payable and accrued liabilities................   1,343,964      824,396       675,274
  Income taxes payable....................................      40,562       10,075        36,299
                                                            ----------   ----------    ----------
          Total current liabilities.......................   1,426,571      855,966       763,325
LONG-TERM DEBT............................................       7,693           --       245,166
DEFERRED INCOME TAXES.....................................          --       38,620        26,474
                                                            ----------   ----------    ----------
          Total liabilities...............................   1,434,264      894,586     1,034,965
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Class A common shares, voting, no par value, unlimited
     amount authorized, 100 issues and outstanding........         102          102           102
  Class B common shares, nonvoting, no par value,
     unlimited amount authorized, no shares issued and
     outstanding..........................................          --           --            --
  Class C preferred shares, noncumulative, no par value,
     nonparticipating, voting, unlimited amount
     authorized, no shares issued and outstanding.........          --           --            --
  Class D preferred shares, noncumulative, no par value,
     nonparticipating, nonvoting, unlimited amount
     authorized, no shares issued and outstanding.........          --           --            --
  Class E preferred shares, noncumulative, no par value,
     nonparticipating, voting, unlimited amount
     authorized, 417,082 shares issued and outstanding....         102          102           102
  Class F preferred shares, noncumulative, no par value
     nonparticipating, nonvoting, unlimited amount
     authorized, 166,566 shares issued and outstanding....     170,104      170,104       170,104
  Retained earnings.......................................      87,985      424,707       474,943
  Cumulative translation adjustments......................      14,523       22,267        35,252
                                                            ----------   ----------    ----------
          Total stockholders' equity......................     272,816      617,282       680,503
                                                            ----------   ----------    ----------
          Total liabilities and stockholders' equity......  $1,707,080   $1,511,868    $1,715,468
                                                            ==========   ==========    ==========


          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                          LIRPACO INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                   FOR THE YEARS ENDED JULY 31, 1995 AND 1996
        AND THE FIVE MONTHS ENDED DECEMBER 31, 1995 (UNAUDITED) AND 1996

                                                        YEAR ENDED             FIVE MONTHS ENDED
                                                          JULY 31                 DECEMBER 31
                                                  -----------------------   -----------------------
                                                     1995         1996                      1996
                                                  ----------   ----------      1995      ----------
                                                                            ----------
                                                                            (UNAUDITED)
REVENUES........................................  $3,914,089   $4,987,369   $2,058,250   $1,973,842
COST OF REVENUES................................   2,657,407    3,220,847    1,370,548    1,331,274
                                                  ----------   ----------   ----------   ----------
          Gross profit..........................   1,256,682    1,766,522      687,702      642,568
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES....   1,088,835    1,325,318      534,769      536,019
                                                  ----------   ----------   ----------   ----------
          Income from operations................     167,847      441,204      152,933      106,549
OTHER EXPENSES:
  Interest expense..............................      47,496       27,516       13,444        4,126
  Loss on sale of asset.........................          --           --           --       26,693
                                                  ----------   ----------   ----------   ----------
          Income before provision for income
            taxes...............................     120,351      413,688      139,489       75,730
PROVISION FOR INCOME TAXES......................      22,710       76,966       28,985       25,494
                                                  ----------   ----------   ----------   ----------
          Net income............................  $   97,641   $  336,722   $  110,504   $   50,236
                                                  ==========   ==========   ==========   ==========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                          LIRPACO INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JULY 31, 1995 AND 1996
                  AND THE FIVE MONTHS ENDED DECEMBER 31, 1996

                                                                              (ACCUMULATED
                                       PREFERRED STOCK       COMMON STOCK       DEFICIT)     CUMULATIVE
                                      ------------------   ----------------     RETAINED     TRANSLATION
                                      SHARES     AMOUNT    SHARES    AMOUNT     EARNINGS     ADJUSTMENTS    TOTAL
                                      -------   --------   -------   ------   ------------   -----------   --------
BALANCE, August 1, 1994.............  583,648   $170,206       100    $102      $ (9,656)      $12,276     $172,928
  Net income........................       --         --        --      --        97,641            --       97,641
  Translation adjustment............       --         --        --      --            --         2,247        2,247
                                      -------   --------       ---    ----      --------       -------     --------
BALANCE, July 31, 1995..............  583,648    170,206       100     102        87,985        14,523      272,816
                                      -------   --------       ---    ----      --------       -------     --------
  Net income........................       --         --        --      --       336,722            --      336,722
  Translation adjustment............       --         --        --      --            --         7,744        7,744
                                      -------   --------       ---    ----      --------       -------     --------
BALANCE, July 31, 1996..............  583,648    170,206       100     102       424,707        22,267      617,282
  Net income........................       --         --        --                50,236            --       50,236
  Translation adjustment............       --         --        --      --            --        12,985       12,985
                                      -------   --------       ---    ----      --------       -------     --------
BALANCE, December 31, 1996..........  583,648   $170,206       100    $102      $474,943       $35,252     $680,503
                                      =======   ========       ===    ====      ========       =======     ========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                          LIRPACO INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JULY 31, 1995 AND 1996
        AND THE FIVE MONTHS ENDED DECEMBER 31, 1995 (UNAUDITED) AND 1996

                                                                  YEAR ENDED            FIVE MONTHS ENDED
                                                                    JULY 31                DECEMBER 31
                                                             ---------------------   -----------------------
                                                               1995        1996                      1996
                                                             ---------   ---------      1995       ---------
                                                                                     -----------
                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $  97,641   $ 336,722    $  110,504   $  50,236
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization.........................    118,767     113,074        49,796      59,516
     Provision for doubtful accounts.......................         --      35,382            --          --
     (Gain) loss on disposal of fixed assets...............     (2,429)         --            --      26,693
     Deferred income tax provision.........................     11,570      59,449        20,158     (12,146)
     Changes in operating assets (increase) decrease in --
       Accounts receivable.................................   (340,924)    267,580        76,839     (13,875)
       Supplies inventory..................................    (29,640)     11,524       (34,284)        973
       Prepaid expenses and other current assets...........    (49,959)     (4,540)     (135,332)     (6,021)
       Deferred charges....................................      7,332       7,349         3,050       3,030
     Changes in operating liabilities increase (decrease)
       in --
       Accounts payable and accrued liabilities............    293,247    (519,568)     (121,426)   (149,122)
       Income taxes payable................................     40,562     (30,487)       81,754      26,224
                                                             ---------   ---------     ---------   ---------
          Net cash provided by (used in) operating
            activities.....................................    146,167     276,485        51,059     (14,492)
                                                             ---------   ---------     ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment....................   (114,528)   (118,320)      (35,740)   (304,166)
  Proceeds from disposal of fixed assets...................      4,396          --            --       7,349
                                                             ---------   ---------     ---------   ---------
          Net cash used in investing activities............   (110,132)   (118,320)      (35,740)   (296,817)
                                                             ---------   ---------     ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings.......................         --          --            --     291,864
  Principal payments on long-term debt.....................    (13,616)    (28,607)      (11,656)     (2,072)
  Loan to related party....................................         --     (42,963)           --          --
  Collection of loan to related party......................         --          --            --      23,489
  Payment on loan from related party.......................    (22,419)       (369)       (3,663)         --
                                                             ---------   ---------     ---------   ---------
          Net cash provided by (used in) financing
            activities.....................................    (36,035)    (71,939)      (15,319)    313,281
                                                             ---------   ---------     ---------   ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS..................         --      86,226            --       1,972
CASH AND CASH EQUIVALENTS, beginning of period.............         --          --            --      86,226
                                                             ---------   ---------     ---------   ---------
CASH AND CASH EQUIVALENTS, end of period...................  $      --   $  86,226    $       --   $  88,198
                                                             =========   =========     =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for --
     Interest..............................................  $  47,496   $  27,231    $   13,309   $   4,097
     Income taxes..........................................         --      32,878            --          --
                                                             =========   =========     =========   =========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                          LIRPACO INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  NATURE OF BUSINESS


     Lirpaco Inc. (the "Company"), a Canadian corporation, is a holding company with one subsidiary, COS INFORMATION INC., a Quebec Corporation. The Company's primary businesses are (i) the production and distribution of computer-generated labels, (ii) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (iii) demand publishing, (iv) mailing services and
(v) forms management. Its customer base is mainly comprised of businesses in and around Montreal, Canada.

     The Company and its stockholders intend to enter into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Basis of Presentation

     The financial statements have been prepared from records maintained in Canada. The Company's financial statements are presented in accordance with the generally accepted accounting principles of the United States of America. All significant intercompany transactions have been eliminated in consolidation.

  Foreign Currency

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," income statement accounts are translated at the average exchange rates in effect during the period, while assets and liabilities are translated at the rates of exchange at the balance sheet date. The resulting balance sheet translation adjustments are $2,247, $7,744 and $12,985 for the years ended July 31, 1995 and 1996 and the five months ended December 31, 1996, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Revenue Recognition

     Revenues are recognized when the services are rendered. Revenues are presented net of postage charges in the income statement as customers advance the Company cash to be used to purchase postage for related projects.

  Cash and Cash Equivalents

     Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

  Supplies Inventory

     Supplies inventory consists of paper, toner, developer and other disposable chemicals, film and micrographic chemicals, and packaging materials. Supplies are valued at cost, which approximates market, with cost determined using the first-in-first-out method.

                          LIRPACO INC. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed principally using an accelerated method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the shorter of the estimated useful lives of the assets or the terms of the related leases.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Income Taxes

     Income taxes are provided based on earnings reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable because of timing differences in the recognition of certain income and expense items for financial reporting and tax purposes. In accordance with SFAS No. 109, the Company accounts for income taxes using an asset and liability method. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of assets and liabilities, measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  New Accounting Pronouncement

     Effective January 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  Concentration of Credit Risk


     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risks" consist primarily of trade accounts receivable. The Company's customers are concentrated in eastern Canada. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

                          LIRPACO INC. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



(3)  PROPERTY AND EQUIPMENT


     Property and equipment consist of the following at July 31, 1995 and 1996 and December 31, 1996:

                                              JULY 31                                  ESTIMATED
                                    ---------------------------     DECEMBER 31,        USEFUL
                                       1995            1996             1996         LIVES (YEARS)
                                    -----------     -----------     ------------     -------------
    Machinery and equipment.......  $ 1,926,410     $ 1,905,968     $  1,522,185           10
    Furniture and fixtures........      117,499         130,074          148,566           10
    Leasehold improvements........      124,305         126,269          258,794            7
    Computer hardware.............      221,281         284,840          300,282            6
    Computer software.............       15,008          26,955           27,292            5
                                    -----------     -----------      -----------
                                      2,404,503       2,474,106        2,257,119
    Less -- Accumulated
      depreciation and
      amortization................   (1,965,805)     (2,030,162)      (1,595,218)
                                    -----------     -----------      -----------
    Property and equipment, net...  $   438,698     $   443,944     $    661,901
                                    ===========     ===========      ===========

     Leased equipment under capital leases (included above) consists of the following at July 31, 1995 and 1996 and December 31, 1996.

                                                              JULY 31
                                                        --------------------     DECEMBER 31,
                                                         1995         1996           1996
                                                        -------     --------     ------------
    Equipment.........................................  $32,199     $ 47,430       $ 47,430
    Less -- Accumulated amortization..................   (8,413)     (13,795)       (17,574)
                                                        -------     --------       --------
                                                        $23,786     $ 33,635       $ 29,856
                                                        =======     ========       ========

     Depreciation and amortization expense on property and equipment charged to operations for the years ended July 31, 1995 and 1996 and the five-month periods ended December 31, 1995 (unaudited) and 1996 was $118,767, $113,074, $49,796 and
$59,516, respectively.


(4)  ACCOUNTS PAYABLE AND ACCRUED EXPENSES


     Accounts payable and accrued expenses consists of the following at July 31, 1995 and 1996 and December 31, 1996:

                                                              JULY 31
                                                      -----------------------     DECEMBER 31,
                                                         1995          1996           1996
                                                      ----------     --------     ------------
    Accounts payable................................  $  860,995     $372,399       $420,115
    Wages payable...................................     217,247      314,209        156,881
    Sales taxes payable.............................      52,908      108,967         91,435
    Customer advances...............................     118,443          600          6,843
    Other...........................................      94,371       28,221             --
                                                      ----------     --------       --------
                                                      $1,343,964     $824,396       $675,274
                                                      ==========     ========       ========

                          LIRPACO INC. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



(5)  LONG-TERM DEBT



     Long-term debt consists of the following at July 31, 1995 and 1996 and December 31, 1996:



                                                                   JULY 31
                                                             -------------------     DECEMBER 31,
                                                              1995        1996           1996
                                                             -------     -------     ------------
Various noninterest bearing equipment loans payable to
  various companies for capital leases. Principal amounts
  are payable in aggregate monthly installments of $2,225;
  collateralized by specific equipment, maturing November
  1996 through June 1997. .................................  $19,059     $19,423       $  5,054
Equipment loan payable to a financial institution. Final
  payment was made in September 1996. .....................   30,679       2,072             --
Leasehold improvement loan payable to a financial
  institution, bearing interest at  1/2% over the Daily
  Floating Base interest rate (8 1/2% at December 31,
  1996). The principal is payable in escalating monthly
  installments of $2,554 to $5,472; collateralized by the
  assets of the Company. The final payment is due in
  December 2001. ..........................................       --          --        291,864
                                                             -------     -------       --------
                                                              49,738      21,495        296,918
Less -- Current maturities.................................   42,045      21,495         51,752
                                                             -------     -------       --------
                                                             $ 7,693     $    --       $245,166
                                                             =======     =======       ========


     At December 31, 1996 the aggregate amounts of annual principal maturities of long-term debt (including capital leases) are as follows:

                1997..............................................  $ 51,752
                1998..............................................    56,917
                1999..............................................    56,917
                2000..............................................    65,666
                2001..............................................    65,666
                                                                    --------
                                                                    $296,918
                                                                    ========

                          LIRPACO INC. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(6)  INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                   YEAR ENDED             FIVE MONTHS ENDED
                                                     JULY 31                 DECEMBER 31
                                               -------------------     ------------------------
                                                1995        1996                         1996
                                               -------     -------        1995         --------
                                                                       -----------
                                                                       (UNAUDITED)
    Current tax expense
      Federal................................  $    67     $ 3,847       $    --       $ 27,077
      Provincial.............................   11,073      13,670         8,827         10,563
                                               -------     -------       -------        -------
              Total current..................   11,140      17,517         8,827         37,640
                                               -------     -------       -------        -------
    Deferred tax expense
      Federal................................   15,273      57,931        19,570         (8,533)
      Provincial.............................   (3,703)      1,518           588         (3,613)
                                               -------     -------       -------        -------
              Total deferred.................   11,570      59,449        20,158        (12,146)
                                               -------     -------       -------        -------
              Total provision................  $22,710     $76,966       $28,985       $ 25,494
                                               =======     =======       =======        =======


     The Canadian statutory tax rate is 18.87% on the first $147,000 of taxable revenue. The Company pays taxes on its taxable income at this rate except as modified for certain permanent differences.


(7)  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases office premises, warehouse space and a portion of its machinery and equipment under operating leases expiring at varying dates through 2001.

     At December 31, 1996 the minimum annual rental commitment of the Company under existing agreements are as follows:

                1997..............................................  $405,260
                1998..............................................   298,559
                1999..............................................   138,079
                2000..............................................    65,597
                2001..............................................    50,267
                                                                    --------
                          Total minimum payments..................  $957,762
                                                                    ========

     Rent expense including lease escalations charged to operations for the years ended July 31, 1995 and 1996 and the five months ended December 31, 1995 (unaudited) and 1996 was $41,827, $41,135, $22,637 and $17,267, respectively.

  Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

                          LIRPACO INC. AND SUBSIDIARY



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(8)  RELATED PARTY TRANSACTIONS

     A stockholder had noninterest bearing loans outstanding to the Company in the amounts of $0, $42,963 and $19,474 at July 31, 1995 and 1996, and December 31, 1996, respectively, included in due from related party in the accompanying balance sheets. The loans were repaid in January 1997.

(9)  EMPLOYEE BENEFIT PLAN

     The Company maintains a profit sharing plan for all employees. The Plan provides for the Company to contribute 30% of pretax income, net of certain adjustments. Contributions to this plan for the years ended July 31, 1995 and 1996 and the five months ended December 31, 1995 (unaudited) and 1996 were $88,605, $179,777, $62,349 and $38,365, respectively.

(10)  MAJOR CUSTOMERS

     The Company has one customer which accounted for 15.1% and 12.9% of sales for the year ended July 31, 1996 and the five months ended December 31, 1996, respectively, and another customer which represented 10.9% and 10.6% of sales for the year ended July 31, 1996 and the five months ended December 31, 1996, respectively.

(11) EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED)

     In March 1997, the Company and its stockholders entered into a definitive agreement with Vestcom providing for the Acquisition of the Company by Vestcom.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
  Computer Output Systems, Inc.:

     We have audited the accompanying balance sheets of Computer Output Systems, Inc. (a Connecticut corporation) as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computer Output Systems, Inc. as of December 31, 1995 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP


Roseland, New Jersey
January 24, 1997

                         COMPUTER OUTPUT SYSTEMS, INC.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1996


                                                                          1995          1996
                                                                       ----------    ----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................................  $   95,468    $       --
  Accounts receivable, net of allowance for doubtful accounts of
     $7,500 and $5,000 in 1995 and 1996, respectively................     721,721       964,035
  Supplies inventory.................................................      35,191       176,211
  Prepaid postage....................................................      90,757       139,458
  Prepaid expenses and other current assets..........................       9,019        25,642
                                                                       ----------    ----------
          Total current assets.......................................     952,156     1,305,346
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
  amortization.......................................................     459,723       472,003
OTHER ASSETS.........................................................      23,906        36,240
                                                                       ----------    ----------
          Total assets...............................................  $1,435,785    $1,813,589
                                                                       ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt..................................  $   60,000    $  150,000
  Current portion of capital lease obligations.......................     108,235        94,584
  Accounts payable...................................................     354,215       566,064
  Accrued expenses...................................................      63,870        88,720
  Advanced postage...................................................     273,710       249,605
                                                                       ----------    ----------
          Total current liabilities..................................     860,030     1,148,973
LONG-TERM DEBT.......................................................     207,358            --
CAPITAL LEASE OBLIGATIONS............................................     227,249       130,072
                                                                       ----------    ----------
          Total liabilities..........................................   1,294,637     1,279,045
                                                                       ----------    ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $.10 par value; 10,000 shares authorized, 100 shares
     issued and outstanding..........................................          10            10
  Additional paid-in capital.........................................     732,470       732,470
  Retained earnings..................................................    (591,332)     (197,936)
                                                                       ----------    ----------
          Total stockholders' equity.................................     141,148       534,544
                                                                       ----------    ----------
          Total liabilities and stockholders' equity.................  $1,435,785    $1,813,589
                                                                       ==========    ==========


                 The accompanying notes to financial statements are an integral part of these balance sheets.

                         COMPUTER OUTPUT SYSTEMS, INC.

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                            1994           1995           1996
                                                         ----------     ----------     ----------
REVENUES...............................................  $2,192,400     $3,542,048     $4,854,633
COST OF REVENUES.......................................   1,459,472      2,446,078      3,131,997
                                                         ----------     ----------     ----------
          Gross profit.................................     732,928      1,095,970      1,722,636
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.............................................     681,638        979,211      1,195,057
                                                         ----------     ----------     ----------
          Income from operations.......................      51,290        116,759        527,579
                                                         ----------     ----------     ----------
OTHER EXPENSE:
  Interest expense.....................................      34,883         49,482         38,794
  Other expense........................................      15,540             --             --
                                                         ----------     ----------     ----------
                                                             50,423         49,482         38,794
                                                         ----------     ----------     ----------
          Income before provision for income taxes.....         867         67,277        488,785
                                                         ----------     ----------     ----------
PROVISION FOR INCOME TAXES.............................         250          7,365         51,353
                                                         ----------     ----------     ----------
          Net income...................................  $      617     $   59,912     $  437,432
                                                         ==========     ==========     ==========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                         COMPUTER OUTPUT SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996


                                                 COMMON STOCK     ADDITIONAL                   TOTAL
                                                ---------------    PAID-IN     RETAINED    STOCKHOLDERS'
                                                SHARES   AMOUNT    CAPITAL     EARNINGS       EQUITY
                                                ------   ------   ----------   ---------   -------------
BALANCE AT JANUARY 1, 1994 (Note 1)...........    100     $ 10     $ 732,470   $(635,719)    $  96,761
  Net income..................................     --       --            --         617           617
                                                  ---      ---       -------    --------      --------
BALANCE AT DECEMBER 31, 1994..................    100       10       732,470    (635,102)       97,378
  Net income..................................     --       --            --      59,912        59,912
  Distributions to stockholders...............     --       --            --     (16,142)      (16,142)
                                                  ---      ---       -------    --------      --------
BALANCE AT DECEMBER 31, 1995..................    100       10       732,470    (591,332)      141,148
  Net income..................................     --       --            --     437,432       437,432
  Distributions to stockholders...............     --       --            --     (44,036)      (44,036)
                                                  ---      ---       -------    --------      --------
BALANCE AT DECEMBER 31, 1996..................    100     $ 10     $ 732,470   $(197,936)    $ 534,544
                                                  ===      ===       =======    ========      ========


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                         COMPUTER OUTPUT SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                            1994          1995          1996
                                                          ---------     ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................  $     617     $  59,912     $ 437,783
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities --
     Depreciation and amortization......................     86,342       105,145       132,812
     Provision for doubtful accounts....................      5,000        14,373            --
     Loss on abandonment of leasehold improvements......      9,358            --            --
     Changes in operating assets (increase) decrease
       in --
       Accounts receivable..............................   (105,123)     (333,798)     (242,314)
       Supplies inventory...............................    (27,350)       (7,841)     (141,020)
       Prepaid postage..................................    (34,549)      (49,588)      (48,701)
       Prepaid expenses and other assets................        740        (9,075)      (28,956)
     Changes in operating liabilities increase
       (decrease) in --
       Accounts payable.................................    (23,017)      153,470       211,849
       Accrued expenses.................................     12,345        38,851        24,850
       Advanced postage.................................    (66,212)      166,245       (24,105)
                                                          ---------     ---------     ---------
          Net cash provided by (used in) operating
            activities..................................   (141,849)      137,694       322,198
                                                          ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES --
  Acquisition of property and equipment.................    (59,220)      (33,927)     (145,444)
                                                          ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net short-term borrowings.............................         --       200,000       (50,000)
  Principal payments on capital lease obligations.......    (63,555)      (99,040)     (110,828)
  Proceeds from loans from affiliated company...........    430,029            --            --
  Repayment of loans from affiliated company............   (185,080)      (73,442)      (67,358)
  Proceeds from (payments on) stockholder loans.........     30,000       (30,000)           --
  Distributions to stockholders.........................         --       (16,142)      (44,036)
                                                          ---------     ---------     ---------
          Net cash provided by (used in) financing
            activities..................................    211,394       (18,624)     (272,222)
                                                          ---------     ---------     ---------
          Net (decrease) increase in cash and cash
            equivalents.................................     10,325        85,143       (95,468)
CASH AND CASH EQUIVALENTS, beginning of year............         --        10,325        95,468
                                                          ---------     ---------     ---------
CASH AND CASH EQUIVALENTS, end of year..................  $  10,325     $  95,468     $      --
                                                          =========     =========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for --
     Interest...........................................  $  38,871     $  44,797     $  38,329
     State income tax...................................        250           250        19,004
                                                          =========     =========     =========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
  Capital lease obligations incurred....................  $(330,089)    $(143,700)    $      --
                                                          =========     =========     =========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                         COMPUTER OUTPUT SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS


(1)  NATURE OF BUSINESS



     The Company was formed pursuant to a "Corporate Reorganization Agreement" dated December 28, 1994, whereby Computer Output Systems, Inc. (an existing Connecticut S Corporation) transferred and assigned the assets and liabilities of its computer printing business to Hall-Cicchese Acquisition Corporation (hereinafter referred to as "Acquisition Corp."). Computer Output Systems, Inc. simultaneously surrendered its use of the corporate name "Computer Output Systems, Inc.," thereby permitting Acquisition Corp. to adopt the use of the corporate name "Computer Output Systems, Inc." (hereinafter referred to as the "Company"). The effective date of this agreement, as agreed upon by the parties, was January 1, 1994. The corporate reorganization essentially represented an exchange of shares between entities under common control. Accordingly, the assets and liabilities so transferred were accounted for at historical cost.


     The Company's primary businesses are (i) the production and distribution of documents on paper, (ii) computer center document outsourcing services, (iii) marketing materials fulfillment, (iv) mailing services and (v) forms management.

     The Company and its shareholders intend to enter into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Revenues are recognized when the services are rendered. Revenues are presented net of postage charges in the income statement as customers advance the Company cash to be used to purchase postage for related projects.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with original maturities of three months or less.

  Supplies Inventory

     Supplies inventory consists primarily of paper and toner. Supplies are valued at cost, which approximates market, with cost determined using the first-in, first-out method.


  Property and Equipment


     Property and equipment are recorded at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements and assets subject to capital lease are capitalized and amortized over the lesser of the estimated useful life or the remaining life of the building lease agreement. The Company accounts for fixed asset additions under the half-year convention guidelines.

                         COMPUTER OUTPUT SYSTEMS, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of equipment and leaseholds, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Income Taxes

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay Federal corporation income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective shares of the Company's taxable income. Accordingly, no provision for Federal corporate income taxes has been made in the accompanying financial statements.

  New Accounting Pronouncement

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  Concentration of Credit Risk


     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk," consist primarily of trade accounts receivable. The Company's customers are concentrated in the northeast United States. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.


(3)  PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment at December 31:

                                                                                    ESTIMATED
                                                                                     USEFUL
                                                                                      LIVES
                                                          1995          1996         (YEARS)
                                                        ---------     ---------     ---------
    Furniture and fixtures............................  $  37,622     $  37,622       7
    Computers and equipment...........................    680,805       641,132       5
    Leasehold improvements............................     25,492        96,045       10
                                                        ---------     ---------
                                                          743,919       774,799
    Less -- Accumulated depreciation and
      amortization....................................   (284,196)     (302,796)
                                                        ---------     ---------
              Property and equipment, net.............  $ 459,723     $ 472,003
                                                        =========     =========

                         COMPUTER OUTPUT SYSTEMS, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     Leased equipment under capital leases (included above) consists of the following at December 31:

                                                                     1995          1996
                                                                   ---------     ---------
    Computers and equipment......................................  $ 500,289     $ 428,789
    Less -- Accumulated depreciation.............................   (130,835)     (185,656)
                                                                   ---------     ---------
                                                                   $ 369,454     $ 243,133
                                                                   =========     =========

     Depreciation and amortization expense was $86,342, $105,145 and $132,812 for the years ended December 31, 1994, 1995 and 1996, respectively.

     At December 31, 1996 minimum annual payments under capital leases including interest are as follows:

        1997..............................................................  $105,473
        1998..............................................................    97,728
        1999..............................................................    47,747
                                                                            --------
                  Total minimum payments..................................   250,948
        Less -- Amounts representing interest.............................   (26,292)
                                                                            --------
                  Net minimum lease payments..............................   224,656
        Less -- Current portion of capital lease obligations..............    94,584
                                                                            --------
                  Long-term portion of capital lease obligations..........  $130,072
                                                                            ========

     The interest rates on capitalized leases vary from 8% to 13% and are imputed based on the fair market value of the equipment at the inception of the lease.


(4)  LONG-TERM DEBT



                                                                           1995         1996
                                                                         --------     --------
Long-term debt consists of the following at December 31:
  $300,000 line of credit with a financial institution. Secured by substantially all of the assets of the Company. Interest is payable monthly at prime (8 1/4% at December 31, 1996) plus 1%.
     All outstanding balances due on December 19, 1997.................  $200,000     $150,000
  Unsecured loan from an affiliated company bearing interest at 10.25%, payable in monthly principal installments of approximately $7,000.
     Loan is subordinated to the line of credit........................    67,358           --
                                                                         --------     --------
                                                                          267,358      150,000
Less -- Current maturities.............................................    60,000      150,000
                                                                         --------     --------
                                                                         $207,358     $     --
                                                                         ========     ========


     The line of credit agreement requires the maintenance of certain ratios related to net worth and working capital. The Company was in compliance with these covenants at December 31, 1996.


(5)  COMMITMENTS AND CONTINGENCIES


  Operating Leases

     The Company and its affiliate, Halls Magazine Reports, Inc. ("Halls"), a company of which Daniel Hall, president and stockholder of the Company is the owner (see Note 6), share their leased office space. The lease expires on July 31, 2004. The Company has the option to extend the term of the lease for a period of five years

                         COMPUTER OUTPUT SYSTEMS, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


from the date upon which it would otherwise expire. The rent is fixed for the term of the lease with scheduled increases on August 1, 1997 and August 1, 2000. The Company is responsible for its proportionate share of all related occupancy costs. The Company allocates 13% of this rental obligation to Halls.

     The Company also leases equipment and vehicles under noncancellable operating leases expiring through 1999.

     At December 31, 1996 the minimum annual rental commitment of the Company under existing agreements are as follows:

    1997.....................................................................  $  409,473
    1998.....................................................................     347,536
    1999.....................................................................     323,274
    2000.....................................................................     223,593
    2001.....................................................................     228,843
    Thereafter...............................................................     338,400
                                                                               ----------
              Total minimum payments.........................................  $1,871,119
                                                                               ==========

     Rental expense charged to operations amounted to $136,352, $172,080 and $280,337 for the years ended December 31, 1994, 1995 and 1996, respectively.

  Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Restrictions on Sale of Common Stock

     The common stock of the Company is subject to restrictions on sale, assignment, pledge, transfer or other disposition pursuant to the stockholders' agreement dated December 28, 1994.

  Employment Contracts

     The Company entered into ten year employment contracts dated December 28, 1994 with Daniel Hall and Timothy Cicchese. In addition to providing for base compensation and bonuses based on profitability, the contracts provide for 24 months continuation of base salary and benefits if termination occurs prior to the end of the contract. See Note 9 for discussion of termination of such agreements.


(6)  RELATED PARTY TRANSACTIONS


  Loan from Affiliated Company

     At December 31, 1995, the Company owed $67,358 to Halls. The loan was repaid by the Company by December 31, 1996 through payments of a portion of Halls' monthly business expenses such as office space, medical and dental insurance, general insurance and long distance telephone. In addition, the Company produced Halls' monthly reports to reduce the outstanding loan balance. Services billed to Halls were $21,516, $19,253 and $21,433 for the years ended December 31, 1994, 1995 and 1996, respectively. Interest on this loan amounted to $14,484, $11,225 and $2,102 for the years ended December 31, 1994, 1995 and
1996, respectively.

     At December 31, 1996, Halls owed the Company $26,509, which is included in accounts receivable.

                         COMPUTER OUTPUT SYSTEMS, INC.

  Loans from Stockholders

     During the month of December 1994, Daniel Hall, president and stockholder, and Timothy Cicchese, vice president and stockholder, each loaned the Company $15,000. These loans were repaid in May 1995 with no interest.

(7)  EMPLOYEE BENEFIT PLAN

     The Company maintains a 401(k) deferred compensation plan. The plan provides for the Company to contribute amounts equal to 33% of the contributions made by employees up to 5% of their total annual salary. Company contributions to this plan for the years ended December 31, 1994, 1995 and 1996 were $12,876, $14,773 and $15,238, respectively.

(8)  SIGNIFICANT CUSTOMER

     During the years ended December 31, 1994, 1995 and 1996 one customer accounted for $415,000, $1,077,000 and $1,412,000 of the Company's revenues, respectively. This customer is a service bureau servicing many different business accounts. The Company provides subcontracting services for over 70 different accounts for this customer. Accounts receivable from this customer as of December 31, 1995 and 1996 were approximately $172,000 and $166,000, respectively. Effective October 1, 1996, the Company and this customer entered into a one year service agreement whereby the Company will provide document generation and mailing services at prices specified in the agreement. The Company intends to renew the contract without significant modification of the original agreement.

(9) EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED)

     In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom providing for the Acquisition of the Company by Vestcom.

     Prior to the closing of the Acquisition, the Company will make distributions in respect of the Company's estimated S Corporation accumulated adjustment account at the time of closing.

     The employment contracts with Mr. Hall and Mr. Cicchese will be terminated as part of the Acquisition.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
       -----------------------------------------------------------------

To the Shareholders of
  Electronic Imaging Services, Inc.:

     We have audited the accompanying balance sheet of Electronic Imaging Services, Inc. (a Delaware Corporation) as of December 31, 1996 and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Imaging Services, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          ARTHUR ANDERSEN LLP


Roseland, New Jersey
February 17, 1997

                       ELECTRONIC IMAGING SERVICES, INC.

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1996


                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................................  $    45,089
  Accounts receivable, net of allowance for doubtful accounts of $37,017........      826,655
  Supplies inventory............................................................      413,210
  Other current assets..........................................................      112,696
                                                                                   ----------
          Total current assets..................................................    1,397,650

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization........    1,526,992

OTHER ASSETS....................................................................       54,944
                                                                                   ----------
          Total assets..........................................................  $ 2,979,586
                                                                                   ==========

                            LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Short-term borrowings.........................................................  $   662,575
  Current portion of long-term debt.............................................      394,393
  Current portion of capital lease obligations..................................      232,863
  Accounts payable..............................................................    1,119,316
  Accrued expenses..............................................................      321,200
                                                                                   ----------
          Total current liabilities.............................................    2,730,347

LONG-TERM DEBT..................................................................      198,644

CAPITAL LEASE OBLIGATIONS.......................................................      768,504

DEFERRED INCOME TAXES...........................................................       86,740
PLEDGED STOCK...................................................................      375,000
                                                                                   ----------
          Total liabilities.....................................................    4,159,235
                                                                                   ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
  Common stock, $.01 par value; 2,000 shares authorized; 1,261 shares issued;
     961 shares outstanding.....................................................           11
  Accumulated deficit...........................................................     (804,660)
                                                                                   ----------
                                                                                     (804,649)
Less -- Treasury stock, 150 shares at cost......................................     (375,000)
                                                                                   ----------
          Total stockholders' deficit...........................................   (1,179,649)
                                                                                   ----------
          Total liabilities and stockholders' deficit...........................  $ 2,979,586
                                                                                   ==========


                 The accompanying notes to financial statements
                  are an integral part of this balance sheet.

                       ELECTRONIC IMAGING SERVICES, INC.

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996


REVENUES.........................................................................  $7,623,870
COST OF REVENUES.................................................................   6,272,144
                                                                                   ----------
          Gross profit...........................................................   1,351,726
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.....................................   1,840,958
                                                                                   ----------
          Loss from operations...................................................    (489,232)
OTHER INCOME (EXPENSE):
  Interest expense...............................................................    (157,762)
  Other income...................................................................      11,789
                                                                                   ----------
                                                                                     (145,973)
                                                                                   ----------
          Net loss...............................................................  $ (635,205)
                                                                                   ==========

                 The accompanying notes to financial statements
                    are an integral part of this statement.

                       ELECTRONIC IMAGING SERVICES, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                      FOR THE YEAR ENDED DECEMBER 31, 1996



                                                                        RETAINED
                                        COMMON STOCK     ADDITIONAL     EARNINGS       TREASURY STOCK
                                       ---------------    PAID-IN     (ACCUMULATED   ------------------
                                       SHARES   AMOUNT    CAPITAL       DEFICIT)     SHARES    AMOUNT        TOTAL
                                       ------   ------   ----------   ------------   ------   ---------   -----------
BALANCE, January 1, 1996.............  1,261     $ 13     $ 101,987    $  103,556       --    $      --   $   205,556
  Purchase of treasury stock.........   (240)      (2)           --            --      240     (600,000)     (600,000)
  Reissuance of treasury stock.......     90        1            --            --      (90)     225,000       225,000
  Pledge of common stock.............   (150)      (1)     (101,987)     (273,011)      --           --      (375,000)
  Net loss...........................     --       --            --      (635,205)      --           --      (635,205)
                                       -----      ---      --------    ----------      ---    ----------   ----------
BALANCE, December 31, 1996...........    961     $ 11     $      --    $ (804,660)     150    $(375,000)  $(1,179,649)
                                       =====      ===      ========    ==========      ===    ==========   ==========


                 The accompanying notes to financial statements
                    are an integral part of this statement.

                       ELECTRONIC IMAGING SERVICES, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.....................................................................    $(635,205)
  Adjustments to reconcile net income to net cash provided by operating activities --
     Depreciation and amortization.............................................      297,192
     Provision for doubtful accounts...........................................       33,923
     Loss on write-down of property and equipment..............................       21,968
     Gain on sale of property..................................................      (15,629)
     Changes in operating assets (increase) decrease in --
       Accounts receivable.....................................................     (132,397)
       Supplies inventory......................................................     (137,494)
       Other current assets....................................................       61,755
     Changes in operating liabilities increase (decrease) in --
       Accounts payable........................................................      530,454
       Accrued expenses........................................................      217,821
                                                                                    --------
          Net cash provided by operating activities............................      242,388
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment........................................     (194,500)
  Proceeds from sale of property and equipment.................................       70,296
                                                                                    --------
          Net cash used by investing activities................................     (124,204)
                                                                                    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net short-term borrowings....................................................      469,000
  Payments on long-term debt and capital lease obligations.....................     (339,993)
  Purchase of treasury stock...................................................     (225,000)
                                                                                    --------
          Net cash used by financing activities................................      (95,993)
                                                                                    --------
          Net increase in cash and cash equivalents............................       22,191
CASH AND CASH EQUIVALENTS, at beginning of year................................       22,898
                                                                                    --------
CASH AND CASH EQUIVALENTS, at end of year......................................    $  45,089
                                                                                    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for --
     Interest..................................................................    $ 167,051
     Income taxes..............................................................       30,893
                                                                                    ========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY:
  Capital lease obligations incurred...........................................    $ 971,975
  Purchase of treasury stock through issuance of notes payable.................      375,000
                                                                                    ========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                       ELECTRONIC IMAGING SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS


(1)  NATURE OF BUSINESS


     Electronic Imaging Services, Inc. ("EIS" or the "Company"), is a Delaware corporation. The Company's primary businesses are (i) the production and distribution of computer-generated labels, (ii) the production and distribution of documents on paper, microfiche, microfilm and compact disc and (iii) forms management.

     The Company and its stockholders intend to enter into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering ("the Offering") of the common stock of Vestcom.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered a loss from operations, has a working capital deficit and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. As discussed above, the Company intends to enter into the Acquisition with Vestcom. However, no assurance can be given that the Acquisition will occur. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Revenue Recognition

     Revenues are recognized when the services are rendered.

  Cash and Cash Equivalents

     Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

  Supplies Inventory

     Inventories consist of paper, film and micrographic chemicals. Supplies are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is calculated by using the straight-line method over the estimated useful lives of the related assets.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

                       ELECTRONIC IMAGING SERVICES, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


  Income Taxes

     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are received or settled.

     The Company has recorded a full valuation allowance against all deferred tax assets due to the uncertainty of ultimate realizability. Accordingly, no income tax benefits have been recorded for current year losses.

  New Accounting Pronouncement

     Effective January 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  Concentration of Credit Risk


     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet-Risk and Financial Instruments with Concentrations of Credit Risk," consist primarily of trade accounts receivable. The Company's customers are concentrated in the southern and eastern United States. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.


(3)  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1996:

                                                                                   ESTIMATED
                                                                                    USEFUL
                                                                                     LIVES
                                                                                    (YEARS)
                                                                                   ---------
    Furniture and fixtures..........................................  $  146,458      10
    Production equipment............................................   2,365,483      5-7
    Delivery equipment..............................................      65,998       5
    Leasehold improvements..........................................      39,105       7
                                                                      ----------
                                                                       2,617,044
    Less -- Accumulated depreciation and amortization...............   1,090,052
                                                                      ----------
              Property and equipment................................  $1,526,992
                                                                      ==========

     Leased equipment under capital leases (included above) consists of the following at December 31, 1996:

    Equipment................................................................  $1,381,584
    Less -- Accumulated depreciation.........................................     314,672
                                                                               ----------
                                                                               $1,066,912
                                                                               ==========

                       ELECTRONIC IMAGING SERVICES, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     Depreciation and amortization expense was $297,192 for the year ended December 31, 1996. At December 31, 1996 minimum annual payments under capital leases including interest are as follows:

    1997.....................................................................  $  317,733
    1998.....................................................................     317,733
    1999.....................................................................     306,874
    2000.....................................................................     192,781
    2001.....................................................................      62,708
                                                                               ----------
              Total minimum payments.........................................   1,197,829
    Less -- Amount representing interest.....................................     196,462
                                                                               ----------
              Net minimum lease payments.....................................   1,001,367
    Less -- Current portion of capital lease obligation......................     232,863
                                                                               ----------
              Long-term portion of capital lease obligations.................  $  768,504
                                                                               ==========

     The interest rates on capitalized leases vary from 8.6% to 13.3% and are imputed based on the fair market value of the equipment at the inception of the lease.


(4)  SHORT-TERM BORROWINGS


     The Company has a line of credit with a bank that provides for maximum borrowings of $750,000. Borrowings bear interest at 9.25% per annum, adjusted periodically with interest payments only required monthly. The borrowings are secured by accounts receivable, inventory and the personal guarantee of two stockholders and are due April 30, 1997.


(5)  LONG-TERM DEBT


     Long-term debt consists of the following at December 31, 1996:

    Note payable to bank; 80% guaranteed by the U.S. Small Business
      Administration; interest at 8%; payable in monthly installments of
      $6,083, including interest; secured by fixed assets and the personal guarantee of two stockholders; due September 1997 or immediately if the
      Company is to merge with another company................................  $ 58,695
    Notes payable of $375,000 to two stockholders, interest at 7.00% per annum, due in semiannual installments on January 15 and July 15 of
      $112,500 on each note through 1998, secured by Stock Pledge
      Agreements..............................................................   375,000
    Notes payable to stockholders, interest at a rate of 10% per annum,
      interest only payable monthly, due February 28, 1997....................    66,000
    Notes payable of $113,594 original principal to bank and finance company, interest ranging from 4.8% to 9.75%, due in monthly installments of
      $3,600, including interest; secured by accounts receivable, auto, inventory and personal guarantees of two stockholders; due January, 1997
      to December, 1999.......................................................    64,946
    Note payable to supplier, interest at 7.99%, due in monthly installments
      of $1,115, including interest, unsecured, due April, 1999...............    28,396
                                                                                --------
                                                                                 593,037
    Less -- Current maturities................................................   394,393
                                                                                --------
                                                                                $198,644
                                                                                ========

                       ELECTRONIC IMAGING SERVICES, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     At December 31, 1996, the aggregate amounts of annual principal maturities of long-term obligations (excluding capitals lease obligations) are as follows:

    1997......................................................................  $394,393
    1998......................................................................   190,753
    1999......................................................................     7,891
    2000......................................................................        --
    2001......................................................................        --
                                                                                --------
              Total...........................................................  $593,037
                                                                                ========


(6)  COMMITMENTS AND CONTINGENCIES


  Operating Leases

     The Company conducts its operations from facilities that are leased under noncancellable operating leases expiring through March, 2002. The Company maintains production equipment, office furniture, equipment and two automobiles under long-term operating leases expiring through 2001.

     Net future minimum rental payments required under operating leases for facilities and equipment as of December 31, 1996, are as follows:

    1997.....................................................................  $  874,885
    1998.....................................................................     791,802
    1999.....................................................................     412,556
    2000.....................................................................     276,702
    2001 and thereafter......................................................     311,246
                                                                               ----------
              Total minimum payments.........................................  $2,667,191
                                                                               ==========

     Rent expense for all leases was $534,555 for the year ended December 31, 1996.

  Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.


(7)  EMPLOYEE BENEFIT PLAN


     The Company maintains a 401(k) deferred compensation plan. The plan provides for the Company to make a discretionary matching contribution not to exceed $1,500 per participant. Contributions to this plan for the year ended December 31, 1996 were $4,749.


(8)  MAJOR CUSTOMERS


     The Company had sales to two customers which exceeded 10% of total sales, one which accounted for 15.7% of total sales and another which accounted for 29.5%. Accounts receivable from these two customers at December 31, 1996 were $171,213 and $181,881, respectively.


(9)  STOCK REPURCHASE AGREEMENTS


     The Company repurchased 240 shares of stock from two of the Company's four stockholders in April 1996. The Company has the option to purchase up to an additional 334 shares at $2,500 per share. After

                       ELECTRONIC IMAGING SERVICES, INC.

December 31, 1996, the purchase price increases at a rate of 7% per year through December 31, 2001. By way of another agreement, an additional 140 shares at $2,500 per share may be purchased through December 31, 1996 with an increase of 7% per year thereafter through December 31, 2002. In connection with the stock repurchase and the option to repurchase shares of stock, the Company recorded compensation expense of $90,000 in 1996.



(10)  STOCK PLEDGE AGREEMENTS



     The Company entered into two stock pledge agreements with stockholders on April 24, 1996. One agreement requires the Company to repurchase 30 shares on January 15 and July 15, 1997 and 1998. The other requires the Company to buy back 15 shares on January 15 and July 15, 1997. As a result of the potential Acquisition of the Company, the Stockholders agreed not to require the Company to repurchase any shares on January 15, 1997. In connection therewith, such pledged stock has been reclassified outside of stockholders' equity.



     See Note 13 for discussion of termination of these agreements.



(11)  STOCK BONUS COMPENSATION AGREEMENT



     The Company has executed a Stock Bonus Compensation Agreement dated April 24, 1996, for a maximum issuance of 151 shares of the Company's common stock. As of December 31, 1996, 90 shares had been issued under this agreement. In connection with this transaction, the Company recorded compensation expense of $333,200 in 1996.



(12)  RELATED PARTY TRANSACTION



     During 1996, the Company forgave a $100,000 note receivable from a stockholder. This resulted in a charge to compensation expense which is included in selling, general, and administrative expenses.



(13) EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED)


     In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom providing for the Acquisition of the Company by Vestcom.


     The stock repurchase agreements and stock pledge agreements described in Notes 9 and 10 will be terminated as part of the Acquisition.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
  Image Printing Systems, Inc.:


     We have audited the accompanying balance sheets of Image Printing Systems, Inc. (a Wisconsin corporation) as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994, 1995, and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Image Printing Systems, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.



                                                   ARTHUR ANDERSEN LLP


Roseland, New Jersey
February 7, 1997

                          IMAGE PRINTING SYSTEMS, INC.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1996

                                                                         1995           1996
                                                                      ----------     ----------
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................  $   61,835     $   61,137
  Accounts receivable, net of allowance for doubtful accounts of $0
     and $63,868 in 1995 and 1996, respectively.....................   1,002,680      1,422,234
  Supplies inventory................................................     149,072        256,729
  Prepaid postage...................................................     199,205        324,922
  Prepaid expenses and other current assets.........................     163,028         77,738
                                                                      ----------     ----------
          Total current assets......................................   1,575,820      2,142,760
                                                                      ----------     ----------
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
  amortization......................................................   2,368,263      2,725,129
                                                                      ----------     ----------
          Total assets..............................................  $3,944,083     $4,867,889
                                                                      ==========     ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings.............................................  $  320,494     $  795,494
  Current portion of long-term debt.................................     597,290        311,812
  Current portion of capital lease obligations......................      29,159        156,282
  Accounts payable..................................................     780,237      1,022,927
  Accrued expenses and other current liabilities....................     730,309        841,956
                                                                      ----------     ----------
          Total current liabilities.................................   2,457,489      3,128,471
                                                                      ----------     ----------
LONG-TERM DEBT......................................................     592,702        331,271
CAPITAL LEASE OBLIGATIONS...........................................     686,201      1,102,539
                                                                      ----------     ----------
          Total liabilities.........................................   3,736,392      4,562,281
                                                                      ----------     ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $10 par value; 4,400 shares authorized; 1,559.25
     shares issued; 1,386 shares outstanding........................      15,593         15,593
  Subscriptions receivable..........................................     (10,855)            --
  Retained earnings.................................................     204,686        291,748
                                                                      ----------     ----------
                                                                         209,424        307,341
  Less-Treasury stock, 173.25 shares, at par........................      (1,733)        (1,733)
          Total stockholders' equity................................     207,691        305,608
                                                                      ----------     ----------
          Total liabilities and stockholders' equity................  $3,944,083     $4,867,889
                                                                      ==========     ==========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                          IMAGE PRINTING SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



                                                              1994         1995           1996
                                                           ----------   ----------     ----------
REVENUES.................................................  $8,628,330   $8,061,927     $9,033,680
COST OF REVENUES.........................................   6,311,170    5,994,010      6,389,208
                                                           ----------   ----------     ----------
          Gross profit...................................   2,317,160    2,067,917      2,644,472
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.............   2,130,987    2,119,588      2,305,378
                                                           ----------   ----------     ----------
          Income (loss) from operations..................     186,173      (51,671)       339,094
                                                           ----------   ----------     ----------
OTHER INCOME (EXPENSE):
  Interest expense.......................................    (311,977)    (306,304)      (259,784)
  Other income, net......................................      37,323        9,816          7,752
                                                           ----------   ----------     ----------
                                                             (274,654)    (296,488)      (252,032)
                                                           ----------   ----------     ----------
          Net income (loss)..............................  $  (88,481)  $ (348,159)    $   87,062
                                                           ==========   ==========     ==========


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          IMAGE PRINTING SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



                                                 COMMON STOCK                                   TREASURY STOCK        TOTAL
                                              ------------------   SUBSCRIPTIONS   RETAINED    ----------------   STOCKHOLDERS'
                                               SHARES    AMOUNT     RECEIVABLE     EARNINGS    SHARES   AMOUNT       EQUITY
                                              --------   -------   -------------   ---------   ------   -------   -------------
BALANCE AT JANUARY 1, 1994..................  1,599.25   $15,593     $ (11,155)    $ 990,793   173.25   $(1,733)    $ 993,448
  Net loss..................................        --        --            --       (88,481)      --        --       (88,481)
  Distributions to Stockholders.............        --        --            --      (105,881)      --        --      (105,881)
                                              --------   -------      --------      --------   ------   -------      --------
BALANCE AT DECEMBER 31, 1994................  1,599.25    15,593       (11,155)      796,381   173.25    (1,733)      799,086
  Collection of subscriptions receivable....        --        --           300            --       --        --           300
  Net loss..................................        --        --            --      (348,159)      --        --      (348,159)
  Distributions to stockholders.............        --        --            --      (243,536)      --        --      (243,536)
                                              --------   -------      --------      --------   ------   -------      --------
BALANCE AT DECEMBER 31, 1995................  1,559.25    15,593       (10,855)      204,686   173.25    (1,733)      207,691
  Write-off of subscriptions receivable.....        --        --        10,855            --       --        --        10,855
  Net income................................        --        --            --        87,062       --        --        87,062
                                              --------   -------      --------      --------   ------   -------      --------
BALANCE AT DECEMBER 31, 1996................  1,559.25   $15,593     $      --     $ 291,748   173.25   $(1,733)    $ 305,608
                                              ========   =======      ========      ========   ======   =======      ========


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          IMAGE PRINTING SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



                                                           1994           1995           1996
                                                         ---------     -----------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................  $ (88,481)    $  (348,159)    $  87,062
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities --
     Depreciation and amortization.....................    796,062         715,497       636,035
     Provision for doubtful accounts...................         --              --        63,868
     (Gain) loss on sale of assets.....................         --          52,365          (762)
     Loss on write-off of subscriptions receivable.....         --              --        10,855
     Changes in operating assets (increase) decrease
       in --
       Accounts receivable.............................    186,772          (2,623)     (483,422)
       Supplies inventory..............................    (42,085)         42,776      (107,657)
       Prepaid expenses and other current assets.......     36,264          18,514       (40,427)
     Changes in operating liabilities increase
       (decrease) in --
       Accounts payable................................    (20,338)        226,918       242,690
       Accrued expenses and other current
          liabilities..................................    174,529           2,933       111,647
                                                         -----------      --------     ---------
          Net cash provided by operating activities....  1,042,723         708,221       519,889
                                                         -----------      --------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment................   (830,522)       (397,256)     (374,027)
  Proceeds from sale of assets.........................         --         470,000         8,500
                                                         -----------      --------     ---------
          Net cash provided by (used in) investing
            activities.................................   (830,522)         72,744      (365,527)
                                                         -----------      --------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net short-term borrowings............................     10,000         (29,506)      475,000
  Proceeds from long-term borrowings...................    611,684         638,741            --
  Principal payments on long-term debt and capital
     lease obligations.................................   (741,184)     (1,119,674)     (630,060)
  Collection of subscriptions receivable...............         --             300            --
  Distributions to stockholders........................   (105,881)       (243,536)           --
                                                         -----------      --------     ---------
          Net cash used in financing activities........   (225,381)       (753,675)     (155,060)
                                                         -----------      --------     ---------
          Net increase (decrease) in cash and cash
            equivalents................................    (13,180)         27,290          (698)
CASH AND CASH EQUIVALENTS, beginning of year...........     47,725          34,545        61,835
                                                         -----------      --------     ---------
CASH AND CASH EQUIVALENTS, end of year.................  $  34,545     $    61,835     $  61,137
                                                         ===========      ========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for --
     Interest..........................................  $ 307,745     $   306,304     $ 261,812
                                                         ===========      ========     =========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY:
  Capital lease obligations incurred...................         --              --     $ 626,612
                                                         ===========      ========     =========


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          IMAGE PRINTING SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1)  NATURE OF BUSINESS

     Image Printing Systems, Inc. (the "Company") is a Wisconsin corporation. The Company's primary businesses are (i) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (ii) marketing materials fulfillment, (iii) demand publishing, (iv) mailing services and (v) forms management.

     The Company and its shareholders intend to enter into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Revenue Recognition

     Revenues are recognized when the services are rendered. Revenues are presented net of postage charges in the income statement as customers advance the Company cash to be used to purchase postage for related projects.

  Cash and Cash Equivalents

     Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

  Supplies Inventory

     Inventories consist of paper and other supplies and work in process and are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed utilizing the straight-line method. The assets are depreciated over their estimated useful lives.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Income Taxes

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay Federal or state corporation income taxes on its income. Instead, the stockholders are liable for individual Federal and state income taxes on their respective shares of the Company's taxable income. Accordingly, no provision for Federal or state corporate income taxes has been made in the accompanying financial statements.

                          IMAGE PRINTING SYSTEMS, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


  New Accounting Pronouncement

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  Concentration of Credit Risk


     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," consist primarily of trade accounts receivable. The Company's customers are concentrated in the Midwestern United States and its primary customers are financial institutions and local governments and agencies. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.


(3)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31:

                                                                                     ESTIMATED
                                                                                      USEFUL
                                                                                       LIVES
                                                        1995            1996          (YEARS)
                                                     -----------     -----------     ---------
    Land and building..............................  $   756,749     $   756,749       19
    Machinery and equipment........................    6,001,691       6,968,637        7
    Office equipment, furniture and fixtures.......      597,761         604,465        7
    Leasehold improvements.........................      339,213         353,702      7-19
                                                     -----------     -----------
                                                       7,695,414       8,683,553
      Less -- Accumulated depreciation and
         amortization..............................   (5,327,151)     (5,958,424)
                                                     -----------     -----------
              Property and equipment, net..........  $ 2,368,263     $ 2,725,129
                                                     ===========     ===========


     The Company leases its principal location under a capitalized lease expiring July 31, 2008. The property is leased from stockholders of the Company ("related party lease") (see Note 7). The annual rent is $120,000, and the lessor has the option to increase the rent by the lesser of 4% per year or the percentage increase in the Consumer Price Index. The lease also requires contingent rental payments based on the current year real estate taxes levied on the property. The real estate tax expense totaled $24,918, $22,290 and $22,633 for the years ended December 31, 1994, 1995 and 1996, respectively. The Company is also obligated to pay all

                          IMAGE PRINTING SYSTEMS, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


repairs, maintenance and utilities on the property. In addition, the Company leases certain equipment under capitalized leases. Capital leases (included above) consist of the following at December 31:

                                                                    1995           1996
                                                                  ---------     ----------
    Land and building...........................................  $ 756,749     $  756,749
    Machinery and equipment.....................................     90,000        626,612
                                                                   --------     ----------
                                                                    846,749      1,383,361
    Less -- Accumulated depreciation and amortization...........   (309,062)      (372,202)
                                                                   --------     ----------
                                                                  $ 537,687     $1,011,159
                                                                   ========     ==========


     Depreciation and amortization expense charged to operations totaled $796,062, $715,497 and $636,035 for the years ended December 31, 1994, 1995 and
1996, respectively.


     At December 31, 1996 minimum annual payments under capital leases including interest are as follows:

    1997.....................................................................  $  306,238
    1998.....................................................................     306,238
    1999.....................................................................     248,672
    2000.....................................................................     236,964
    2001.....................................................................     207,723
    After 2001...............................................................     790,000
                                                                               ----------
              Total minimum payments.........................................   2,095,835
    Less -- Amounts representing interest....................................     837,014
                                                                               ----------
              Net minimum payments...........................................   1,258,821
    Less -- Current portion of capital lease obligations.....................     156,282
                                                                               ----------
    Long-term portion of capital leases obligations..........................  $1,102,539
                                                                               ==========

     The interest rates on capitalized leases vary from 7.9% to 17.6% and are imputed based on the fair market value of the equipment at the inception of the lease.

(4)  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities consist of the following at December 31:

                                                                       1995         1996
                                                                     --------     --------
    Accrued salary and bonus.......................................  $158,277     $180,861
    Postage deposit................................................   531,979      599,929
    Other current liabilities......................................    40,053       61,166
                                                                     --------     --------
                                                                     $730,309     $841,956
                                                                     ========     ========

(5)  SHORT-TERM BORROWINGS

     The Company has an $850,000 secured line of credit with a bank which expires September 30, 1997. The line is secured by a general security agreement and personal guarantees of the stockholders of the Company totaling $700,000. The line bears interest at a rate of prime (8 1/4% at December 31, 1996) plus
 3/4%.

                          IMAGE PRINTING SYSTEMS, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


(6)  LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                                         1995          1996
                                                                      ----------     ---------
Various equipment loans payable to a financial institution, bearing interest at 1% above the prime rate (8 1/4% at December 31, 1996).
  Principal amounts are payable in aggregate monthly installments of
  $33,076 maturing February 1997 through August 1999; collateralized by specific equipment and secured by personal guarantees of
  stockholders......................................................  $  725,024     $ 391,043
Various equipment loans payable to vendors bearing interest at rates between 9.5% and 14%. Principal amounts are payable in aggregate monthly installments of $18,802 maturing January 1997 through
  October 1998; collateralized by specific equipment................     395,028       198,360
Equipment loan payable to a financial institution bearing interest at 6%. Principal is payable in monthly installments of $1,939 beginning November 1993 through October 1996 and $2,403
  thereafter; collateralized by specific equipment. Final payment is
  due on December 31, 1998..........................................      69,940        53,680
                                                                      ----------     ---------
                                                                       1,189,922       643,083
Less -- Current maturities..........................................    (597,290)     (311,812)
                                                                      ----------     ---------
                                                                      $  592,702     $ 331,271
                                                                      ==========     =========

     At December 31, 1996, the aggregate amounts of annual principal maturities of long-term obligations (excluding capital leases) are as follows:

    1997......................................................................  $311,812
    1998......................................................................   279,055
    1999......................................................................    52,216
                                                                                --------
                                                                                $643,083
                                                                                ========

(7)  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases warehouse and operating facilities under a month to month lease, which currently requires monthly payments of $9,545. The Company is also committed under various operating leases for equipment and automobiles. These leases run for periods of one to five years and have monthly payments ranging from $90 to $871.

     At December 31 the minimum annual rental commitment of the Company under existing agreements are as follows:

    1997.......................................................................  $34,980
    1998.......................................................................   31,408
    1999.......................................................................   18,899
    2000.......................................................................    6,751
                                                                                 -------
              Total minimum payments...........................................  $92,038
                                                                                 =======

     The above building leases also require the lessee to pay for taxes and/or maintenance, insurance and utilities on the properties.

                          IMAGE PRINTING SYSTEMS, INC.



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



     Rent expense for the years ended December 31, 1994, 1995 and 1996 was $302,903, $302,999 and $267,509, respectively.


  Buy Sell Agreements

     The Company has the option to purchase all of the shares owned by certain stockholder employees should the individuals leave the employ of the Company or cease to be actively involved in the business.

  Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

(8)  RELATED PARTY TRANSACTIONS

     The Company has a capitalized real estate lease with the stockholders of the Company for its principal location. The annual rental is $120,000 and the expiration date is July 31, 2008 (Note 3). The lessor has the option to increase the rent by the lesser of 4% per year or the percentage increase in the Consumer Price Index.

     The stockholders were indebted to Image Printing Systems, Inc. on unsecured, noninterest bearing demand notes originally dated September 10, 1984 in the amount of $10,855, which were included in subscriptions receivable as of December 31, 1995 and written off in 1996.

(9)  EMPLOYEE BENEFIT PLAN


     The Company has a profit sharing plan (401(k)) covering all employees who are at least 19 years of age and have completed at least one year of service. Contributions are accrued and paid at the discretion of management. Currently, the Company has elected to match employee contributions at the rate of 50% for the first 4% of compensation deferred. The Company contributed $12,059, $44,006 and $36,613 to the plan for the years ended December 31, 1994, 1995 and 1996, respectively.


(10) EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED)

     In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom providing for the Acquisition of the Company by Vestcom.

     Prior to the closing of the Acquisition, the Company will make distributions in respect of the Company's estimated S Corporation accumulated adjustment account at the time of closing.

======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
The Company...........................   14
Use of Proceeds.......................   15
Capitalization........................   16
Dividend Policy.......................   17
Dilution..............................   18
Selected Combined Financial Data......   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   27
Management............................   35
Principal Stockholders................   40
Certain Transactions..................   41
Description of Capital Stock..........   45
Shares Eligible for Future Sale.......   47
Underwriting..........................   48
Legal Matters.........................   50
Experts...............................   50
Additional Information................   50
Index to Financial Statements.........  F-1


                            ------------------------

  UNTIL           , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================

======================================================

                                3,850,000 SHARES

                                    VESTCOM
                              INTERNATIONAL, INC.

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------

                            OPPENHEIMER & CO., INC.
                       PRUDENTIAL SECURITIES INCORPORATED
                                          , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses to be paid by the Company (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee, the NASD Filing fee and the Nasdaq National Market Application and Listing fee) are estimated.

        SEC Registration Fee.............................................      $17,442
        NASD Filing Fee..................................................        6,256
        Nasdaq National Market Application and Listing Fee...............       37,494
        Blue Sky Fees and Expenses.......................................            *
        Printing and Engraving Costs.....................................            *
        Legal Fees and Expenses..........................................            *
        Accounting Fees and Expenses.....................................            *
        Transfer Agent and Registrar Fees and Expenses...................            *
        Miscellaneous....................................................            *
                                                                            ----------
             Total.......................................................   $2,000,000
                                                                            ==========

---------------
* To be completed

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that such conduct was unlawful.

     Subsection (3) of the Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including fees attorneys') incurred by him in connection therewith; subsection (8) of Section 3-5 provides that indemnification provided for by Section 3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and subsection (9) of Section 3-5 empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses under Section 3-5.

     The Registrant's Certificate of Incorporation contains the following provision regarding indemnification:

          "Every person who is or was a director or officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to fullest extent permitted by law, promptly advance expenses that are incurred from time to time, by a director or officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law."

     The Registrant's Certificate of Incorporation contains the following provision regarding certain limitations on the liability of directors and officers:

          "A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act."

     The Registrant is in the process of obtaining directors' and officers' liability insurance providing coverage of up to $10.0 million.

     The Underwriting Agreement filed as Exhibit 1.1 hereto provides that the Underwriters named therein will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act. The Underwriting Agreement also provides that such Underwriters will contribute to certain liabilities of such persons under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since the Registrant's incorporation in September 1996, the Registrant has issued and sold the following unregistered securities.

          1. In September 1996, the Registrant issued and sold 791,346 shares of Common Stock to investors at an aggregate price of $39,965.

          2. In December 1996, the Registrant issued and sold 503,846 shares of Common Stock to investors at an aggregate price of $367,303.

     The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act. The recipients of securities in each such transaction have acknowledged their intention to hold the securities for investment only and not with a view to sell them in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

     Concurrently with the completion of this Offering, the Company will issue 2,852,111 shares of Common Stock in connection with the acquisition of seven businesses. This transaction will be effected without registration of the shares of Common Stock under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act. There were no underwriters for this issuance or for any issuance referred to above.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits


EXHIBIT
NUMBER                                           DESCRIPTION
------       -----------------------------------------------------------------------------------
  1.1     -- Form of Underwriting Agreement.
  2.1     -- Agreement and Plan of Reorganization, dated as of February 28, 1997, by and among
             Vestcom International, Inc., Computer Output Acquisition Corp., Computer Output
             Systems, Inc. and the Stockholders named therein.
  2.2     -- Agreement and Plan of Reorganization, dated as of February 28, 1997, by and among
             Vestcom International, Inc., Comvestrix Acquisition Corp., Comvestrix Corp. and the
             Stockholders named therein.
  2.3     -- Agreement and Plan of Reorganization, dated as of February 28, 1997, by and among
             Vestcom International, Inc., Electronic Imaging Acquisition Corp., Electronic
             Imaging Services, Inc. and the Stockholders named therein.
  2.4     -- Agreement and Plan of Reorganization, dated as of February 28, 1997, by and among
             Vestcom International, Inc., Imaging Printing Acquisition Corp., Image Printing
             Systems, Inc. and the Stockholders named therein.
  2.5     -- Agreement and Plan of Reorganization, dated as of February 28, 1997, by and among
             Vestcom International, Inc., Direct Mail Services Acquisition Corp., Quality
             Control Printing Acquisition Corp., First Class Presort Acquisition Corp., Morris
             County Direct Mail Services, Inc., Quality Control Printing, Inc., First Class
             Presort, Inc. and the Stockholders named therein.
  2.6     -- Agreement and Plan of Reorganization, dated as of February 28, 1997, by and among
             Vestcom International, Inc., Mystic Graphic Acquisition Corp., Mystic Graphic
             Systems, Inc. and the Stockholders named therein.
  2.7     -- Share Purchase Agreement dated March 10, 1997 by and among Vestcom International,
             Inc., LIRPACO Acquisition Corp., LIRPACO Inc. and the Stockholders named therein.
  3.1     -- Restated Certificate of Incorporation of Vestcom International, Inc.
  3.2     -- By-laws of Vestcom International, Inc.
  3.3     -- Form of Certificate of Amendment creating classes of preferred stock.
  4.1     -- Form of certificate evidencing ownership of Common Stock of Vestcom International,
             Inc.*
  5.1     -- Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.*
 10.1     -- Vestcom International, Inc. 1997 Equity Compensation Program.
 10.2     -- Employment Agreement, dated as of March 10, 1997, by and between Vestcom
             International, Inc. and Joel Cartun.
 10.3     -- Employment Agreement, dated March 1, 1997, by and between Vestcom International,
             Inc. and Peter J. McLaughlin.
 10.4     -- Employment Agreement. dated as of March 10, 1997, between DMS and Gary J. Marcello.
 10.5     -- Employment Agreement, dated as of March 10, 1997, between COS Information and
             Howard April.
 10.6     -- Employment Agreement, dated as of March 10, 1997, between Comvestrix and Leslie M.
             Abcug.
 10.7     -- Note and Stock Purchase Agreement, dated December 31, 1996, between Vestcom
             International, Inc. and certain investors.
 21.1     -- List of subsidiaries of Vestcom International, Inc.
 23.1     -- Consent of Arthur Andersen LLP.*

EXHIBIT
NUMBER                                           DESCRIPTION
------       -----------------------------------------------------------------------------------
 23.2     -- Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. (contained in Exhibit
             5.1)*.
 23.3     -- Consent of Richard D. White.
 23.4     -- Consent of Gary J. Marcello.
 23.5     -- Consent of Howard April.
 23.6     -- Consent of Fred S. Lafer.
 23.7     -- Consent of Leonard J. Fassler.
 23.8     -- Consent of Stephen R. Bova.
 23.9     -- Consent of Gartner Group.
 24.1     -- Power of Attorney (included on the signature page hereof).
 27.1     -- Financial Data Schedule.


---------------


* Filed with Amendment No. 1. All other exhibits were previously filed.


  (b) Financial Statement Schedules


     The following financial statement schedules were previously filed with respect to Comvestrix, the deemed acquiror for accounting purposes.


SCHEDULE                          DESCRIPTION
--------         ----------------------------------------------
   II.           Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Lyndhurst, State of New Jersey, on May 7, 1997.


                                   VESTCOM INTERNATIONAL, INC.

                                   By: /s/ JOEL CARTUN
                                      ------------------------------------------
                                      Joel Cartun
                                      President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registrant's registration statement has been signed by the following persons in the capacities indicated on May 7, 1997.


                SIGNATURE                                        CAPACITY
------------------------------------------    -----------------------------------------------

/s/ JOEL CARTUN                               President, Chief Executive Officer (Principal
------------------------------------------    Executive Officer) and Director
Joel Cartun

/s/ PETER J. MCLAUGHLIN                       Executive Vice President, Chief Financial
------------------------------------------    Officer and Treasurer (Principal Financial and
Peter J. McLaughlin                           Accounting Officer) and Director

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                        DESCRIPTION                                   PAGE
------       -----------------------------------------------------------------------------  ----
  1.1     -- Form of Underwriting Agreement...............................................
  2.1     -- Agreement and Plan of Reorganization, dated as of February 28, 1997, by and among Vestcom International, Inc., Computer Output Acquisition Corp.,
             Computer Output Systems, Inc. and the Stockholders named therein.............
  2.2     -- Agreement and Plan of Reorganization, dated as of February 28, 1997, by and among Vestcom International, Inc., Comvestrix Acquisition Corp., Comvestrix
             Corp. and the Stockholders named therein.....................................
  2.3     -- Agreement and Plan of Reorganization, dated as of February 28, 1997, by and among Vestcom International, Inc., Electronic Imaging Acquisition Corp.,
             Electronic Imaging Services, Inc. and the Stockholders named therein.........
  2.4     -- Agreement and Plan of Reorganization, dated as of February 28, 1997, by and among Vestcom International, Inc., Imaging Printing Acquisition Corp., Image
             Printing Systems, Inc. and the Stockholders named therein....................
  2.5     -- Agreement and Plan of Reorganization, dated as of February 28, 1997, by and among Vestcom International, Inc., Direct Mail Services Acquisition Corp.,
             Quality Control Printing Acquisition Corp., First Class Presort Acquisition
             Corp., Morris County Direct Mail Services, Inc., Quality Control Printing,
             Inc., First Class Presort, Inc. and the Stockholders named therein...........
  2.6     -- Agreement and Plan of Reorganization, dated as of February 28, 1997, by and among Vestcom International, Inc., Mystic Graphic Acquisition Corp., Mystic
             Graphic Systems, Inc. and the Stockholders named therein.....................
  2.7     -- Share Purchase Agreement dated March 10, 1997 by and among Vestcom
             International, Inc., LIRPACO Acquisition Corp., LIRPACO Inc. and the
             Stockholders named therein...................................................
  3.1     -- Restated Certificate of Incorporation of Vestcom International, Inc..........
  3.2     -- By-laws of Vestcom International, Inc........................................
  3.3     -- Form of Certificate of Amendment creating classes of preferred stock.........
  4.1     -- Form of certificate evidencing ownership of Common Stock of Vestcom
             International, Inc.*.........................................................
  5.1     -- Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.*.................
 10.1     -- Vestcom International, Inc. 1997 Equity Compensation Program.................
 10.2     -- Employment Agreement, dated as of March 10, 1997, by and between Vestcom
             International, Inc. and Joel Cartun..........................................
 10.3     -- Employment Agreement, dated March 1, 1997, by and between Vestcom
             International, Inc. and Peter J. McLaughlin..................................
 10.4     -- Employment Agreement. dated as of March 10, 1997, between DMS and Gary J.
             Marcello.....................................................................
 10.5     -- Employment Agreement, dated as of March 10, 1997, between COS Information and
             Howard April.................................................................
 10.6     -- Employment Agreement, dated as of March 10, 1997, between Comvestrix and
             Leslie M. Abcug..............................................................
 10.7     -- Note and Stock Purchase Agreement, dated December 31, 1996, between Vestcom
             International, Inc. and certain investors....................................
 21.1     -- List of subsidiaries of Vestcom International, Inc...........................

EXHIBIT
NUMBER                                        DESCRIPTION                                   PAGE
------       -----------------------------------------------------------------------------  ----
 23.1     -- Consent of Arthur Andersen LLP.*.............................................
 23.2     -- Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. (contained in Ex-
             hibit 5.1)*..................................................................
 23.3     -- Consent of Richard D. White..................................................
 23.4     -- Consent of Gary J. Marcello..................................................
 23.5     -- Consent of Howard April......................................................
 23.6     -- Consent of Fred S. Lafer.....................................................
 23.7     -- Consent of Leonard J. Fassler................................................
 23.8     -- Consent of Stephen R. Bova...................................................
 23.9     -- Consent of Gartner Group.....................................................
 24.1     -- Power of Attorney (included on the signature page hereof)....................
 27.1     -- Financial Data Schedule......................................................


---------------


* Filed with Amendment No. 1.